EXHIBIT 2.1

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS MARKED WITH A [***]. CERTAIN SCHEDULES OR SIMILAR ATTACHMENTS HAVE BEEN OMITTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(a)(5) of REGULATION S-K.

AGREEMENT AND PLAN OF MERGER

among

JRD UNICO, INC.,

WAREHOUSE REALTY, LLC,

SYSCO CORPORATION,

NEW SLIDER HOLDCO, INC.,

SLIDER MERGER SUB 1, INC.,

SLIDER MERGER SUB 2, INC.,

SLIDER MERGER SUB 3, LLC,

and

KI ATLANTIC HOLDINGS LIMITED

Dated as of March 30, 2026

i

ii

iii

Exhibits

Exhibit A - Form of Stockholders Agreement

Exhibit B - Form of Letter Agreements

iv

Exhibit C - Balance Sheet Rules

Exhibit D-1 -Illustrative Maverick OpCo Net Working Capital

Exhibit D-2 -Illustrative Maverick PropCo Net Working Capital

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of March 30, 2026, by and among JRD Unico, Inc., a Delaware corporation (“Maverick OpCo”), Warehouse Realty, LLC, a Delaware limited liability company (“Maverick PropCo”, and together with Maverick OpCo, the “Maverick TopCos”), Sysco Corporation, a Delaware corporation (“Parent”), New Slider Holdco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“New Slider HoldCo”), Slider Merger Sub 1, Inc., a Delaware corporation and a wholly owned Subsidiary of New Slider HoldCo (“Merger Sub 1”), Slider Merger Sub 2, Inc., a Delaware corporation and a wholly owned Subsidiary of New Slider HoldCo (“Merger Sub 2”), Slider Merger Sub 3, LLC, a Delaware limited liability company and a wholly owned Subsidiary of New Slider HoldCo (“Merger Sub 3”, and collectively with Merger Sub 1 and Merger Sub 2, the “Merger Subs”), and Ki Atlantic Holdings Limited, solely in its capacity as the initial Holder Representative hereunder. Each of Parent, New Slider HoldCo, Merger Sub 1, Merger Sub 2, and Merger Sub 3 are referred to herein individually as a “Parent Party” and collectively as the “Parent Parties”. Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), the Delaware Limited Liability Company Act, as amended from time to time (the “DLLCA”) and other applicable laws, (a) Merger Sub 1 shall merge with and into Parent (the “Parent Merger”) pursuant to Section 251(g) of the DGCL, with Parent being the surviving entity in the Parent Merger and a wholly owned Subsidiary of New Slider HoldCo (the “Surviving Parent Company”), (b) immediately following the Parent Merger, Merger Sub 2 shall merge with and into Maverick OpCo (the “OpCo Merger”), with Maverick OpCo being the surviving entity in the OpCo Merger and a wholly owned Subsidiary of New Slider HoldCo (the “Surviving OpCo Company”), and (c) immediately following the OpCo Merger, Merger Sub 3 shall merge with and into Maverick PropCo (the “PropCo Merger”, and collectively with the Parent Merger and the OpCo Merger, the “Mergers”), with Maverick PropCo being the surviving entity in the PropCo Merger and a wholly owned Subsidiary of New Slider HoldCo (the “Surviving PropCo Company”), in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held by unanimous vote, has (a) determined that this Agreement and the transactions contemplated hereby (including the Parent Merger), are fair to, in the best interests of, and are advisable to, Parent and its stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby (the “Transactions”), including the Parent Merger;

WHEREAS, the Board of Directors of New Slider HoldCo has unanimously (a) determined that this Agreement and the Transactions (including the Mergers and the issuance of shares of common stock of New Slider HoldCo, par value $1.00 per share (the “HoldCo Common Stock”)) are fair to, in the best interests of, and advisable to, New Slider HoldCo and its sole stockholder, (b) approved and declared advisable this Agreement and the Transactions;

WHEREAS, the Board of Directors of Merger Sub 1 has unanimously (a) determined that this Agreement, the Parent Merger and the other Transactions are fair to, in the best interests of, and advisable to, Merger Sub 1 and its sole stockholder, (b) approved and declared advisable this Agreement, the Parent Merger and the other Transactions, (c) directed that this Agreement be submitted to the sole stockholder of Merger Sub 1 for adoption thereby and (d) recommended that such sole stockholder adopt this Agreement and approve the Parent Merger and the other Transactions;

WHEREAS, the Board of Directors of Merger Sub 2 has (a) determined that this Agreement, the OpCo Merger and the other Transactions are fair to, in the best interests of, and advisable to, Merger Sub 2 and its sole stockholder, (b) approved and declared advisable this Agreement, the OpCo Merger the other Transactions, (c) directed that this Agreement be submitted to the sole stockholder of Merger Sub 2 for adoption thereby and (d) recommended that such sole stockholder adopt this Agreement and approve the OpCo Merger and the other Transactions;

WHEREAS, the Board of Managers of Merger Sub 3 has (a) determined that this Agreement, the PropCo Merger and the other Transactions are fair to, in the best interests of, and advisable to, Merger Sub 3 and its sole member, as applicable, (b) approved and declared advisable this Agreement, the PropCo Merger and the other Transactions, (c) directed that this Agreement be submitted to the sole member of Merger Sub 3 for adoption thereby and (d) recommended that such sole member adopt this Agreement and approve the PropCo Merger and the other Transactions;

WHEREAS, the Board of Directors of Maverick OpCo has (a) determined that this Agreement, the OpCo Merger and the other Transactions are fair to, in the best interests of, and advisable to, Maverick OpCo and the Maverick OpCo Holders, (b) approved and declared advisable this Agreement, the OpCo Merger and the other Transactions, (c) directed that this Agreement be submitted to the Maverick OpCo Holders for adoption thereby and (d) recommended that the Maverick OpCo Holders adopt this Agreement and approve the OpCo Merger and the other Transactions;

WHEREAS, the Board of Managers of Maverick PropCo has (a) determined that this Agreement, the PropCo Merger and the other Transactions are fair to, in the best interests of, and advisable to, Maverick PropCo and the Maverick PropCo Holders, (b) approved and declared advisable this Agreement, the PropCo Merger and the other Transactions, (c) directed that this Agreement be submitted to the Maverick PropCo Holders for approval thereby and (d) recommended that the Maverick PropCo Holders approve this Agreement and approve the PropCo Merger and the other Transactions;

WHEREAS, within twenty-four (24) hours following the execution of this Agreement, Holder Representative shall have obtained and delivered to Parent a copy or copies of the Maverick OpCo Holder Approval and the Maverick PropCo Holder Approval;

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, Holder Representative shall serve as a representative of the Maverick OpCo Holders and the Maverick PropCo Holders;

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WHEREAS, for U.S. federal income Tax purposes, it is intended that (a) the Parent Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (b) this Agreement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Parent Merger, and (c) the Parent Merger and the OpCo Merger will together qualify as a transaction described in Section 351(a) of the Code;

WHEREAS, in connection with the OpCo Merger, it is intended that the shares of HoldCo Common Stock included in the Maverick OpCo Common Stock Consideration shall be issued to the Maverick OpCo Holders in respect of and in proportion to each such Maverick OpCo Holder’s holdings of Maverick OpCo Common Stock immediately prior to the OpCo Merger Effective Time, such that each Maverick OpCo Holder shall receive a number of shares of HoldCo Common Stock that reflects the same proportionate interest in Maverick OpCo as such holder held immediately before the OpCo Merger, in each case, in accordance with the Capitalization Schedule (as defined below);

WHEREAS, New Slider HoldCo, Ki Atlantic Holdings Limited, LGP (as defined below) and PF (as defined below) have entered into a Stockholders Agreement, in the form attached hereto as Exhibit A (the “Stockholders Agreement”), which shall become effective on the Closing Date; and

WHEREAS, Parent and certain other Maverick OpCo Holders and Maverick PropCo Holders have entered into letter agreements, in the form attached hereto as Exhibit B (the “Letter Agreements”), which shall become effective on the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

Article I

DEFINITIONS

Section 1.1            Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“280G Approval” shall have the meaning set forth in Section 5.9.

“401(k) Plan” shall have the meaning set forth in Section 5.8(f).

“ABC” shall have the meaning set forth in Section 3.13(c).

“Accounting Firm” shall have the meaning set forth in Section 2.12(b).

“Acquired Companies” means each of Maverick OpCo, Maverick PropCo and their respective Subsidiaries.

“Acquired Companies Material Adverse Effect” means any change, event, fact, effect or occurrence that, individually or in the aggregate, has, or would reasonably be expected to have, a

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material adverse effect on the financial condition, business or results of operations of the Acquired Companies, taken as a whole; provided, however, that in determining whether there has been an Acquired Companies Material Adverse Effect or whether an Acquired Companies Material Adverse Effect has occurred, or would reasonably be expected to occur, any change, event, fact, effect or occurrence attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general political, economic, business, industry, credit, financial or capital market conditions in the global, international, national or regional economy (including prevailing interest rates, inflation, deflation and commodity prices), trade wars or tariffs; (ii) changes or conditions generally affecting the industries or markets in which the Acquired Companies operate; (iii) the taking of any action required by, or failure to take any action prohibited by, this Agreement; (iv) the execution, delivery and announcement of this Agreement or pendency of the Mergers or other transactions contemplated by this Agreement (including by reason of the identity of Parent or its shareholders or Affiliates, or any communication by Parent or any of its Affiliates regarding its plans or intentions with respect to the business of any Acquired Company), including the impact thereof on the relationships, contractual or otherwise, with any customers, employees, unions, suppliers, distributors, partners, sales representatives, employees or others having relationships with the Acquired Companies (provided, that this clause (iv) shall not apply to the representations and warranties set forth in Section 3.3(c) or Section 3.9(i) or in either case the conditions set forth in Section 6.1 to the extent related thereto); (v) any action taken (or omitted to be taken) at the express written request of or with the prior written approval of Parent; (vi) pandemics, epidemics, diseases (whether affecting humans, plants or animals), earthquakes, tornados, hurricanes, floods and acts of God; (vii) acts of war (whether declared or not declared), cyberattacks, data breaches, sabotage, terrorism, military actions or the escalation or worsening thereof; (viii) any change or proposed change in applicable Law, GAAP or accounting standards (or any authoritative interpretation thereof); (ix) any labor strikes or lockouts, labor stoppages or interruptions, or material labor disputes, or any threats of the foregoing; (x) the failure, in and of itself, of any of the Acquired Companies to meet any internal or published projections, forecasts, estimates or predictions (it being understood that the underlying facts giving rise or contributing to such failure may be taken into account in determining whether there has been an Acquired Companies Material Adverse Effect if not otherwise excluded hereunder) and (xi) the matter set forth on Section 1.1(a) of the Maverick Disclosure Letter; provided, further, that changes, events, facts, effects or occurrences set forth in clauses (i), (ii), (vi), (vii) or (viii) may be taken into account in determining whether an Acquired Companies Material Adverse Effect has occurred, or would reasonably be expected to occur, if and only to the extent such changes, events, facts, effects or occurrences negatively and disproportionately adversely affect the Acquired Companies, taken as whole, relative to other companies in the industries in which the Acquired Companies operate.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For the purposes of this Agreement, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, management control, or otherwise. “Controlled” and “Controlling” shall be construed accordingly. Notwithstanding the foregoing, for all purposes of this Agreement, in no event shall an Affiliate of either Maverick TopCo include any “portfolio company” (as such term is customarily used

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among institutional investors) of LGP, Ki Corporation Limited, PF, or any of their respective Affiliates (other than the Maverick TopCos and their Subsidiaries).

“Affiliate Agreement” shall have the meaning set forth in Section 3.19.

“Aggregate Estimated Cash Merger Consideration” means the Maverick OpCo Estimated Cash Consideration plus the Maverick PropCo Estimated Cash Consideration.

“Aggregate Merger Consideration” means the Maverick OpCo Merger Consideration and Maverick PropCo Merger Consideration.

“Agreement” means this Agreement, including the Maverick Disclosure Letter, the Parent Disclosure Letter and the exhibits hereto, as it and they may be amended from time to time.

“Allocations” shall have the meaning set forth in Section 5.6(g).

“Alternative Financing” shall have the meaning set forth in Section 5.13(a).

“Annual Financial Statements” shall have the meaning set forth in Section 3.4(b).

“Annual Financial Statements of Unico” shall have the meaning set forth in Section 3.4(b).

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.), (ii) the U.K. Bribery Act of 2010, (iii) national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and (iv) any other applicable anti-corruption Laws in each jurisdiction in which the Acquired Companies operate or to which the Acquired Companies or any of their respective Subsidiaries are otherwise subject.

“Assets” shall have the meaning set forth in Section 3.5.

“Audited Combined Statements of Financial Position of Holdings” shall have the meaning set forth in Section 3.4(b).

“Audited Financial Statements of Holdings” shall have the meaning set forth in Section 3.4(b).

“Balance Sheet Date” means December 27, 2025.

“Balance Sheet Rules” means, (a) the rules set forth on Exhibit C, (b) to the extent not covered in the rules set forth on Exhibit C, the accounting principles, methods and practices used in preparing the Audited Combined Statements of Financial Position as of December 28, 2024, and (c) to the extent not covered in the rules set forth on Exhibit C or the accounting principles, methods and practices used in preparing the Audited Combined Statements of Financial Position

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as of December 28, 2024, in accordance with GAAP as of the Measurement Time. For avoidance of doubt, in the event of a conflict, clause (a) will have priority over clauses (b) and (c), and clause (b) will have priority over clause (c).

“Benefit Plan” shall have the meaning set forth in Section 3.9(a).

“Bonus Amounts” shall have the meaning set forth in “Transaction Expenses.”

“Burdensome Condition” shall have the meaning set forth in Section 5.5(e).

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other action of a Governmental Authority to close.

“Capex” means growth capital expenditures and maintenance capital expenditures.

“Capitalization Schedule” shall have the meaning set forth in Section 2.8.

“Cash” means, without duplication, with respect to a given Person, cash and cash equivalents (including restricted cash, cash collateral securing obligations of the Acquired Companies, marketable securities, demand deposits, credit card receivables and short term investments) (a) less the aggregate amount of outbound checks, drafts or wires written or issued but not yet cleared, (b) plus the aggregate amount of (x) cash in transit (including cash in armored trucks and cash in safes) and (y) inbound checks, drafts, and wires for deposit but not yet cleared, (c) plus, the amount of any earnest money or similar deposits any of the Acquired Companies has made in connection with contracts for the acquisition of real property; provided, however, that Cash shall exclude Closing In-Store Cash. Notwithstanding the foregoing, the amount of cash and cash equivalents (excluding credit card receivables) constituting “Cash” of the Acquired Companies shall not exceed the amount set forth in Section 1.1(c)(i) of the Maverick Disclosure Letter, and the Maverick TopCos shall take the actions set forth on Section 1.1(c)(ii) of the Maverick Disclosure Letter.

“Certificate” means a stock certificate which, immediately prior to the OpCo Merger Effective Time, represents any Maverick OpCo Common Stock.

“Class A Maverick PropCo Holders” shall have the meaning set forth in Section 2.8.

“Class A Maverick PropCo Interests” shall have the meaning set forth in Section 2.7(c)(i).

“Class B Maverick PropCo Interests” shall have the meaning set forth in Section 2.7(c)(iv).

“Clean Team Agreement” means that certain Clean Team Agreement, dated as of October 8, 2025, between Maverick OpCo, Maverick PropCo and Parent relating to the Transactions, as amended and supplemented.

“Closing” means the closing of the PropCo Merger.

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“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Closing In-Store Cash” means an amount equal to the aggregate cash in the cash registers at each Leased Real Property and Owned Real Property as of the Measurement Time.

“Closing Parent Common Stock Price” means the volume weighted average, rounded to the nearest one tenth of a cent, of the last reported sale price of Parent Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and Holder Representative) on the last trading day immediately preceding the date of the Parent Merger Effective Time.

“Closing Statement” shall have the meaning set forth in Section 2.12(a)(i).

“Closing Transaction Expenses” shall have the meaning set forth in Section 2.11(c)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Statements of Financial Position of Unico” shall have the meaning set forth in Section 3.4(b).

“Competing Transaction” shall have the meaning set forth in Section 5.4.

“Competition Laws” means all antitrust or competition Laws that may be asserted by any Governmental Authority with respect to the Mergers, and any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Confidentiality Agreement” means that certain confidentiality letter agreement, dated as of July 3, 2025, between Maverick OpCo, Maverick PropCo and Parent relating to the Transactions.

“Continuing Employee” shall have the meaning set forth in Section 5.8(a).

“Contract” shall have the meaning set forth in Section 3.7(a).

“Creditor’s Rights” shall have the meaning set forth in Section 3.2(a).

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“Current Maverick OpCo Assets” means the consolidated current assets of the Maverick OpCo Acquired Companies, as determined in accordance with the Balance Sheet Rules.

“Current Maverick OpCo Liabilities” means the consolidated current liabilities of Maverick OpCo Acquired Companies, as determined in accordance with the Balance Sheet Rules.

“Current Maverick PropCo Assets” means the consolidated current assets of the Maverick PropCo Acquired Companies, as determined in accordance with the Balance Sheet Rules.

“Current Maverick PropCo Liabilities” means the consolidated current liabilities of Maverick PropCo Acquired Companies, as determined in accordance with the Balance Sheet Rules.

“Current Representation” shall have the meaning set forth in Section 9.20(a).

“D&O Insurance” shall have the meaning set forth in Section 5.11(c).

“Debt Breakage Transaction Tax Deductions” means any credit, loss or deduction arising as a result of the payment of any premiums, make-wholes, breakage costs, prepayment penalties, fees or other similar payment obligations or any obligations under any interest rate, currency or commodity derivatives or hedging transactions or similar arrangements, in each case, in connection with the Transactions and to the extent such amounts are not included in Indebtedness.

“Debt Commitment Letter” shall have the meaning set forth in Section 4.11.

“Debt Financing” shall have the meaning set forth in Section 4.11.

“Debt Financing Agreements” shall have the meaning set forth in Section 5.13(a).

“Debt Financing Fee Letter” shall have the meaning set forth in Section 4.11.

“Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing in connection with the transactions contemplated hereby, including the parties to any commitment letters (including the Debt Commitment Letter), engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, attorneys, agents and representatives and their respective permitted successors and permitted assigns.

“Debt Payoff Letters” shall have the meaning set forth in Section 5.14(a).

“Designated Person” shall have the meaning set forth in Section 9.20(a).

“DGCL” shall have the meaning set forth in the Recitals.

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“Dispute” shall have the meaning set forth in Section 2.12(b).

“DLLCA” shall have the meaning set forth in the Recitals.

“DOJ” shall have the meaning set forth in Section 5.5(c).

“EAU” means any award of an earnings appreciation unit granted by any of the Acquired Companies pursuant to an earnings appreciation unit agreement, including, for the avoidance of doubt, any stock appreciation rights.

“EAU Amounts” shall have the meaning set forth in “Transaction Expenses.”

“Economic Sanctions” shall have the meaning set forth in Section 3.12(d).

“Environmental Law” means any applicable Law relating to pollution, the protection of the environment or natural resources, waste and recycling, the protection of human health and/or safety (to the extent relating to exposure to Hazardous Substances), or otherwise relating to the Release, regulation, sale, distribution, management, storage, treatment, or transportation of, or exposure to, Hazardous Substances.

“Equity Interests” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests, voting interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities or instruments, subscriptions, calls or other rights (including any preemptive or similar rights) to purchase or acquire any of the foregoing or otherwise entitle any Person to share in the equity, profit, earning, losses or gains of such Person (including stock appreciation, phantom stock or interests, profit participation or similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, with respect to the Acquired Companies, any trade or business, whether or not incorporated, that together with the Acquired Companies would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b) of ERISA or that is a member of the same “controlled group” as the Acquired Companies pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means a third-party escrow agent designated by Parent prior to Closing and reasonably acceptable to Holder Representative.

“Escrow Agreement” means the escrow agreement to be entered into as of the Closing Date between the Escrow Agent, Parent and Holder Representative.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.10(a).

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“Exchange Fund” shall have the meaning set forth in Section 2.10(a).

“Excluded Information” means, collectively, any (A) description of all or any portion of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible debt securities pursuant to Rule 144A under the Securities Act or a registration statement and/or prospectus for a registered offering of non-convertible debt securities, (B) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (C) (1) any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act or any XBRL exhibits or (2) any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (D) other information customarily excluded from an offering memorandum for private placements of non-convertible debt securities pursuant to Rule 144A under the Securities Act or a registration statement and/or prospectus for a registered offering of non-convertible debt securities, (E) financial statements or other financial data (including selected financial data) for any period earlier than JRD Unico, Inc.’s 2024 third fiscal quarter (which, for the avoidance of doubt, ended on September 28, 2024), and (F) (x) pro forma financial information or pro forma financial statements (but not, for the avoidance of doubt, historical financial information or financial statements to the extent necessary to permit Parent to prepare all pro forma financial statements required to be included in any offering memorandum or pursuant to Regulation S-X in any statements, forms, schedules, reports or other documents filed or furnished by Parent with the SEC), (y) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing or (z) information regarding any post-Closing or pro forma cost savings, synergies, capitalization or other pro forma adjustment desired to be incorporated into any information used in connection with the Debt Financing.

“FDA” means the U.S. Food and Drug Administration.

“Final Allocation” shall have the meaning set forth in Section 5.6(g).

“Final Maverick OpCo Adjustment Amount” shall have the meaning set forth in Section 2.12(d).

“Final Maverick PropCo Adjustment Amount” shall have the meaning set forth in Section 2.12(d).

“Financial Statements” shall have the meaning set forth in Section 3.4(b).

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“Form S-4” means a registration statement on Form S-4 of New Slider HoldCo to be filed under the Securities Act relating to the issuance of HoldCo Common Stock pursuant to the Parent Merger, if required, and any amendments or supplements thereto.

“Fraud” means actual common law fraud under Delaware law by a Person, which involves a knowing and intentional misrepresentation or omission of a material fact with respect

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to the making of (i) any representation or warranty set forth in Article III or (ii) any representation or warranty set forth in Article IV, and, in each case, does not include any claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud.

“FTC” shall have the meaning set forth in Section 5.5(c).

“GAAP” means U.S. generally accepted accounting principles, as consistently applied.

“Governmental Authority” means any U.S., state, local or foreign government, any governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, federal, state or local or otherwise.

“Hazardous Substance” means any substance, material, pollutant, contaminant or waste that is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or any petroleum-based products or constituents, radon gas, microbiological contamination, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radioactive materials, or lead or that is defined, classified or listed as “hazardous,” “toxic,” “corrosive” or “radioactive,” or regulated under any Environmental Law.

“HoldCo Common Stock” shall have the meaning set forth in the Recitals.

“Holder Representative” shall have the meaning set forth in Section 2.17(a).

“Holder Representative Expenses” shall have the meaning set forth in Section 2.17(e).

“Holder Returns” shall have the meaning set forth in Section 5.6(c)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination (i) all obligations of such Person for borrowed money, including accrued or unpaid interest, whether current, short-term or long-term and whether secured or unsecured, (ii) all obligations of such Person evidenced by bonds, loans (including equipment loans), mortgages (or deed of trust or deed to secure debt), debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of assets, property, business, equipment or services (including any potential future earn-out, contingent payments, purchase price adjustment or purchase price settlement obligations, release of “holdback” or similar payment, but excluding trade payables of such Person incurred in the ordinary course of business consistent with past practice), (iv) all obligations of such Person under leases that are required to be classified as capital leases or finance leases in accordance with GAAP (as in effect from time to time), provided that, for the avoidance of doubt, obligations under leases classified as operating leases in accordance with GAAP shall not constitute Indebtedness, (v) all Indebtedness secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, (vii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person, (viii) any liability to the extent unfunded or underfunded with respect

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to any defined benefit pension, retirement, or deferred compensation plan, program, agreement or arrangement, (ix) any severance or other termination-related payments or obligations that are due or accrued but unpaid with respect to employees terminated prior to the Closing, and in each case of clauses (viii)–(ix), including the employer portion of any payroll, employment, social security or other similar Taxes or similar obligations and any “tax gross-up” payments payable with respect thereto, (x) any amounts owed by any Acquired Company to a Maverick OpCo Holder or Maverick PropCo Holder, or any of their respective Related Parties (other than in respect of compensation, indemnification and other matters involving directors, officers and employees of the Acquired Companies), (xi) any declared but unpaid dividends payable by Maverick OpCo or Maverick PropCo to their respective equityholders, and (xii) any accrued or unpaid interest, expense reimbursement or expenses to the extent payable in respect of those items listed in clauses (i) through (xi) of this definition as a result of any required repayment of such indebtedness on the Closing Date (but not any premiums, breakage costs, make-wholes, prepayment penalties, fees or other similar payment obligations (other than with respect to the Maverick Shareholder Notes)), and (xiii) the Tax Liability Amount. Notwithstanding the foregoing, “Indebtedness” shall not include any (A) payables incurred in the ordinary course of business, Current Maverick OpCo Liabilities or Current Maverick PropCo Liabilities, (B) any item that would otherwise constitute “Indebtedness” that is an obligation solely between or among the Acquired Companies, (C) any amounts available on the Closing Date under debt instruments to the extent undrawn or uncalled, (D) undrawn letters of credit, (E) obligations under any interest rate, currency or commodity derivatives or hedging transactions or similar arrangement, (F) any premiums, make-wholes, breakage costs, prepayment penalties, fees or other similar payment obligations (other than with respect to the Maverick Shareholder Notes) or (G) amounts included as Transaction Expenses.

“Indemnified Parties” shall have the meaning set forth in Section 5.11(a).

“Intellectual Property” means all intellectual property and similar proprietary rights, as they exist anywhere in the world, whether registered or unregistered, including in or to, or arising under, any of the following: (a) any patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, trade names, service marks, trade dress, social media identifiers, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, mask works and designs; (d) domain names, Internet addresses and other computer identifiers; (e) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; and (f) computer software programs, including all source code, object code, specifications, designs and documentation related thereto (“Software”).

“Intended Tax Treatment” shall have the meaning set forth in Section 5.6(a)(i).

“Interim Financial Statements” shall have the meaning set forth in Section 3.4(b).

“Interim Period” shall have the meaning set forth in Section 5.1(a).

“IRS” means the United States Internal Revenue Service.

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“IT Systems” means all of the following used, owned, controlled or otherwise relied on by the Acquired Companies: computers, computer systems, hardware, Software, servers, firmware, middleware, websites, data, networks, servers, workstations, routers, hubs, switches, data communication and telecommunications equipment and lines, and all other information technology equipment and related items of automated, computerized or Software systems, and all associated documentation.

“Knowledge of Maverick” means the actual knowledge of the individuals set forth on Section 1.1(d) of the Maverick Disclosure Letter.

“Knowledge of Parent” means the actual knowledge of the individuals set forth on Section 1.1(e) of the Parent Disclosure Letter.

“Labor Laws” means any Laws relating to employment, employment standards and practices, employment of minors, employment discrimination, workplace health and safety, collective bargaining, labor relations (including, but not limited to, Form I-9), employment tax withholding, wages, hours, family and medical leave and other leave of absence, workplace safety and insurance, or pay equity and proper classification as an “exempt” versus “non-exempt” employee (within the meaning of FLSA) or as an employee versus an independent contractor.

“Latest Maverick Balance Sheet of Holdings” shall have the meaning set forth in Section 3.4(b).

“Laws” shall have the meaning set forth in Section 3.12(a).

“Leased Real Property” means real property which the Acquired Companies, as of the date of this Agreement, leases, subleases or occupies as tenant, subtenant or occupant pursuant to any Lease.

“Leases” means leases, subleases or other occupancy agreements (together with any and all material amendments, extensions, supplements and modifications relating thereto).

“Letter Agreement” shall have the meaning set forth in the recitals.

“Letter of Transmittal” shall have the meaning set forth in Section 2.10(b).

“LGP” means, collectively, Jupiter LP Coinvest LLC, Jupiter LP Side Coinvest LLC, Jupiter CEO Coinvest LLC, Jupiter Roll Holdings LLC, Green Equity Investors CF IV-A, L.P., Green Equity Investors CF IV-C, L.P., LGP Associates CF IV, LLC, Green Equity Investors CF IV J, L.P., GEI Jupiter Holdings J, L.P., GEI IX Jupiter Aggregator, LLC, and Green Equity Investors Side IX, L.P.

“Liabilities” shall have the meaning set forth in Section 3.4(a).

“Liens” means liens, preemptive rights, leases, deeds of trust, mortgages, charges, pledges, security interests, title defects, easements, rights-of-way, right of first offer or first refusal or other third party option, encroachments or similar encumbrances, defects of title with

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respect to a property or asset; provided, however, that licenses, covenants not to sue and similar rights granted with respect to Intellectual Property are not “Liens” as defined hereunder.

“Litigation” shall have the meaning set forth in Section 3.11.

“Maverick Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of August 30, 2023, by and among JRD HOLDINGS, LLC, a Delaware limited liability company, as the borrower, the several banks and other financial institutions or entities from time to time parties thereto as lenders and JPMORGAN CHASE BANK, N.A., as administrative agent (as the same has been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof).

“Maverick Disclosure Letter” shall have the meaning set forth in the introductory language to Article III.

“Maverick Intellectual Property” shall have the meaning set forth in Section 3.6(b).

“Maverick Material Contracts” shall have the meaning set forth in Section 3.7(a).

“Maverick Mortgages” means (i) that certain Loan Agreement dated as of December 15, 2021, by and among JMDH REAL ESTATE OF ALEXANDRIA II, LLC, a Delaware limited liability company, and each of the other parties party thereto as borrower and CTL LENDING GROUP LLC, a Delaware limited liability company, as the lender (as the same has been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), (ii) that certain Credit Agreement, dated as of December 20, 2017, by and among the borrowers party thereto, the lenders party thereto and CAPITAL ONE, NATIONAL ASSOCIATION, as sole lead arranger and as administrative agent (as the same has been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), (iii) that certain Loan Agreement, dated as of January 27, 2021, by and among JMDH REAL ESTATE OF AUSTIN, LLC, a Delaware limited liability company, and each of the other parties party thereto as borrower and CTL LENDING GROUP LLC, a Delaware limited liability company, as the lender (as the same has been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), (iv) that certain Credit Agreement, dated as of September 30, 2016, by and among the borrowers party thereto, the lenders party thereto, and CAPITAL ONE, NATIONAL ASSOCIATION, as administrative agent (as the same has been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), (v) that certain Credit Agreement dated as of January 21, 2021 by and among JETRO MANAGEMENT AND DEVELOPMENT CORP., a New York Corporation, as the borrower and TD BANK N.A., a national banking association, as lender (as the same has been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof) and (vi) that certain Credit Agreement, dated as of January 11, 2022 by and among JMDH REAL ESTATE OF JERSEY CITY, LLC, Delaware limited liability company, RD AMERICA, LLC, a Delaware limited liability company, and JETRO MANAGEMENT AND DEVELOPMENT CORP., a New York corporation, collectively as borrowers, and CAPITAL ONE, NATIONAL ASSOCIATION, as lender (as the same has been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof).

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“Maverick Notes Governing Agreements” means the 2012 Note Purchase Agreement, the 2018 Note Purchase Agreement, the 2020 Note Purchase Agreement, the 2021 Note Purchase Agreement and the 2024 Note Purchase Agreement.

“Maverick OpCo” shall have the meaning set forth in Preamble.

“Maverick OpCo Acquired Companies” means Maverick OpCo and each Subsidiary of Maverick OpCo.

“Maverick OpCo Adjustment Amount” means the Maverick OpCo Net Working Capital Adjustment, plus Maverick OpCo Closing Cash, minus Maverick OpCo Closing Indebtedness, minus Maverick OpCo Transaction Expenses, expressed as a positive number, if positive, and as a negative number, if negative.

“Maverick OpCo Adjustment Escrow Account” shall have the meaning set forth in Section 2.13.

“Maverick OpCo Adjustment Escrow Amount” shall have the meaning set forth in Section 2.11(a).

“Maverick OpCo Adjustment Escrow Funds” means, at any time, the portion of the Maverick OpCo Adjustment Escrow Amount then remaining in the Maverick OpCo Adjustment Escrow Account, together with any interest or gains thereof so remaining.

“Maverick OpCo Cash Consideration” shall have the meaning set forth in Section 2.11(a).

“Maverick OpCo Closing Cash” means the aggregate amount of Cash of the Maverick OpCo Acquired Companies as of 12:01 a.m. local time in New York, New York, on the day of Closing (the “Measurement Time”), determined in accordance with the Balance Sheet Rules. For the avoidance of doubt, (x) Maverick OpCo Closing Cash shall not include any amount included in Maverick PropCo Closing Cash and (y) the sum of Maverick OpCo Closing Cash plus Maverick PropCo Closing Cash shall equal 100% of the aggregate amount of Cash of the Acquired Companies as of the Measurement Time.

“Maverick OpCo Closing Indebtedness” means the aggregate amount of Indebtedness of the Maverick OpCo Acquired Companies as of immediately prior to the Closing, determined in accordance with the Balance Sheet Rules. For the avoidance of doubt, (x) Maverick OpCo Closing Indebtedness shall include the aggregate outstanding principal amount of the Maverick Shareholder Notes as of immediately prior to the Closing, (y) Maverick OpCo Closing Indebtedness shall not include any amount included in Maverick PropCo Closing Indebtedness and (z) the sum of Maverick OpCo Closing Indebtedness plus Maverick PropCo Closing Indebtedness shall equal 100% of the aggregate amount of Indebtedness of the Acquired Companies as of immediately prior to the Closing.

“Maverick OpCo Common Stock” shall have the meaning set forth in Section 3.1(b).

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“Maverick OpCo Common Stock Consideration” shall have the meaning set forth in Section 2.7(b)(i).

“Maverick OpCo Estimated Adjustment Amount” shall have the meaning set forth in Section 2.11(c)(i)(1).

“Maverick OpCo Estimated Cash Consideration” shall have the meaning set forth in Section 2.11(a).

“Maverick OpCo General Stock” shall have the meaning set forth in Section 3.1(b).

“Maverick OpCo Holder Approval” shall have the meaning set forth in Section 3.2(a).

“Maverick OpCo Holders” shall have the meaning set forth in Section 2.8.

“Maverick OpCo Holders Adjustment Amount” shall have the meaning set forth in Section 2.12(d)(i)(1).

“Maverick OpCo Holders Adjustment Amount Cap” means an amount equal to the Maverick OpCo Adjustment Escrow Amount.

“Maverick OpCo Licensed Stock” shall have the meaning set forth in Section 3.1(b).

“Maverick OpCo Merger Consideration” shall have the meaning set forth in Section 2.7(b)(i).

“Maverick OpCo Net Working Capital” means the Current Maverick OpCo Assets minus the Current Maverick OpCo Liabilities, as determined in accordance with the Balance Sheet Rules, each calculated as of the Measurement Time, in each case, excluding any amounts included in Maverick OpCo Closing Cash, Maverick OpCo Transaction Expenses and Maverick OpCo Closing Indebtedness. Exhibit D-1 sets forth an illustrative calculation of Maverick OpCo Net Working Capital.

“Maverick OpCo Net Working Capital Adjustment” means Maverick OpCo Net Working Capital minus -$103,200,000 (negative one hundred and three million, two hundred thousand dollars), expressed as a positive number, if positive, and a negative number, if negative.

“Maverick OpCo Transaction Expenses” means the Transaction Expenses of the Maverick OpCo Acquired Companies. For the avoidance of doubt, (x) Maverick OpCo Transaction Expenses shall not include any amount in Maverick PropCo Transaction Expenses and (y) the sum of Maverick OpCo Transaction Expenses plus Maverick PropCo Transaction Expenses shall equal 100% of the Transaction Expenses of the Acquired Companies.

“Maverick Private Placement Notes” means (i) the 4.650% Senior Notes due 2027, governed by the note purchase agreement, dated as of April 30, 2012 (as amended, supplemented or modified from time to time, the “2012 Note Purchase Agreement”), among JRD Holdings, LLC (“JRD Holdings”) and the purchasers named therein, (ii) the Floating Rate Senior Notes due 2028, governed by the note purchase agreement, dated as of April 25, 2018 (as amended,

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supplemented or modified from time to time, the “2018 Note Purchase Agreement”), among JRD Holdings and the purchasers named therein, (iii) the 2.300% Senior Notes due 2027, the 2.630% Senior Notes due 2030, the 2.300% Senior Notes due 2030, the Floating Rate Senior Notes due 2030 and the 2.730% Senior Notes due 2032, each governed by the note purchase agreement, dated as of November 18, 2020 (as amended, supplemented or modified from time to time, the “2020 Note Purchase Agreement”), among JRD Holdings and the purchasers named therein, (iv) the 2.500% Senior Notes due 2029, the 2.680% Senior Notes due 2031, the 2.830% Senior Notes due 2033, the 2.980% Senior Notes due 2036 and the Floating Rate Senior Notes due 2031, each governed by the note purchase agreement, dated as of October 14, 2021 (as amended, supplemented or modified from time to time, the “2021 Note Purchase Agreement”), among JRD Holdings and the purchasers named therein, and (v) the 5.300% Senior Notes due 2031, the 5.500% Senior Notes due 2034, the 5.550% Senior Notes due 2035, the 5.600% Senior Notes due 2036 and the 5.700% Senior Notes due 2039, each governed by the note purchase agreement, dated as of November 19, 2024 (as amended, supplemented or modified from time to time, the “2024 Note Purchase Agreement”), among JRD Holdings and the purchasers named therein.

“Maverick PropCo” shall have the meaning set forth in Preamble.

“Maverick PropCo Acquired Companies” means Maverick PropCo and each Subsidiary of Maverick PropCo.

“Maverick PropCo Adjustment Amount” means the Maverick PropCo Net Working Capital Adjustment, plus Maverick PropCo Closing Cash, minus Maverick PropCo Closing Indebtedness, minus Maverick PropCo Transaction Expenses, expressed as a positive number, if positive, and as a negative number, if negative.

“Maverick PropCo Adjustment Escrow Account” shall have the meaning set forth in Section 2.13.

“Maverick PropCo Adjustment Escrow Amount” shall have the meaning set forth in Section 2.11(b).

“Maverick PropCo Adjustment Escrow Funds” means, at any time, the portion of the Maverick PropCo Adjustment Escrow Amount then remaining in the Maverick PropCo Adjustment Escrow Account, together with any interest or gains thereon so remaining.

“Maverick PropCo Cash Consideration” shall have the meaning set forth in Section 2.11(b).

“Maverick PropCo Closing Cash” means the aggregate amount of all Cash of the Maverick PropCo Acquired Companies as of the Measurement Time, determined in accordance with the Balance Sheet Rules. For the avoidance of doubt, (x) Maverick PropCo Closing Cash shall not include any amount included in Maverick OpCo Closing Cash and (y) the sum of

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Maverick PropCo Closing Cash plus Maverick OpCo Closing Cash shall equal 100% of the aggregate amount of Cash of the Acquired Companies as of the Measurement Time.

“Maverick PropCo Closing Indebtedness” means the aggregate amount of Indebtedness of the Maverick PropCo Acquired Companies as of immediately prior to the Closing, determined in accordance with the Balance Sheet Rules. For the avoidance of doubt, (x) Maverick PropCo Closing Indebtedness shall not include any amount included in Maverick OpCo Closing Indebtedness and (y) the sum of Maverick PropCo Closing Indebtedness, plus Maverick OpCo Closing Indebtedness shall equal 100% of the aggregate amount of Indebtedness of the Acquired Companies as of immediately prior to the Closing.

“Maverick PropCo Estimated Adjustment Amount” shall have the meaning set forth in Section 2.11(c)(i)(2).

“Maverick PropCo Estimated Cash Consideration” shall have the meaning set forth in Section 2.11(b).

“Maverick PropCo Holders” means the holders of Class A Maverick PropCo Interests and Class B Maverick PropCo Interests.

“Maverick PropCo Holder Approval” shall have the meaning set forth in Section 3.2(a).

“Maverick PropCo Holders Adjustment Amount” shall have the meaning set forth in Section 2.12(d)(ii)(1).

“Maverick PropCo Holders Adjustment Amount Cap” means an amount equal to the Maverick PropCo Adjustment Escrow Amount.

“Maverick PropCo Interests” means, collectively, the Class A Maverick PropCo Interests and the Class B Maverick PropCo Interests.

“Maverick PropCo Merger Consideration” shall have the meaning set forth in Section 2.7(c)(i).

“Maverick PropCo Net Working Capital” means the Current Maverick PropCo Assets minus the Current Maverick PropCo Liabilities, as determined in accordance with the Balance Sheet Rules, each calculated as of the Measurement Time, in each case, excluding any amounts included in Maverick PropCo Closing Cash, Maverick PropCo Transaction Expenses and Maverick PropCo Closing Indebtedness. Exhibit D-2 sets forth an illustrative calculation of Maverick PropCo Net Working Capital.

“Maverick PropCo Net Working Capital Adjustment” means Maverick PropCo Net Working Capital minus -$400,000 (negative four hundred thousand dollars), expressed as a positive number, if positive, and a negative number, if negative.

“Maverick PropCo Tax Consideration” shall have the meaning set forth in Section 5.6(g).

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“Maverick PropCo Transaction Expenses” means the Transaction Expenses of the Maverick PropCo Acquired Companies. For the avoidance of doubt, (x) Maverick PropCo Transaction Expenses shall not include any amount in Maverick OpCo Transaction Expenses and (y) the sum of Maverick PropCo Transaction Expenses plus Maverick OpCo Transaction Expenses shall equal 100% of the Transaction Expenses of the Acquired Companies.

“Maverick Real Property” shall have the meaning set forth in Section 3.17(b).

“Maverick Released Claim” shall have the meaning set forth in Section 9.12(b).

“Maverick Released Party” shall have the meaning set forth in Section 9.12(a).

“Maverick Releasing Party” shall have the meaning set forth in Section 9.12(b).

“Maverick Retention Program” shall have the meaning set forth in Section 5.2 of the Maverick Disclosure Letter.

“Maverick Shareholder Notes” means the 4% interest promissory notes of Maverick OpCo, due October 20, 2028 and the 5% interest promissory notes of Maverick OpCo, due December 23, 2030.

“Maverick Subsidiary Securities” shall have the meaning set forth in Section 3.1(d).

“Maverick Tax Counsel” shall have the meaning set forth in Section 7.7.

“Maverick Tax Opinion” shall have the meaning set forth in Section 7.7.

“Measurement Time” shall have the meaning set forth in Section 1.1.

“Maverick TopCo Securities” shall have the meaning set forth in Section 3.1(c).

“Maverick TopCos” shall have the meaning set forth in the Preamble.

“Merger Sub 1” shall have the meaning set forth in the Preamble.

“Merger Sub 2” shall have the meaning set forth in the Preamble.

“Merger Sub 3” shall have the meaning set forth in the Preamble.

“Merger Subs” shall have the meaning set forth in the Preamble.

“Mergers” shall have the meaning set forth in the Recitals.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

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“New Slider HoldCo” shall have the meaning set forth in the Preamble.

“Non-Recourse Party” shall have the meaning set forth in Section 9.11.

“Objections Statement” shall have the meaning set forth in Section 2.12(b).

“OpCo Certificate of Merger” shall have the meaning set forth in Section 2.3(b).

“OpCo Merger” shall have the meaning set forth in the Recitals.

“OpCo Merger Effective Time” shall have the meaning set forth in Section 2.3(b).

“Opco/Parent Adjustment Amount” shall have the meaning set forth in Section 2.12(d)(i)(2).

“Open Source Software” means Software that is licensed under a license approved by the Open Source Initiative, Free Software Foundation, or any similar “open source” license, including the GNU General Public License, Affero GPL, Mozilla Public License, Lesser/Library GPL, Common Public License, Common Development and Distribution License, Apache License, MIT License, and BSD License.

“Order” means any judgment, injunction, determination, ruling, consent decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, or entered by any Governmental Authority of competent jurisdiction.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments, restatements and supplements thereto.

“Owned Intellectual Property” shall have the meaning set forth in Section 3.6(a).

“Owned Real Property” means all real property owned by the Acquired Companies as of the date of this Agreement, together with all improvements and fixtures presently or hereafter located thereon or attached thereto, and all easements and rights appurtenant thereto.

“Owned Software” means all Software owned or purported to be owned by the Acquired Companies.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Cancelled Shares” shall have the meaning set forth in Section 2.7(a)(iii).

“Parent Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

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“Parent Common Stock” means the shares of common stock, par value $1.00 per share, of Parent.

“Parent Disclosure Letter” shall have the meaning set forth in the introductory language to Article IV.

“Parent Equity Award” means any outstanding equity award in respect of shares of Parent Common Stock granted under a Parent Equity Plan.

“Parent Equity Plans” means the Sysco Corporation 2013 Long-Term Incentive Plan, Sysco Corporation 2018 Omnibus Incentive Plan, Sysco Corporation 2009 Non-Employee Directors Stock Plan and Sysco Corporation 2025 Employee Stock Purchase Plan.

“Parent Material Adverse Effect” means any change, event, fact, effect or occurrence that, individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Parent Material Adverse Effect or whether a Parent Material Adverse Effect has occured, or would reasonably be expected to occur, any change, event, fact, effect or occurrence attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general political, economic, business, industry, credit, financial or capital market conditions in the global, international, national or regional economy (including prevailing interest rates, inflation, deflation and commodity prices), trade wars or tariffs; (ii) changes or conditions generally affecting the industries or markets in which Parent and its Subsidiaries operate; (iii) the taking of any action required by, or failure to take any action prohibited by, this Agreement; (iv) the execution, delivery and announcement of this Agreement or pendency of the Mergers or other transactions contemplated by this Agreement (including by reason of the identity of the Acquired Companies or their equityholders or Affiliates), including the impact thereof on the relationships, contractual or otherwise, with any customers, employees, unions, suppliers, distributors, partners, sales representatives, employees or others having relationships with Parent or its Subsidiaries (provided, that this clause (iv) shall not apply to the representations and warranties set forth in Section 4.4(c) or the conditions set forth in Section 7.1, to the extent related thereto); (v) any action taken (or omitted to be taken) at the express written request of or with the prior written approval of Holder Representative; (vi) pandemics, epidemics, diseases (whether affecting humans, plants or animals), earthquakes, tornados, hurricanes, floods and acts of God; (vii) acts of war (whether declared or not declared), cyberattacks, data breaches, sabotage, terrorism, military actions or the escalation or worsening thereof; (viii) any change or proposed change in applicable Law, GAAP or accounting standards (or any authoritative interpretation thereof); (ix) any labor strikes or lockouts, labor stoppages or interruptions, or material labor disputes, or any threats of the foregoing; and (x) the failure, in and of itself, of Parent to meet any internal or published projections, forecasts, estimates or predictions (it being understood that the underlying facts giving rise or contributing to such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect if not otherwise excluded hereunder); provided, further, that changes, events, facts, effects or occurrences set forth in clauses (i), (ii), (vi), (vii) or (viii) may be taken into account in determining whether a Parent Material Adverse Effect has occurred, or would reasonably be expected to occur, if and only to the extent such changes, events, facts, effects or occurrences negatively and disproportionately

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adversely affect Parent and its Subsidiaries, taken as whole, relative to other companies in the industries in which Parent and its Subsidiaries operate.

“Parent Merger” shall have the meaning set forth in the Recitals.

“Parent Merger Effective Time” shall have the meaning set forth in Section 2.3(a).

“Parent Party(ies)” shall have the meaning set forth in Preamble.

“Parent Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Parent Related Parties” shall have the meaning set forth in Section 8.3(c).

“Parent Released Claim” shall have the meaning set forth in Section 9.12(a).

“Parent Released Party” shall have the meaning set forth in Section 9.12(b).

“Parent Releasing Party” shall have the meaning set forth in Section 9.12(a).

“Parent Returns” shall have the meaning set forth in Section 5.6(c)(i).

“Parent SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Parent Securities” shall have the meaning set forth in Section 4.2(b).

“Pass-Through Tax Return” means any income Tax Return of Maverick PropCo for or including any Pre-Closing Tax Period in respect of which items of income, gain, loss, deduction or credit are required to be reported on the Tax Returns of the Maverick PropCo Holders (or their direct or indirect owners) under applicable Law.

“PBGC” shall have the meaning set forth in Section 3.9(g).

“Permits” shall have the meaning set forth in Section 3.12(f).

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due or delinquent or that are being contested in good faith through appropriate proceedings and for which adequate reserves are maintained on the Financial Statements in accordance with GAAP; (b) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and statutory Liens arising in the ordinary course of business by operation of applicable Law with respect to a liability that is not yet due or delinquent or being contested in good faith through appropriate proceedings and for which adequate reserves are maintained on the consolidated financial statements included in the Financial Statements filed prior to the date hereof, in accordance with GAAP; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice that, in each case, would not have an Acquired Companies Material Adverse Effect; (e) all matters set forth in the title insurance policies for

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Owned Real Property provided to Parent; (f) Liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that, in each case, are nonmonetary in nature and would not have an Acquired Companies Material Adverse Effect; (g) all applicable zoning, entitlement, conservation restrictions, building and similar codes and regulations and other land use regulations, (A) none of which materially interferes with the present use of, such real property in and (B) that are not violated in any material respect by the present use of such real property; and (h) Liens to be released at or prior to the Closing.

“Person” means an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization or entity of any kind.

“Personal Data” means any piece of information that identifies, could reasonably be used to identify, or otherwise relates to an identified individual natural person, or otherwise constitutes “personally identifiable information,” “personal information,” “personal data” or any similar term as defined by applicable Laws regulating the privacy and security of such information.

“PF” means Platinum Falcon B 2018 RSC Limited.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date, and, with respect to any Straddle Period, the portion of such Straddle Period that begins on the day after the Closing Date.

“Post-Closing Representation” shall have the meaning set forth in Section 9.20(a).

“Pre-Closing Audit” shall have the meaning set forth in Section 5.6(e).

“Pre-Closing Returns” shall have the meaning set forth inSection 5.6(c)(ii).

“Pre-Closing Statement” shall have the meaning set forth in Section 2.11(c)(i).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Preparing Party” shall have the meaning set forth inSection 5.6(c)(ii).

“Privacy Requirements” shall have the meaning set forth in Section 3.6(i).

“Privileged Communications” shall have the meaning set forth in Section 9.20(b).

“Pro Rata Maverick OpCo Ownership Percentage” means, with respect to each Maverick OpCo Holder, the percentage set forth opposite such Maverick OpCo Holder’s name on the Capitalization Schedule under the title “JRD Unico”. Collectively, the sum of all Maverick OpCo Holders’ Pro Rata Maverick OpCo Ownership Percentages shall equal one hundred percent (100%).

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“Pro Rata Maverick PropCo Ownership Percentage” means, with respect to each Class A Maverick PropCo Holder, the percentage set forth opposite such Class A Maverick PropCo Holder’s name on the Capitalization Schedule under the title “Warehouse Realty” in the column “Class A Membership Interests Owned”. Collectively, the sum of all Class A Maverick PropCo Holders’ Pro Rata Maverick OpCo Ownership Percentages shall equal one hundred percent (100%).

“Prohibited Financing Amendments” shall have the meaning set forth in Section 5.13(a).

“PropCo Certificate of Merger” shall have the meaning set forth in Section 2.3(c).

“PropCo Merger” shall have the meaning set forth in the Recitals.

“PropCo Merger Effective Time” shall have the meaning set forth in Section 2.3(c).

“PropCo/Parent Adjustment Amount” shall have the meaning set forth in Section 2.12(d)(ii)(2).

“PTET Election” means, with respect to a given jurisdiction, an election for Maverick PropCo (or any of the Acquired Companies taxable as a partnership for U.S. federal, or applicable state and local, income tax purposes) to be subject to an entity-level tax in such jurisdiction in lieu of one or more of its direct or indirect equity owners as described in Notice 2020-75 and any regulations promulgated thereunder, including pursuant to an election under Section 861 of the New York State Tax Law or any similar or analogous provision under any other state or local tax law.

“Recovered VAT” means the amount of any VAT actually recovered whether by way of repayment or credit in respect of any VAT arising on the Termination Fee by Parent, an affiliate of Parent or any VAT group of which Parent forms a part.

“Related Party” means, when used to indicate a relationship with any Person, (a) any child, grandchild, stepchild, parent, stepparent, grandparent, spouse, domestic partner, sibling (by birth or adoption), mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, or any spouse or domestic partner of such individual (collectively, “Family Members”), (b) any Affiliate of such Person or such Person’s Family Members, (c) any trust of which such individual or a Family Member of such individual is the primary beneficiary or any charitable remainder trust in which such individual has an interest or any other form of estate planning vehicle that is formed, established and operated for the benefit of such individual or his or her Family Members and (d) a private, charitable or other family foundation, social welfare organization or similar entity (including any private 501(c)(3) or 501(c)(4) organization) that is primarily funded with donations from and controlled (directly or indirectly) by such Person and/or one or more of his or her Family Members. Notwithstanding anything to the contrary in this Agreement, the Acquired Companies shall not be deemed Affiliates or Related Parties of any Maverick OpCo Holder or Class A Maverick PropCo Holder.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying or seeping into or upon, any land,

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soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Remedy Actions” shall have the meaning set forth in Section 5.5(e).

“Representatives” shall have the meaning specified in Section 5.13(b).

“Required Financial Information” means (i) (A) the required financial statements and other pertinent financial information regarding each of the Acquired Companies necessary to satisfy the condition set forth in paragraph 3 of Annex B to the Debt Commitment Letter (or any successor provision thereof) (such financial statements and other information, the “Closing Required Financial Information”), (B) audited combined balance sheets, combined statements of income, combined statements of comprehensive income (loss), combined statements of stockholder’s deficit and statements of cash flows of JRD Unico, Inc. and Affiliates as of and for the fiscal year ended December 27, 2025 and (C) the historical financial, business and other information of each of the Acquired Companies that is reasonably requested in writing by Parent from the Acquired Companies to the extent necessary to permit Parent to prepare customary pro forma financial statements (provided, however, that the Acquired Companies shall have no obligation to prepare any pro forma financial statements); (ii) all other financial statements, financial data and other information regarding each of the Acquired Companies (including JRD Unico, Inc.) (A) as may be reasonably requested by Parent (or the Debt Financing Sources), (B) as may be reasonably requested by Parent and required for Parent to produce a customary offering memorandum for a Rule 144A offering of high yield debt or equity securities or a customary registration statement and/or prospectus for a registered offering of debt or equity securities on Form S-1 (or any successor forms thereto) under the Securities Act (including audited financial statements and unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including, with respect to the Closing Required Financial Information, applicable comparison period) or (C) as otherwise necessary to receive from the Maverick TopCos’ auditors, customary comfort (including customary “negative assurance” and change period comfort), in each case with respect to clauses (i) and (ii), except for the Excluded Information; (iii) solely with respect to historical financial statements of JRD Unico, Inc. and its Affiliates included in the applicable offering documents, substantially complete drafts of customary comfort letters compliant with AU Section 634, including customary “negative assurance” and change period comfort, in each case from Maverick TopCos’ auditors, and confirmation that such auditors are prepared to deliver such comfort letters upon the “pricing” and “closing” of such offering upon completion of customary procedures; and (iv) customary authorization letters (including customary representations with respect to accuracy of information and material non-public information) authorizing the distribution the financial statements described in clauses (i)(A) and (i)(B) hereof.

“Required Funding Amount” shall have the meaning set forth in Section 4.11.

“Requisite Maverick Approvals” shall have the meaning set forth in Section 3.2(a).

“Reviewing Party” shall have the meaning set forth Section 5.6(c)(i).

“Runoff D&O Insurance” shall have the meaning set forth in Section 5.11(c).

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“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.

“Security Breach” shall have the meaning set forth in Section 3.6(j).

“Service Provider” means any current or former employee, officer, director, consultant or independent contractor of the Acquired Companies who is a natural person.

“Shareholder Notes Payoff Amount” shall have the meaning set forth in Section 5.14(c).

“Shareholder Notes Payoff Letters” shall have the meaning set forth in Section 5.14(c).

“Significant Stockholders” means Ki Atlantic Holdings Limited, LGP and PF.

“Slider Tax Counsel” shall have the meaning set forth in Section 6.7.

“Slider Tax Opinion” shall have the meaning set forth in Section 6.7.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Specified Debt Action” shall have the meaning set forth in Section 5.14(b).

“Specified Debt Amendment” shall have the meaning set forth in Section 5.14(b).

“Stockholders Agreement” shall have the meaning set forth in Recitals.

“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subject Courts” shall have the meaning set forth in Section 9.21.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing person or body (or, if there are no such voting interests, more than fifty (50%) of the equity interests of which) is owned directly or indirectly by such first Person.

“Surviving Maverick Companies” means, collectively, Surviving OpCo Company and Surviving PropCo Company.

“Surviving OpCo Company” shall have the meaning set forth in the Recitals.

“Surviving Parent Company” shall have the meaning set forth in the Recitals.

“Surviving PropCo Company” shall have the meaning set forth in the Recitals.

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“Takeover Law” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict business combinations or the ability to limit or restrict business combinations or the ability to acquire or to vote shares.

“Tax” means all U.S. federal, state, local or foreign taxes or other similar governmental assessments in the nature of a tax, including any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Section 59A of the Code), alternative or add-on, value added, registration, occupancy, capital stock, unincorporated business, unemployment, disability, workers compensation, accumulated earnings, personal holding company, windfall profits or other taxes, customs, duties or other similar assessments in the nature of a tax imposed by any Governmental Authority, together with all interest, penalties or additions to tax imposed with respect thereto.

“Tax Liability Amount” means, with respect to each Maverick TopCo, an amount (may be positive, zero or negative (but only negative to the extent of net overpayments)) equal to the aggregate net amount of any unpaid income Taxes of the Maverick OpCo Acquired Companies or the Maverick PropCo Acquired Companies, as applicable, for any Pre-Closing Tax Period (or portion thereof) for which originally filed Tax Returns are first due (taking into account extensions) after the date hereof (provided, that with respect to any such Tax Returns that are due (taking into account extensions) prior to the Closing Date with respect to which the applicable Acquired Company has (1) incorporated any reasonable comments provided by Parent pursuant to Section 5.6(c)(i) and (2) provided Parent with proof of payment of any Taxes shown as owed on any such Tax Return, then Taxes with respect to such Tax Return (if any) shall not be included in the Tax Liability Amount), calculated (i) as of the end of the Closing Date, (ii) by (A) taking into account any amounts which are deductible for applicable Tax purposes under applicable Law by such Acquired Companies in a Pre-Closing Tax Period under applicable Law (determined at a “more-likely-than-not” or higher level of comfort; provided that it shall be assumed that seventy percent (70%) of any success-based fees, within the meaning of Treasury Regulation Section 1.263(a)-5(f) and Revenue Procedure 2011-29, are deductible), and (B) excluding (1) any amounts taken into account in determining the Transaction Expenses Tax Deduction Amount, (2) any Debt Breakage Transaction Tax Deductions and (3) any deductions in respect of amounts which are economically borne by Parent, (iii) by taking into account any estimated Tax payments or prepayments or overpayments of Taxes (including estimated Taxes, prepayments or prior overpayments that are refundable or creditable) made by such Acquired Companies, (iv) by excluding any Taxes attributable to any action taken by or at the direction of New Slider HoldCo or any of its Affiliates in connection with the Transactions (other than to the extent such actions are expressly contemplated by this Agreement) or any action taken (1) on the Closing Date after the Closing outside of the ordinary course of business or (2) that Parent (or its Affiliates) is prohibited from taking under Section 5.6(d), (v) in accordance with the accounting methodology and past practices (including reporting positions, elections and accounting and valuation methods) of the applicable Acquired Company and, in the case of a Straddle Period, in accordance with the principles set forth in Section 5.6(i) and (vi) by excluding any deferred Tax assets and liabilities and financial statement accruals or reserves established for contingent Taxes or uncertain Tax positions in accordance with GAAP.

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“Tax Proceeding” means any audit, examination, investigation, claim, contest, dispute, litigation or other proceeding with respect to Taxes by or against any Taxing Authority.

“Tax Returns” means any report, return (including any information return), schedule, declaration, claim for refund or other document filed or required to be filed with any Taxing Authority with respect to Taxes, including any attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Termination Fee” means $1,164,000,000.

“Third Party Interests” means any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any third party Person.

“Title IV Plan” shall have the meaning set forth in Section 3.9(g).

“Trade Controls” means all applicable trade, export control, import, customs, Economic Sanctions and antiboycott Laws imposed, administered, or enforced by the U.S. government, or any other Governmental Authority, including, but not necessarily limited to, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs laws at Title 19 of the U.S. Code, the U.S. customs regulations at 19 C.F.R. Chapter I, Section 999 of the Internal Revenue Code the Economic Sanctions regulations administered by OFAC (31 C.F.R. Chapter V), and the Foreign Trade Regulations (15 C.F.R. Part 30).

“Transaction Documents” means this Agreement, the Stockholders’ Agreement, the Letter Agreements and all instruments and certificates contemplated to be delivered at Closing under this Agreement.

“Transaction Expenses” means, without duplication, to the extent remaining unpaid as of immediately prior to the Closing, any fees, costs, payments and expenses (collectively, the “Expenses”), in each case, incurred by or on behalf of any of the Acquired Companies in connection with the preparation, negotiation, and execution of this Agreement or the other Transaction Documents or the preparation for or completion of or otherwise in connection with the Transactions (whether incurred prior to or after the date hereof), including: (a) any brokerage, finders’, investment banker or financial advisor or other similar Expenses or commissions; (b) any Expenses of counsel, accountants or other advisors or service providers; (c) the aggregate amount of all change in control, retention, transaction bonus, discretionary bonus, “stay put,” sale bonus or similar bonuses or compensatory payments to any Service Provider that are contingent upon the Transactions, regardless of whether subject to other conditions, pursuant to any agreement to which any of the Acquired Companies is a party prior to the Parent Merger Effective Time, excluding for clarity any amounts under the Parent Retention Program or any

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other arrangement established by Parent (in each case, including the employer portion of any Taxes payable with respect to any of the foregoing, such amounts “Bonus Amounts”); (d) any liability or obligation relating to EAUs (the value of which shall be determined at Closing), regardless of whether such liability or obligation is triggered upon consummation of the Transactions, including the employer portion of any Taxes payable on such EAU payments (such amounts “EAU Amounts”); and (e) the portion of any Transfer Taxes for which the Acquired Companies are responsible for pursuant to Section 5.20; provided, however, that “Transaction Expenses” shall exclude (1) any amounts included in the definition of Current Maverick OpCo Liabilities or Current Maverick PropCo Liabilities, (2) all Expenses payable to the Escrow Agent, (3) the portion of any Transfer Taxes for which New Slider HoldCo is responsible pursuant to Section 5.20 and (4) the portion of any Expenses associated with the Runoff D&O Insurance for which Parent is responsible pursuant to Section 5.11(c); provided, further, that “Transaction Expenses” shall be reduced by the Transaction Expenses Tax Deduction Amount.

“Transaction Expenses Tax Deduction Amount” means an amount equal to (i) the product of (1) 25.5% and (2) the sum of the Bonus Amounts and the EAU Amounts (including, without duplication, any such amounts that would be included in Transaction Expenses but for the fact that they were paid by the Acquired Companies at or prior to Closing); provided, that Transaction Expenses Tax Deduction Amount shall be reduced by any Bonus Amounts or EAU Amounts that have not been paid as of the Closing and that will not be deductible by New Slider HoldCo or its Affiliates (including, following the Closing, the Acquired Companies) as a result of the application of 162(m) of the Code, as reasonably determined by Parent and Holder Representative, which determination shall be based on the recipients’ (and New Slider HoldCo’s employees’) anticipated compensation and receipt of EAU Amounts and Bonus Amounts following the Closing and based on the assumption that any such amounts will not be paid until after July 1, 2027.

“Transactions” shall have the meaning set forth in the Recitals.

“Transfer Taxes” shall have the meaning set forth in Section 5.20.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“TTB” shall have the meaning set forth in Section 3.13(c).

“Union Employee” shall have the meaning set forth in Section 5.8(e).

“USDA” means the U.S. Department of Agriculture.

“VAT” means value added tax or any similar or substituted turnover or sales tax, in the United Kingdom or elsewhere.

“Waived Benefits” shall have the meaning set forth in Section 5.9.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time, and any applicable state or local mass layoff or plant-closing Laws.

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“Willful Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, where such action or failure to take action was undertaken with actual knowledge that the taking of such action or the failure to act would, or would reasonably be expected to, cause a breach of this Agreement.

Article II

MERGERS

Section 2.1            Mergers. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement:

(a)               At the Parent Merger Effective Time, Merger Sub 1 shall be merged with and into Parent in accordance with the terms of, and subject to the conditions set forth in, this Agreement and Section 251(g) of the DGCL. Following the Parent Merger, Parent shall continue as the Surviving Parent Company, the separate corporate existence of Merger Sub 1 shall cease and the Surviving Parent Company shall become a wholly owned subsidiary of New Slider HoldCo.

(b)               At the OpCo Merger Effective Time, Merger Sub 2 shall be merged with and into Maverick OpCo, in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL. Following the OpCo Merger, Maverick OpCo shall continue as the Surviving OpCo Company and the separate corporate existence of Merger Sub 2 shall cease.

(c)               At the PropCo Merger Effective Time, Merger Sub 3 shall be merged with and into Maverick PropCo in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DLLCA. Following the PropCo Merger, Maverick PropCo shall continue as the Surviving PropCo Company and the separate corporate existence of Merger Sub 3 shall cease.

Section 2.2            Closing.

(a)               The Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019, on the third Business Day following the satisfaction, or to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI and Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions); provided, that, notwithstanding anything in this Agreement to the contrary, the Closing shall not occur prior to (x) July 31, 2026, (i) if (A) Holder Representative and Maverick TopCos have made available to Parent, its advisors and its Debt Financing Sources, (1) on or prior to May 1, 2026, the financial statements required by clause (i)(B) of the definition of Required Financial Information and (2) on or prior to June 1, 2026, (I) the interim unaudited financial statements of JRD Unico, Inc. and its Affiliates as of and for the fiscal quarter ended March 28, 2026 and (II) the interim unaudited financial statements of JRD Unico, Inc. and its Affiliates as of and for the fiscal quarters ended (a) September 28, 2024, (b) December 28, 2024, (c) March 29, 2025, (d) June 28, 2025, (e)

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September 27, 2025 and (f) December 27, 2025 (the “Retroactive Information”), and (B) all such financial statements comply with the requirements of Regulation S-X (in the case of the Retroactive Information, solely to the extent required in order for Parent to prepare pro forma financial information to be included in the Form S-4 that complies with the requirements of Regulation S-X), or (ii) if the conditions set forth in clause (i) above are not satisfied, if (A) a Form S-4 shall not be required to be filed under the Securities Act relating to the issuance of HoldCo Common Stock pursuant to the Parent Merger, or (B) on or before July 17, 2026, a Form S-4 has been filed with the SEC and (1) the staff of the SEC has informed the Parent that they will not review such Form S-4 or (2) the staff of the SEC has issued comments on the Form S-4 and no material comments were issued on the historical financial statements of JRD Unico, Inc. and Affiliates or the pro forma financial statements included in the Form S-4 (or, if any such material comments were issued, no such material comments remain outstanding) or (y) if the conditions in clause (x)(i) and (x)(ii) above are not satisfied, September 14, 2026. The date on which the Closing actually occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.” The parties may complete the Closing on the Closing Date by electronic transfer of documents and signature pages to avoid the necessity of a physical Closing.

(b)               At or prior to the Closing, Holder Representative or the Maverick TopCos, as applicable, shall deliver the following to Parent:

(i)               a certificate, dated as of the Closing Date, of a senior executive officer of each of Maverick OpCo and Maverick PropCo to the effect set forth in Section 6.1 and Section 6.2;

(ii)              with respect to Maverick OpCo, (A) a duly executed certificate, dated as of the Closing Date, satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3), to the effect that no interest in Maverick OpCo is a “United States real property interest” within the meaning of Section 897(c)(1) of the Code and (B) a notice of such certification to the Internal Revenue Service satisfying the requirements of Treasury Regulation Section 1.897-2(h);

(iii)            with respect to each Class A Maverick PropCo Holder, a duly executed and validly completed IRS Form W-9;

(iv)             the Escrow Agreement, duly executed by Holder Representative; and

(v)              if requested by Parent pursuant to Section 5.14(a), the Debt Payoff Letters in accordance with Section 5.14(a).

(c)               At or prior to the Closing, Parent and the Merger Subs shall deliver to Holder Representative:

(i)               a certificate, dated the Closing Date, of a senior executive officer of Parent to the effect set forth in Section 7.1 and Section 7.2; and

(ii)              the Escrow Agreement, duly executed by Parent.

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Section 2.3            Effective Times.

(a)               On the Closing Date, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL (the “Parent Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL. The Parent Merger shall become effective at the time of filing of the Parent Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the Maverick TopCos and Parent shall have agreed and designated in the Parent Certificate of Merger as the effective time of the Parent Merger (the “Parent Merger Effective Time”).

(b)               Immediately following the Parent Merger Effective Time, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL (the “OpCo Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL. The OpCo Merger shall become effective at the time of filing of the OpCo Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the Maverick TopCos and Parent shall have agreed and designated in the OpCo Certificate of Merger as the effective time of the OpCo Merger (the “OpCo Merger Effective Time”).

(c)               Immediately following the OpCo Merger Effective Time, the parties hereto shall cause a certificate of merger meeting the requirements of Section 18-209 of the DLLCA (the “PropCo Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DLLCA. The PropCo Merger shall become effective at the time of filing of the PropCo Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DLLCA, or at such later time which the Maverick TopCos and Parent shall have agreed and designated in the PropCo Certificate of Merger as the effective time of the PropCo Merger (the “PropCo Merger Effective Time”).

Section 2.4            Effects of the Mergers. The Mergers shall have the effects set forth in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, (a) at the Parent Merger Effective Time, all the property, rights, privileges, immunities, powers and franchises of Parent and Merger Sub 1 shall vest in the Surviving Parent Company, and all debts, liabilities, obligations and duties of Parent and Merger Sub 1 shall become the debts, liabilities, obligations and duties of the Surviving Parent Company, and the separate legal existence of Merger Sub 1 shall cease for all purposes, (b) at the OpCo Merger Effective Time, all the property, rights, privileges, immunities, powers and franchises of Maverick OpCo and Merger Sub 2 shall vest in the Surviving OpCo Company, and all debts, liabilities, obligations and duties of Maverick OpCo and Merger Sub 2 shall become the debts, liabilities, obligations and duties of the Surviving OpCo Company, and the separate legal existence of Merger Sub 2 shall cease for all purposes, and (c) at the PropCo Merger Effective Time, all the property, rights, privileges, immunities, powers and franchises of Maverick PropCo and Merger Sub 3 shall vest in the Surviving PropCo Company, and all debts, liabilities, obligations and duties of Maverick PropCo and Merger Sub 3 shall become the debts, liabilities, obligations and duties of the Surviving PropCo Company, and the separate legal existence of Merger Sub 3 shall cease for all purposes.

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Section 2.5            Organizational Documents.

(a)               At the Parent Merger Effective Time, the certificate of incorporation of Merger Sub 1 in effect immediately prior to the Parent Merger Effective Time shall be the certificate of incorporation of the Surviving Parent Company in the Parent Merger as of the Parent Merger Effective Time, and the bylaws of Merger Sub 1 in effect immediately prior to the Parent Merger Effective Time shall be the by-laws of the Surviving Parent Company in the Parent Merger as of the Parent Merger Effective Time (except all references therein to Merger Sub 1 shall be amended to become references to the Surviving Parent Company), until amended in accordance with applicable Law.

(b)               At the OpCo Merger Effective Time, the certificate of incorporation of Merger Sub 2 in effect immediately prior to the OpCo Merger Effective Time shall be the certificate of incorporation of the Surviving OpCo Company in the OpCo Merger as of the OpCo Merger Effective Time, and the bylaws of Merger Sub 2 in effect immediately prior to the OpCo Merger Effective Time shall be the by-laws of the Surviving OpCo Company (except all references therein to Merger Sub 2 shall be amended to become references to the Surviving OpCo Company), until amended in accordance with applicable Law.

(c)               At the PropCo Merger Effective Time, the certificate of formation of Merger Sub 3 in effect immediately prior to the PropCo Merger Effective Time shall be the certificate of formation of the Surviving PropCo Company (except all references therein to Merger Sub 3 shall be amended to become references to the Surviving PropCo Company), and the limited liability company agreement of Merger Sub 3 in effect immediately prior to the PropCo Merger Effective Time shall be the limited liability company agreement of the Surviving PropCo Company, until amended in accordance with applicable Law.

(d)               At the Parent Merger Effective Time, the certificate of incorporation of New Slider HoldCo shall be amended and restated to be in the form of the certificate of incorporation of Parent as in effect immediately prior to the Parent Merger Effective Time. At the Parent Merger Effective Time, the bylaws of New Slider HoldCo shall be amended and restated to be in the form of the bylaws of Parent as in effect immediately prior to the Parent Merger Effective Time.

Section 2.6            Directors and Officers.

(a)               The directors of Merger Sub 1 in office immediately prior to the Parent Merger Effective Time shall be the directors of the Surviving Parent Company and the officers of Merger Sub 1 in office immediately prior to the Parent Merger Effective Time shall be the officers of the Surviving Parent Company and, in each case, such director or officer shall hold office until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of the Surviving Parent Company and applicable Law.

(b)               The directors of Merger Sub 2 in office immediately prior to the OpCo Merger Effective Time shall be the directors of the Surviving OpCo Company and the officers of Merger Sub 2 in office immediately prior to the OpCo Merger Effective Time shall be the

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officers of the Surviving OpCo Company and, in each case, such director or officer shall hold office until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of the Surviving OpCo Company and applicable Law.

(c)               The managers of Merger Sub 3 in office immediately prior to the PropCo Merger Effective Time shall be the managers of the Surviving PropCo Company and the officers of Merger Sub 3 in office immediately prior to the PropCo Merger Effective Time shall be the initial officers of the Surviving PropCo Company as of the PropCo Merger Effective Time and such officer shall hold office until his or her respective successor is duly appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of the Surviving PropCo Company and applicable Law.

(d)               The directors of Parent in office immediately prior to the Parent Merger Effective Time shall be the directors of New Slider HoldCo and the officers of Parent in office immediately prior to the Parent Merger Effective Time shall be the officers of New Slider HoldCo and, in each case, such director or officer shall hold office until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of New Slider HoldCo and applicable Law.

Section 2.7            Effect on Equity Interests.

(a)               At the Parent Merger Effective Time, by virtue of the Parent Merger and without any action on the part of any party:

(i)                 Each share of Parent Common Stock issued and outstanding immediately prior to the Parent Merger Effective Time, other than any Parent Cancelled Shares (as defined below), shall be converted automatically into one fully paid and nonassessable share of HoldCo Common Stock.

(ii)              All shares of Parent Common Stock converted into HoldCo Common Stock pursuant to Section 2.7(a)(i) shall cease to be outstanding and shall be automatically cancelled and shall cease to exist, and each (x) valid certificate or certificates which immediately prior to the Parent Merger Effective Time represented any such shares of Parent Common Stock or (y) non-certificated share of Parent Common Stock held by book entry shall, upon the Parent Merger Effective Time, represent shares of HoldCo Common Stock (without any requirement for the surrender of any such certificates or non-certificated shares), with each certificate representing shares of Parent Common Stock prior to the Parent Merger Effective Time representing automatically an equivalent number of shares of HoldCo Common Stock.

(iii)            All shares of Parent Common Stock (x) held by Parent as treasury shares immediately prior to the Parent Merger Effective Time shall be converted automatically into one fully paid and nonassessable share of HoldCo Common Stock, to be held immediately after completion of the Parent Merger in the treasury of New Slider HoldCo, and (y) held by New Slider HoldCo, Merger Sub 1, Merger Sub 2 or Merger Sub 3 immediately prior to the

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Parent Merger Effective Time (the “Parent Cancelled Shares”) shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv)             Each Parent Equity Award shall be converted into a corresponding equity award in respect of that number of shares of HoldCo Common Stock equal to the number of shares of Parent Common Stock subject to such Parent Equity Award as of immediately prior to the Parent Merger Effective Time (and in the case of a stock option, with the same exercise price per share), subject to the same terms and conditions as apply to such Parent Equity Award immediately prior to the Parent Merger Effective Time.

(v)               Each share of common stock, par value $1.00 per share, of Merger Sub 1 issued and outstanding immediately prior to the Parent Merger Effective Time shall be converted into and become one share of common stock, par value $1.00 per share, of the Surviving Parent Company, which shall constitute one hundred percent (100%) of the shares of the Surviving Parent Company immediately following the Parent Merger Effective Time, and New Slider HoldCo shall be the sole stockholder of the Surviving Parent Company.

(b)               At the OpCo Merger Effective Time, by virtue of the OpCo Merger and without any action on the part of any party:

(i)               All issued and outstanding shares of Maverick OpCo Common Stock shall be converted into the right to receive, subject to adjustment following the Closing pursuant to Section 2.12, in the aggregate (x) an amount of cash equal to the Maverick OpCo Cash Consideration and (y) ninety-one million five hundred thousand (91,500,000) fully paid and nonassessable shares of HoldCo Common Stock (the “Maverick OpCo Common Stock Consideration” and, together with the Maverick OpCo Cash Consideration, the “Maverick OpCo Merger Consideration”), in each case, allocated among the Maverick OpCo Holders in accordance with the Capitalization Schedule.

(ii)              All shares of Maverick OpCo Common Stock will no longer be outstanding and shall automatically be cancelled and will cease to exist, and each holder of Maverick OpCo Common Stock will cease to have any rights with respect thereto, except the right to receive such holder’s allocation of the Maverick OpCo Merger Consideration.

(iii)            Each share of common stock, par value $0.01 per share, of Merger Sub 2 issued and outstanding immediately prior to the OpCo Merger Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving OpCo Company, which shall constitute one hundred percent (100%) of the shares of the Surviving OpCo Company immediately following the OpCo Merger Effective Time, and New Slider HoldCo shall be the sole stockholder of the Surviving OpCo Company.

(c)               At the PropCo Merger Effective Time, by virtue of the PropCo Merger and without any action on the part of any party:

(i)               All issued and outstanding Class A Membership Interests of Maverick PropCo (the “Class A Maverick PropCo Interests”) shall be converted into the right to receive, subject to adjustment following the Closing pursuant to Section 2.12, in the aggregate, an amount of cash equal to the Maverick PropCo Cash Consideration (the “Maverick PropCo

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Merger Consideration”), in each case, allocated among the Class A Maverick PropCo Holders in accordance with the Capitalization Schedule.

(ii)              All Class A Maverick PropCo Interests will no longer be outstanding and shall automatically be cancelled and will cease to exist, and each holder of Class A Maverick PropCo Interests will cease to have any rights with respect thereto, except the right to receive such holder’s allocation of the Maverick PropCo Merger Consideration.

(iii)            Each Class A Membership Interest of Merger Sub 3 issued and outstanding immediately prior to the PropCo Merger Effective Time shall be converted into a number of Class A Membership Interests of the Surviving PropCo Company equal to the number of Class A Maverick PropCo Interests issued and outstanding immediately prior to the PropCo Merger Effective Time, and New Slider HoldCo shall be the sole interest holder of the Class A Membership Interests of the Surviving PropCo Company.

(iv)             All issued and outstanding Class B Membership Interests of Maverick PropCo (the “Class B Maverick PropCo Interests”) shall be unaffected by the PropCo Merger and shall remain outstanding as Class B Membership Interests of the Surviving PropCo Company held by Jetro Holdings, LLC.

Section 2.8            Capitalization Schedule. At least five (5) Business Days prior to the Closing and substantially concurrently with the delivery of the Pre-Closing Statement, the Maverick TopCos shall deliver a written certificate to Parent and New Slider HoldCo, executed by a duly authorized officer of each of Maverick OpCo and Maverick PropCo, setting forth as of the Closing Date (a) a true, complete and correct list of all of the holders of Maverick OpCo Common Stock (the “Maverick OpCo Holders”) and all of the holders of Class A Maverick PropCo Interests (the “Class A Maverick PropCo Holders”), (b) the number of Maverick OpCo Common Stock and Class A Maverick PropCo Interests held by each such Maverick OpCo Holder and Class A Maverick PropCo Holder, as applicable, (c) the ownership percentage of Maverick OpCo Common Stock held by each such Maverick OpCo Holder and the ownership percentage of Class A Maverick PropCo Interests held by each such Class A Maverick PropCo Holder, and (d) the portion of the Maverick OpCo Merger Consideration and Maverick PropCo Merger Consideration payable to such Maverick OpCo Holder and Class A Maverick PropCo Holder, as applicable (the “Capitalization Schedule”). Parent and New Slider HoldCo shall be entitled to rely conclusively on the Capitalization Schedule for the purposes of allocating the Maverick OpCo Merger Consideration and Maverick PropCo Merger Consideration, and no Parent Party, and on or after the Closing, none of the Surviving OpCo Company, Surviving PropCo Company, or any of the Acquired Companies, will have any liability or obligation to any Maverick OpCo Holder, any Class A Maverick PropCo Holder, Holder Representative or any other Person for such reliance in making payments in accordance with the Capitalization Schedule or for any errors, omissions or inaccuracies made by the Maverick TopCos in the determination of the amounts set forth therein.

Section 2.9            Maverick OpCo Holders and Maverick PropCo Holders. The Maverick TopCos and Holder Representative shall provide, and shall use reasonable best efforts to cause the Maverick OpCo Holders and the Maverick PropCo Holders to provide, such information and take such actions as are reasonably requested by New Slider HoldCo’s transfer agent to deliver

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the Maverick OpCo Merger Consideration to the Maverick OpCo Holders and the Maverick PropCo Merger Consideration to the Maverick PropCo Holders, including causing the Maverick OpCo Holders and the Maverick PropCo Holders to provide customary investor representations, bank account information, and tax and withholding information and executing and delivering customary transfer and paying agent documentation required for recipients of cash and stock consideration in a business combination transaction.

Section 2.10        Payment of Merger Consideration.

(a)               Prior to the Closing, New Slider HoldCo and Parent shall appoint a bank or trust company of national recognition reasonably acceptable to Holder Representative, or Parent’s transfer agent, to act as exchange agent (the “Exchange Agent”) hereunder. At or prior to the Parent Merger Effective Time, New Slider HoldCo shall, and Parent shall cause New Slider HoldCo to, deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of Maverick OpCo Holders and Class A Maverick PropCo Holders for exchange in accordance with this Section 2.10, (i) certificates or evidence of book-entry shares representing the shares of HoldCo Common Stock included in the Maverick OpCo Common Stock Consideration and (ii) (A) cash representing the Aggregate Estimated Cash Merger Consideration plus (B) cash necessary to pay in lieu of fractional shares pursuant to Section 2.10(g) (such shares of HoldCo Common Stock together with such cash, the “Exchange Fund”).

(b)               Prior to the Parent Merger Effective Time, each of the Maverick TopCos will deliver or mail or will cause to be delivered or mailed to each holder of Maverick OpCo Common Stock and Maverick PropCo Interest a letter of transmittal in a form prepared by New Slider HoldCo and reasonably satisfactory to Holder Representative (the “Letter of Transmittal”), which shall specify that delivery shall be effected, only upon proper delivery of the related Certificates (or, for holders of uncertificated shares, upon proper delivery of a fully executed Letter of Transmittal) in accordance therewith to the applicable Maverick TopCo or the Surviving OpCo Company or the Surviving PropCo Company, as applicable, and instructions for use in surrendering such shares of Maverick Opco Common Stock and Maverick PropCo Interests and receiving the applicable portion of the Aggregate Merger Consideration in respect of the Maverick OpCo Common Stock and Maverick PropCo Interest evidenced thereby. Upon the surrender of each such Certificate, if applicable, and delivery of a properly completed and duly executed Letter of Transmittal at least two (2) Business Days prior to the Closing Date, New Slider HoldCo and Parent shall cause the Exchange Agent to, on the same Business Day as the Parent Merger Effective Time, pay the holder of such shares of Maverick OpCo Common Stock the applicable portion of the Maverick OpCo Merger Consideration in consideration therefor, and the holder of Maverick PropCo Interests the applicable portion of the Maverick PropCo Merger Consideration in consideration therefor, in each case, in accordance with the Capitalization Schedule, and such shares of Maverick OpCo Common Stock and interest of Maverick PropCo Interests and any related Certificate shall forthwith be cancelled. Upon the surrender of each such Certificate, if applicable, and a properly completed and duly executed Letter of Transmittal following the Closing Date, the Exchange Agent shall, as soon as reasonably practicable following the Closing Date, pay the holder of such shares of Maverick OpCo Common Stock the applicable portion of the Maverick OpCo Merger Consideration in consideration therefor, and the holder of Maverick PropCo Interests the applicable portion of the

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Maverick PropCo Merger Consideration in consideration therefor, in each case, in accordance with the Capitalization Schedule, and such shares of Maverick OpCo Common Stock and interest of Maverick PropCo Interests and any related Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate shall represent solely the right to receive the applicable portion of the Aggregate Merger Consideration relating thereto. Notwithstanding the foregoing, the cash portion of the Maverick OpCo Merger Consideration and Maverick PropCo Merger Consideration payable to each such Maverick OpCo Holder and Class A Maverick PropCo Holder shall be reduced by an amount equal to (A) in the case of each Maverick OpCo Holder, such Maverick OpCo Holder’s Pro Rata Maverick OpCo Ownership Percentage multiplied by the Holder Representative Expenses, and (B) in the case of each Class A Maverick PropCo Holder, such Class A Maverick PropCo Holder’s Pro Rata Maverick PropCo Ownership Percentage multiplied by the Holder Representative Expenses, and, Parent shall cause the Exchange Agent to pay from the Exchange Fund such amounts to Holder Representative on the Closing Date.

(c)               After the Parent Merger Effective Time, there shall be no transfers on the stock transfer books of the Surviving OpCo Company or the Surviving PropCo Company of any shares of Maverick OpCo Common Stock or Maverick PropCo Interests that were outstanding immediately prior to the Parent Merger Effective Time. If, after the Parent Merger Effective Time, shares of Maverick OpCo Common Stock or interests of Maverick PropCo Interests are presented to the Exchange Agent, they shall be surrendered and cancelled against delivery of the applicable portion of the Aggregate Merger Consideration as provided in this Article II.

(d)               No interest shall accrue or be paid on any portion of the Aggregate Merger Consideration payable upon the delivery of Certificates or Letters of Transmittal. Any portion of the Exchange Fund remaining unclaimed by Maverick OpCo Holders, Maverick PropCo Holders or Holder Representative eighteen (18) months after the PropCo Merger Effective Time shall become, to the extent required by applicable Law, the property of the Surviving OpCo Company, free and clear of any claim or interest of any Person previously entitled thereto. The Exchange Agent will notify New Slider HoldCo, Parent and Holder Representative prior to the time that any portion of the Exchange Fund which remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws and, at New Slider HoldCo’s option, such portion shall be paid to New Slider HoldCo. None of the Parent Parties, or after the Closing, the Surviving OpCo Company, the Surviving PropCo Company, the Acquired Companies, the Exchange Agent or any of their respective Affiliates shall be liable to any Maverick OpCo Holder, Maverick PropCo Holder, or Holder Representative, for any cash or interest thereon delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Laws.

(e)               In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by New Slider HoldCo and/or the Exchange Agent, a customary indemnity bond, the Exchange Agent will issue, or will cause to be issued, in exchange for such lost, stolen or destroyed Certificate the payments with respect to such Certificate to which such Person is entitled pursuant to this Article II.

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(f)                All shares of HoldCo Common Stock to be issued and delivered to the Maverick OpCo Holders and the Maverick PropCo Holders hereunder shall be free and clear of all Liens (other than restrictions on transfer under applicable securities Laws or restrictions arising under the Stockholders Agreement), and shall be deemed issued and outstanding as of the Closing Date. Whenever a dividend or other distribution is declared by New Slider HoldCo in respect of shares of HoldCo Common Stock, the record date for which is at or after the Closing Date, that declaration shall include dividends or other distributions in respect of all shares of HoldCo Common Stock issuable pursuant to this Agreement. No dividends or other distributions with respect to HoldCo Common Stock with a record date on or after the Closing Date shall be paid to the holder of any unsurrendered Certificate or book-entry shares with respect to the HoldCo Common Stock issuable hereunder. All such dividends and other distributions shall instead be paid by New Slider HoldCo to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate or book-entry share (or affidavit of loss and customary indemnity bond (if required) in lieu thereof) in accordance with this Agreement. Subject to applicable Law and this Section 2.10, following surrender of any such Certificate (or affidavit of loss in lieu thereof and customary indemnity bond (if required)) of book-entry shares, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date on or after the Closing Date theretofore paid with respect to such HoldCo Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the record date, but prior to such surrender, and with a payment date subsequent to such surrender payable with respect to such HoldCo Common Stock to which such holder is entitled pursuant to this Agreement.

(g)               No certificates or scrip representing fractional shares of HoldCo Common Stock shall be issued in exchange for the Equity Interests of Maverick OpCo or Maverick PropCo pursuant to this Article II. Notwithstanding any other provision of this Agreement, each Maverick OpCo Holder and Maverick PropCo Holder who would otherwise have been entitled to receive a fraction of a share of HoldCo Common Stock (after taking into account all Equity Interests of each of Maverick OpCo and Maverick PropCo exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the Closing Parent Common Stock Price.

(h)               The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided that any such investments shall be in (i) direct short-term obligations of, or short-term obligations guaranteed by, the U.S. government, (ii) short-term commercial paper obligations rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s corporation, respectively, (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available), (iv) mutual funds investing solely in such assets, or (v) a combination of the foregoing; provided, further, that no such investment or loss thereon shall affect the amounts payable to Maverick OpCo Holders and Class A Maverick PropCo Holders pursuant to this Article II, and following any losses from any such investment, Parent shall promptly deposit (or cause to be deposited) additional funds to the Exchange Agent for the benefit of Maverick OpCo Holders and Class A Maverick PropCo Holders at the Parent Merger Effective Time in the amount of such losses to the extent necessary to satisfy Parent’s and New Slider HoldCo’s obligations under this

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Article II, which additional funds will be deemed to be part of the Exchange Fund. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to this Section 2.10.

Section 2.11        Calculation of Cash Consideration.

(a)               Maverick OpCo Cash Consideration. The term “Maverick OpCo Estimated Cash Consideration” means the amount resulting from: (i) $19,308,750,000 minus (ii) $55,273,288.02 (the “Maverick OpCo Adjustment Escrow Amount”) plus (iii) the Maverick OpCo Estimated Adjustment Amount (if the Maverick OpCo Estimated Adjustment Amount is a positive number), minus (iv) the absolute value of the Maverick OpCo Estimated Adjustment Amount (if the Maverick OpCo Estimated Adjustment Amount is a negative number). The Maverick OpCo Estimated Cash Consideration shall be subject to adjustment following the Closing pursuant to Section 2.12 (as so adjusted, the “Maverick OpCo Cash Consideration”).

(b)               Maverick PropCo Estimated Purchase Price. The term “Maverick PropCo Estimated Cash Consideration” means the amount resulting from: (i) $2,291,250,000 minus (ii) $4,726,711.98 (the “Maverick PropCo Adjustment Escrow Amount”), plus (iii) the Maverick PropCo Estimated Adjustment Amount (if the Maverick PropCo Estimated Adjustment Amount is a positive number), minus (iv) the absolute value of the Maverick PropCo Estimated Adjustment Amount (if the Maverick PropCo Estimated Adjustment Amount is a negative number). The Maverick PropCo Estimated Cash Consideration shall be subject to adjustment following the Closing pursuant to Section 2.12 (as so adjusted, the “Maverick PropCo Cash Consideration”).

(c)               Pre-Closing Statement and Transaction Expenses.

(i)                 Not fewer than three (3) Business Days prior to the anticipated Closing Date, the Maverick TopCos shall deliver to Parent and New Slider HoldCo a certificate executed by an executive officer of each of Maverick OpCo and Maverick PropCo (the “Pre-Closing Statement”), setting forth good faith estimates:

(1)               for the Maverick OpCo Acquired Companies of (A) Maverick OpCo Closing Indebtedness, (B) Maverick OpCo Transaction Expenses, (C) Maverick OpCo Net Working Capital, (D) Maverick OpCo Closing Cash, and (E) the Maverick OpCo Adjustment Amount, in each case determined in accordance with the Balance Sheet Rules (clause (E) being the “Maverick OpCo Estimated Adjustment Amount” for the Maverick OpCo Acquired Companies), together with reasonable supporting documentation for such estimates; and

(2)               for the Maverick PropCo Acquired Companies, of (A)  Maverick PropCo Closing Indebtedness, (B)  Maverick PropCo Transaction Expenses, (C) Maverick PropCo Net Working Capital, (D) Maverick PropCo Closing Cash, and (E) the Maverick PropCo Adjustment Amount, in each case determined in accordance with the Balance Sheet Rules (clause (E) being the “Maverick PropCo Estimated Adjustment Amount” for the Maverick PropCo Acquired Companies), together with reasonable supporting documentation for such estimates.

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(ii)              The Maverick TopCos shall deliver to Parent final written invoices with respect to the payees of Transaction Expenses to be paid by any of the Acquired Companies at the Closing and shall indicate which Acquired Company, as applicable, paid or will pay each such invoice (the “Closing Transaction Expenses”).

(iii)            After the delivery of the Pre-Closing Statement, in connection with Parent’s review thereof, Parent and its Representatives shall be permitted to review the books and records of the Acquired Companies and shall be provided with reasonable access to the personnel and advisers of the Acquired Companies who were involved in the preparation of the Pre-Closing Statement in order to ask questions and receive answers, and the Acquired Companies shall use commercially reasonable efforts to provide any reasonable supporting documentation that Parent may reasonably request; provided, however that external accountants shall not be obliged to make any work papers available to Parent and New Slider HoldCo unless Parent, New Slider HoldCo and/or Parent’s and New Slider HoldCo’s accountants, as applicable, have signed a customary agreement relating to such access to work papers. Prior to the Closing, the Maverick TopCos shall consider, in good faith, any changes to the Pre-Closing Statement proposed by Parent and, to the extent the Maverick TopCos, in their sole discretion, agree with any such changes, the Maverick TopCos will modify the Pre-Closing Statement to reflect such changes; provided that if the parties are unable to resolve such differences prior to the Closing Date, in no event shall such disagreement delay the Closing, and the estimates and calculations of the Maverick TopCos set forth in the Pre-Closing Statement with such changes as have been agreed in writing by the Maverick TopCos and Parent (if any) shall control for the purposes of calculating the payments required to be made on the Closing Date pursuant to Article II. For the avoidance of doubt, Parent shall have no obligation to comment on the Pre-Closing Statement and Parent’s failure to identify any questions or changes to the Pre-Closing Statement shall not indicate any acceptance or waiver, or otherwise impact Parent’s right to prepare the Closing Statement in accordance with Section 2.12.

(iv)             Holder Representative and each of the Maverick TopCos acknowledges and agrees on behalf of such Person and its Affiliates that, for the purposes of calculating the payments required to be made on the Closing Date pursuant to Article II, Parent and their Affiliates (including the Acquired Companies following the Closing) shall be able to rely on the allocations made by the Maverick TopCos, Holder Representative and its Affiliates in determining (A) Maverick OpCo Closing Cash and Maverick PropCo Closing Cash, (B) Maverick OpCo Closing Indebtedness and Maverick PropCo Closing Indebtedness, (C) Maverick OpCo Transaction Expenses and Maverick PropCo Transaction Expenses, (D) Maverick OpCo Net Working Capital Adjustment and Maverick PropCo Net Working Capital Adjustment, and (E) the Maverick OpCo Estimated Cash Consideration and the Maverick PropCo Estimated Cash Consideration.

Section 2.12        Adjustment of Purchase Price.

(a)               Closing Statement.

(i)                 Within ninety (90) days following the Closing Date, New Slider HoldCo and Parent shall prepare and deliver to Holder Representative a certificate executed by an executive officer of New Slider HoldCo (the “Closing Statement”):

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(1)               as to the Maverick OpCo Acquired Companies, setting forth New Slider HoldCo’s good faith determination, for the Maverick OpCo Acquired Companies, of (A) Maverick OpCo Closing Indebtedness, (B) Maverick OpCo Transaction Expenses, (C) Maverick OpCo Net Working Capital, (D) Maverick OpCo Closing Cash, and (E) the Maverick OpCo Adjustment Amount, in each case determined in accordance with the Balance Sheet Rules, together with reasonable supporting documentation for such calculations; and

(2)               as to the Maverick PropCo Acquired Companies setting forth New Slider HoldCo’s good faith determination, for the Maverick PropCo Acquired Companies, of (A) Maverick PropCo Closing Indebtedness, (B) Maverick PropCo Transaction Expenses, (C) Maverick PropCo Net Working Capital, (D) Maverick PropCo Closing Cash, and (E) the Maverick PropCo Adjustment Amount, in each case determined in accordance with the Balance Sheet Rules, together with reasonable supporting documentation for such estimates.

(ii)              Following delivery of the Closing Statement, New Slider HoldCo and Parent shall promptly provide Holder Representative and its Representatives with any supporting documentation for the Closing Statement that Holder Representative may reasonably request, and, in connection with Holder Representative’s review of the Closing Statement, Holder Representative and its Representatives shall be permitted to review the books and records of New Slider HoldCo, Parent and the Acquired Companies and shall be provided with reasonable access to the personnel and advisers of Parent who were involved in the preparation of the Closing Statement in order to ask questions and receive answers, and New Slider HoldCo and Parent shall use commercially reasonable efforts to provide any reasonable supporting documentation that Holder Representative may reasonably request; provided, however that external accountants shall not be obliged to make any work papers available to Holder Representative unless Holder Representative and/or Holder Representative’s accountants, as applicable, have signed a customary agreement relating to such access to work papers.

(b)               Dispute Resolution. Within sixty (60) days after Holder Representative’s receipt of the Closing Statement, Holder Representative may deliver to New Slider HoldCo a written statement specifying any objections thereto in reasonable detail with reasonable supporting documentation for such objections (an “Objections Statement”). If Holder Representative does not deliver an Objections Statement within such 60-day period, then the Closing Statement shall become final and binding upon all parties. If Holder Representative delivers an Objections Statement within such 60-day period, then Holder Representative and New Slider HoldCo shall negotiate in good faith for 30 days following New Slider HoldCo’s receipt of such Objections Statement to resolve such objections. Any such objections that Parent and Holder Representative are unable to resolve during such 30-day period is referred to as a “Dispute”. After such 30-day period, any matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all parties. If New Slider HoldCo and Holder Representative are unable to resolve all objections during such 30-day period, then any Disputes, and only such Disputes, shall be submitted promptly by New Slider HoldCo and Holder Representative to the dispute resolution practice of Deloitte LLP, or if Deloitte LLP declines the engagement, an independent accounting firm of national reputation mutually acceptable to New Slider HoldCo and Holder Representative (the “Accounting Firm”). The Accounting Firm shall act as a neutral expert and not as an arbitrator and will resolve only the disputed items that have

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been submitted to it pursuant to this Section 2.12(b) solely in accordance with the procedures (including any defined terms and the Balance Sheet Rules) set forth in this Agreement. No party or any of its Affiliates or Representatives will engage in any ex parte communication with the Accounting Firm at any time with respect to any Dispute. The Accounting Firm shall be instructed to resolve any Disputes solely in accordance with the terms and procedures (including any defined terms and the Balance Sheet Rules) of this Agreement within 30 days after its appointment. The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between Parent and Holder Representative, (iii) shall constitute an arbitral award and (iv) shall be conclusive and binding upon all the parties, absent manifest error, upon which a judgment may be rendered by a court having proper jurisdiction thereover. Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties. New Slider HoldCo and Holder Representative agree that the procedures set forth in this Section 2.12(b) for resolving disputes with respect to the Closing Statement shall, except in the case of actual common law fraud under Delaware law, be the sole and exclusive method for resolving any such disputes; provided, however, that this provision shall not prohibit either party from instituting litigation to enforce any final determination of the Final Maverick OpCo Adjustment Amount and the Final Maverick PropCo Adjustment Amount by the Accounting Firm pursuant to this Section 2.12(b) in any court of competent jurisdiction in accordance with Section 8.4. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of manifest error. It is the intent of the parties to have any final determination of the Final Maverick OpCo Adjustment Amount and the Final Maverick PropCo Adjustment Amount by the Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by the written agreement of New Slider HoldCo and Holder Representative and the parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.12(b).

(c)               Accounting Firm Expenses. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between the Holder Representative and New Slider HoldCo, and any associated engagement fees shall initially be borne fifty percent (50%) by the Holder Representative and fifty percent (50%) by New Slider HoldCo; provided however, that such fees, costs and expenses of the Accounting Firm shall ultimately be allocated between New Slider HoldCo, on the one hand, and Maverick OpCo (as to the Maverick OpCo portion of the Closing Statement) or Maverick PropCo (as to the Maverick PropCo portion of the Closing Statement), on the other hand, based upon the percentage which the portion of the Disputes not awarded to each party bears to the amount actually contested by such party. For example, if Holder Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Parent and if the Accounting Firm ultimately resolves the Dispute by awarding to Holder Representative $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300  ÷  1,000) to Parent and 70% (i.e., 700  ÷  1,000) to the Holder Representative.

(d)               Final Adjustment Amounts. As used herein, “Final Maverick OpCo Adjustment Amount” and “Final Maverick PropCo Adjustment Amount”, means, (i) if Holder Representative fails to deliver an Objections Statement as to the Closing Statement in accordance

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with Section 2.12(b), the Maverick OpCo Adjustment Amount (in the case of the Final Maverick OpCo Adjustment Amount) and the Maverick PropCo Adjustment Amount (in the case of the Maverick PropCo Adjustment Amount) set forth in the Closing Statement or (ii) if the Maverick OpCo Adjustment Amount and/or the Maverick PropCo Adjustment Amount is resolved by New Slider HoldCo and Holder Representative or by submission of any Disputes to the Accounting Firm, as contemplated by Section 2.12(b), the Maverick OpCo Adjustment Amount (in the case of the Final Maverick OpCo Adjustment Amount) and the Maverick PropCo Adjustment Amount (in the case of the Final Maverick PropCo Adjustment Amount), each as so resolved.

(i)                 If the Final Maverick OpCo Adjustment Amount is:

(1)               greater than the Maverick OpCo Estimated Adjustment Amount (any such excess, the “Maverick OpCo Holders Adjustment Amount”), then promptly (but in any event within three (3) Business Days following the determination of the Final Maverick OpCo Adjustment Amount): (A) New Slider HoldCo and Holder Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to Holder Representative (for distribution to the Maverick OpCo Holders in accordance with the Pro Rata Maverick OpCo Ownership Percentage) the funds from the Maverick OpCo Adjustment Escrow Account to an account or accounts designated by Holder Representative in writing; and (B) New Slider HoldCo shall deliver or cause to be delivered to Holder Representative (for distribution to the Maverick OpCo Holders in accordance with the Pro Rata Maverick OpCo Ownership Percentage), the Maverick OpCo Holders Adjustment Amount; provided that Parent shall have no liability to the Maverick OpCo Holders or the Holder Representative in excess of the Maverick OpCo Holders Adjustment Amount Cap for any disputes related to the Final Maverick OpCo Adjustment Amount, including in respect of any Maverick OpCo Holders Adjustment Amount payable pursuant to this Agreement, including in the circumstances where the Maverick OpCo Holders Adjustment Amount is an amount in excess of the Maverick OpCo Holders Adjustment Amount Cap;

(2)               less than the Maverick OpCo Estimated Adjustment Amount (any such shortfall, the “Opco/Parent Adjustment Amount”), then promptly (but in any event within three (3) Business Days following the determination of the Final Maverick OpCo Adjustment Amount), New Slider HoldCo and Holder Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to New Slider HoldCo an amount equal to the lesser of the amount in the Maverick OpCo Adjustment Escrow Account and the OpCo/Parent Adjustment Amount; provided that if the amount then held in the Maverick OpCo Adjustment Escrow Account exceeds the Opco/Parent Adjustment Amount, such joint release notice shall also direct the Escrow Agent to release to Holder Representative (for distribution to the Maverick OpCo Holders in accordance with the Pro Rata Maverick OpCo Ownership Percentage) the amount of such excess. For the avoidance of doubt, subject to Section 2.12(d)(iii), the Maverick OpCo Adjustment Escrow Funds (together with any amounts available from the Maverick PropCo Adjustment Escrow Account pursuant to Section 2.12(d)(iii)) shall be the sole and exclusive recourse available to Parent for any disputes related to the Final Maverick OpCo Adjustment Amount including in respect of any Opco/Parent Adjustment Amount payable to New Slider HoldCo pursuant to this Agreement and the Maverick OpCo Holders shall have no liability in respect thereof in excess of available Maverick OpCo Adjustment Escrow Funds (and any amounts available from the Maverick PropCo

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Adjustment Escrow Account pursuant to Section 2.12(d)(iii)), including in the circumstances where the Opco/Parent Adjustment Amount is an amount in excess of the available Maverick OpCo Adjustment Escrow Funds. All such payments required to be made pursuant to this Section 2.12(d)(i)(2) shall be made promptly by wire transfer of immediately available funds to an account or accounts designated by Parent or Holder Representative, as applicable, in writing; or

(3)               equal to the Maverick OpCo Estimated Adjustment Amount, then Parent and Holder Representative shall promptly (but in any event within three (3) Business Days following the determination of the Final Maverick OpCo Adjustment Amount) deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to Holder Representative (for distribution to Maverick OpCo Holders) the amount then held in the Maverick OpCo Adjustment Escrow Account to an account or accounts designated by Holder Representative in writing.

(ii)              If the Final Maverick PropCo Adjustment Amount is:

(1)               greater than the Maverick PropCo Estimated Adjustment Amount (any such excess, the “Maverick PropCo Holders Adjustment Amount”), then promptly (but in any event within three (3) Business Days following the determination of the Final Maverick PropCo Adjustment Amount): (A) New Slider HoldCo and Holder Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to Holder Representative (for distribution to the Class A Maverick PropCo Holders in accordance with the Pro Rata Maverick PropCo Ownership Percentage) the funds from the Maverick PropCo Adjustment Escrow Account to an account or accounts designated by Holder Representative in writing; and (B) New Slider HoldCo shall deliver or cause to be delivered to Holder Representative (for distribution to the Class A Maverick PropCo Holders in accordance with the Pro Rata Maverick PropCo Ownership Percentage), the Maverick PropCo Holders Adjustment Amount; provided that Parent shall have no liability to the Maverick PropCo Holders or the Holder Representative in excess of the Maverick PropCo Holders Adjustment Amount Cap for any disputes related to the Final Maverick PropCo Adjustment Amount, including in respect of any Maverick PropCo Holders Adjustment Amount payable pursuant to this Agreement, including in the circumstances where the Maverick PropCo Holders Adjustment Amount is an amount in excess of the Maverick PropCo Holders Adjustment Amount Cap;

(2)               less than the Maverick PropCo Estimated Adjustment Amount (any such shortfall, the “PropCo/Parent Adjustment Amount”), then promptly (but in any event within three (3) Business Days following the determination of the Final Maverick PropCo Adjustment Amount), New Slider HoldCo and Holder Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to New Slider HoldCo an amount equal to the lesser of the amount in the Maverick PropCo Adjustment Escrow Account and the PropCo/Parent Adjustment Amount; provided that if the amount then held in the Maverick PropCo Adjustment Escrow Account exceeds the PropCo/Parent Adjustment Amount, such joint release notice shall also direct the Escrow Agent to release to Holder Representative (for distribution to the Class A Maverick PropCo Holders in accordance with the Pro Rata Maverick PropCo Ownership Percentage) the amount of such excess. For the avoidance of doubt, subject to Section 2.12(d)(iii), the Maverick PropCo Adjustment Escrow Funds (together

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with any amounts available from the Maverick PropCo Adjustment Escrow Account pursuant to Section 2.12(d)(iii)) shall be the sole and exclusive recourse available to New Slider HoldCo and Parent for any disputes related to the Final Maverick PropCo Adjustment Amount including in respect of any PropCo/Parent Adjustment Amount payable to New Slider HoldCo pursuant to this Agreement and the Maverick PropCo Holders shall have no liability in respect thereof in excess of available Maverick PropCo Adjustment Escrow Funds (and any amounts available from the Maverick PropCo Adjustment Escrow Account pursuant to Section 2.12(d)(iii)), including in the circumstances where the PropCo/Parent Adjustment Amount is an amount in excess of the available Maverick PropCo Adjustment Escrow Funds. All such payments required to be made pursuant to this Section 2.12(d)(ii)(2) shall be made promptly by wire transfer of immediately available funds to an account or accounts designated by New Slider HoldCo or Holder Representative, as applicable, in writing; or

(3)               equal to the Maverick PropCo Estimated Adjustment Amount, then Parent and Holder Representative shall promptly (but in any event within three (3) Business Days following the determination of the Final Maverick PropCo Adjustment Amount) deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to Holder Representative (for distribution to Class A Maverick PropCo Holders) the amount then held in the Maverick PropCo Adjustment Escrow Account to an account or accounts designated by Holder Representative in writing.

(iii)            If the OpCo/Parent Adjustment Amount exceeds the amount then held in the Maverick OpCo Adjustment Escrow Account (such excess, the “OpCo Escrow Shortfall”), New Slider HoldCo and Holder Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to New Slider HoldCo from the Maverick PropCo Adjustment Escrow Account an amount equal to the lesser of (A) the OpCo Escrow Shortfall and (B) the total amount then held in the Maverick PropCo Adjustment Escrow Account. If the PropCo/Parent Adjustment Amount exceeds the amount then held in the Maverick PropCo Adjustment Escrow Account (such excess, the “PropCo Escrow Shortfall”), New Slider HoldCo and Holder Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to New Slider HoldCo from the Maverick OpCo Adjustment Escrow Account an amount equal to the lesser of (A) the PropCo Escrow Shortfall and (B) the total amount then held in the Maverick OpCo Adjustment Escrow Account. Any amounts released from an Adjustment Escrow Account pursuant to this Section 2.12(d)(iii) shall reduce the funds available in such Adjustment Escrow Account for purposes of clauses (i) and (ii) above, and in no event shall the aggregate amounts released to New Slider HoldCo from both Adjustment Escrow Accounts pursuant to this Section 2.12(d) exceed the sum of the OpCo/Parent Adjustment Amount and the PropCo/Parent Adjustment Amount.

(iv)             Notwithstanding anything to the contrary herein, within three (3) Business Days following the delivery by New Slider HoldCo and Parent of the Closing Statement, if (A) the Closing Statement sets forth a Final Maverick OpCo Adjustment Amount that is greater than the Maverick OpCo Estimated Adjustment Amount, New Slider HoldCo and Parent and Holder Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to Holder Representative (for distribution to Maverick OpCo Holders) the amount then held in the Maverick OpCo Adjustment Escrow Account to an account or accounts designated by Holder Representative in writing and (B) the Closing

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Statement sets forth a Final Maverick OpCo Adjustment Amount that is less than the Maverick OpCo Estimated Adjustment Amount, then New Slider HoldCo and Parent and Holder Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to deliver to Holder Representative (for distribution to Maverick OpCo Holders) the amount, if any, by which the Maverick OpCo Adjustment Escrow Funds exceed the difference between (x) the Final Maverick OpCo Adjustment Amount and (y) the Maverick OpCo Estimated Adjustment Amount.

(v)               Notwithstanding anything to the contrary herein, within three (3) Business Days following the delivery by New Slider HoldCo and Parent of the Closing Statement, if (A) the Closing Statement sets forth a Final Maverick PropCo Adjustment Amount that is greater than the Maverick PropCo Estimated Adjustment Amount, New Slider HoldCo and Parent and Holder Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to Holder Representative (for distribution to Class A Maverick PropCo Holders) the amount then held in the Maverick PropCo Adjustment Escrow Account to an account or accounts designated by Holder Representative in writing and (B) the Closing Statement sets forth a Final Maverick PropCo Adjustment Amount that is less than the Maverick PropCo Estimated Adjustment Amount, then New Slider HoldCo and Parent and Holder Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to deliver to Holder Representative (for distribution to Class A Maverick PropCo Holders) the amount, if any, by which the Maverick PropCo Adjustment Escrow Funds exceed the difference between (x) the Final Maverick PropCo Adjustment Amount and (y) the Maverick PropCo Estimated Adjustment Amount.

(vi)             All payments made pursuant to this Section 2.12(d) shall be treated by all parties for tax purposes as adjustments to the Maverick OpCo Merger Consideration and Maverick PropCo Merger Consideration, as applicable (other than with respect to any amounts treated as interest under Section 483 of the Code and the Treasury Regulations thereunder (or any corresponding or similar provision of state, local or foreign Law)), except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law). In connection with determining whether the Final Maverick OpCo Adjustment Amount or Final Maverick PropCo Adjustment Amount is “greater than”, “less than” or “equal to” the Maverick OpCo Estimated Adjustment Amount or the Final Maverick PropCo Adjustment Amount, as applicable, all calculations made under this Section 2.12(d) shall be made in reference to the difference between the amount received in the aggregate by the Maverick OpCo Holders or the Class A Maverick PropCo Holders, as applicable, at the Closing based on the Maverick OpCo Estimated Adjustment Amount or Maverick PropCo Estimated Adjustment Amount, as applicable, as compared to the amount which should have been received in the aggregate by Maverick OpCo Holders or the Class A Maverick PropCo Holders at the Closing based on the Final Maverick OpCo Adjustment Amount or the Final Maverick PropCo Adjustment Amount, as applicable, as finally determined hereunder.

Section 2.13        Adjustment Escrow Accounts. At the Closing, Parent shall deposit, or shall cause to be deposited, with the Escrow Agent cash in the amount of the Maverick OpCo Adjustment Escrow Amount and the Maverick PropCo Adjustment Escrow Amount by wire transfer of immediately available funds to separate, segregated, interest bearing accounts

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designated in writing by the Escrow Agent no fewer than three (3) Business Days prior to the Closing Date (such account holding the Maverick OpCo Adjustment Escrow Amount, the “Maverick OpCo Adjustment Escrow Account”, and such account holding the Maverick PropCo Adjustment Escrow Amount, the “Maverick PropCo Adjustment Escrow Account”, and each an “Adjustment Escrow Account”). The Maverick OpCo Adjustment Escrow Account shall be used exclusively to satisfy the obligation to deliver amounts in accordance with the terms of Section 2.12(d)(i), Section 2.12(d)(iii) and Section 2.12(d)(iv) and the Maverick PropCo Adjustment Escrow Account shall be used exclusively to satisfy the obligation to deliver amounts in accordance with the terms of Section 2.12(d)(ii), Section 2.12(d)(iii) and Section 2.12(d)(v). In the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

Section 2.14        Withholding. Each of Parent, the Maverick TopCos, their Affiliates, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law; provided, that (except with respect to amounts (1) treated as compensation for applicable Tax purposes, (2) attributable to the failure to provide the forms described in Section 2.2(b)(ii) and Section 2.2(b)(iii), or (3) required to be withheld pursuant to Section 1445 or Section 1446(f) of the Code) if Parent determines that any such deduction or withholding is required, Parent shall use commercially reasonable efforts to provide notice to the Holder Representative of its intent to deduct or withhold as soon as reasonably practicable prior to the payment to which such deduction or withholding would apply, and shall reasonably cooperate with the Holder Representative to mitigate or eliminate any such deduction or withholding to the maximum extent permitted by applicable Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 2.15        Certain Adjustments. If, during the Interim Period (and as permitted by Section 5.3), the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Maverick OpCo Common Stock Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.15 shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.16        Certain Payments. The parties agree that in addition to the Maverick OpCo Consideration and Maverick PropCo Consideration, the Maverick OpCo Holders shall be entitled to, and New Slider HoldCo shall pay, or cause to be paid, the amounts set forth on Section 2.16 of the Maverick Disclosure Letter, subject to and in accordance with the terms and conditions set forth on Section 2.16 of the Maverick Disclosure Letter.

Section 2.17        Holder Representative.

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(a)               Designation and Replacement of Holder Representative. The parties hereto have agreed that it is desirable to designate a representative to act on behalf of the Maverick OpCo Holders and the Class A Maverick PropCo Holders for certain limited purposes, as specified herein (the “Holder Representative”). Ki Atlantic Holdings Limited shall be the agent and attorney-in-fact for each of the Maverick OpCo Holders and Maverick PropCo Holders to act as Holder Representative under this Agreement and the other Transaction Documents in accordance with the terms hereof. In the event of the resignation of Holder Representative, a successor Holder Representative, appointed by the resigning Holder Representative, shall thereafter be appointed by an instrument in writing signed by such successor Holder Representative.

(b)               Holder Representative is hereby (and each Letter of Transmittal shall provide, that Holder Representative is) authorized and empowered to act for, and on behalf of, any or all of the Maverick OpCo Holders and the Maverick PropCo Holders (with full power of substitution in the premises) in connection with (i) the cash consideration adjustment set forth in Section 2.11 and Section 2.12 and (ii) such other matters as are reasonably necessary for the consummation of the transactions contemplated by this Agreement, including (A) to receive or direct the receipt or distribution of all payments owing to the Maverick OpCo Holders and the Class A Maverick PropCo Holders under this Agreement, (B) to withhold any amounts received on behalf of the Maverick OpCo Holders and the Maverick PropCo Holders in order to satisfy any actual or potential liabilities of the Holders under this Agreement, (C) to make any payments on behalf of the Maverick OpCo Holders and the Maverick PropCo Holders and collect from the Maverick OpCo Holders and the Class A Maverick PropCo Holders (in accordance with the Pro Rata Maverick OpCo Ownership Percentages and the Pro Rata Maverick PropCo Ownership Percentages, as applicable) any amounts paid in settlement of any claims under this Agreement, (D) to terminate, amend, waive any provision of or abandon this Agreement or any of the other Transaction Documents, (E) to act as the representative of the Maverick OpCo Holders and the Maverick PropCo Holders to review and authorize all claims and disputes or question the accuracy thereof, (F) to negotiate and compromise on their behalf with Parent any claims asserted hereunder and to authorize payments to be made with respect thereto, (G) to distribute or direct the distribution of any payments to Maverick OpCo Holders and the Maverick PropCo Holders as contemplated by this Agreement, (H) to take such further actions as are authorized in this Agreement or the other Transaction Documents and (I) in general, do all things and perform all acts, including executing and delivering all agreements (including the other Transaction Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by Holder Representative to be necessary or desirable in connection with this Agreement, other Transaction Documents and the transactions contemplated by this Agreement. Each of the Parent Parties shall be entitled to rely on such appointment and to treat Holder Representative as the duly appointed attorney-in-fact of each Holder. Notices given to Holder Representative in accordance with the provisions of this Agreement shall constitute notice to the Maverick OpCo Holders and the Maverick PropCo Holders for all purposes under this Agreement. Holder Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Letter of Transmittal, and no implied covenants, agreements, functions, duties, responsibilities, obligations or liabilities shall be read into this Agreement, the Letter of Transmittal or shall otherwise exist against Holder Representative.

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(c)               The appointment of Holder Representative is an agency coupled with an interest and is irrevocable and any action taken by Holder Representative pursuant to the authority granted in this Section 2.17 shall be effective and absolutely binding on each Maverick OpCo Holder and Class A Maverick PropCo Holder notwithstanding any contrary action of or direction from such Maverick OpCo Holder and Class A Maverick PropCo Holder, and the death or incapacity, or dissolution or other termination of existence, of any Maverick OpCo Holder and Class A Maverick PropCo Holder shall not terminate the authority and agency of Holder Representative, and each Letter of Transmittal shall provide for the foregoing. The Parent Parties and any other party to a Transaction Document in dealing with Holder Representative may conclusively rely, without inquiry, upon any act taken (or omitted to be taken) of Holder Representative as the act of the Maverick OpCo Holders and the Maverick PropCo Holders, all of which actions (or omissions) shall be legally binding upon the Maverick OpCo Holders and the Maverick PropCo Holders.

(d)               Holder Representative shall not be (and each Letter of Transmittal shall provide that Holder Representative shall not be) liable to any Maverick OpCo Holders and the Maverick PropCo Holders, with respect to any action taken or omitted to be taken by Holder Representative in its role as Holder Representative under or in connection with this Agreement or any or Transaction Document. The Parent Parties acknowledge and agree that Holder Representative is party to this Agreement solely for purposes of serving as the “Holder Representative”.

(e)               Holder Representative shall receive no compensation for service as such but shall receive reimbursement from, and be indemnified from, the Holder Representative Expenses, by the Maverick OpCo Holders and the Maverick PropCo Holders for any and all expenses, charges and liabilities, including reasonable attorneys’ fees (collectively, the “Holder Representative Expenses”), incurred by Holder Representative in the performance or discharge of its duties set forth in this Section 2.17. If the amount of the Holder Representative Expenses is less than Holder Representative Expenses, each Class A Maverick PropCo Holder and Maverick PropCo Holder shall pay to Holder Representative an amount equal to the product of (a) such Pro Rata Maverick OpCo Ownership Percentage or the Pro Rata Maverick PropCo Ownership Percentage multiplied by (b) the difference between (i) Holder Representative Expenses and (ii) the Holder Representative Expenses. In the event that the Holder Representative Expenses exceed Holder Representative Expenses, at such time as Holder Representative determines (in its sole discretion) is appropriate, such excess amount shall be distributed to the Maverick OpCo Holders and Maverick PropCo Holders with each receiving an amount in cash equal to (x) the balance of such excess, multiplied by (y) the applicable Pro Rata Maverick OpCo Ownership Percentage and the Pro Rata Maverick PropCo Ownership Percentage.

Article III

REPRESENTATIONS AND WARRANTIES OF THE MAVERICK TOPCOS

Except as disclosed in the disclosure schedule delivered by the Maverick TopCos to Parent immediately prior to the execution of this Agreement (the “Maverick Disclosure Letter”) (each fact or item disclosed in any section or subsection of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and any such other

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representations, warranties or covenants where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation, warranty or covenant is reasonably apparent on its face, in accordance with Section 9.17), the Maverick TopCos, severally, and not jointly and severally, represent and warrant to Parent and the Merger Subs as follows:

Section 3.1            Due Incorporation; Capitalization.

(a)               Each of Maverick OpCo and Maverick PropCo is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. Each of the Subsidiaries of Maverick OpCo and of Maverick PropCo is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, except where the failure to be in good standing, would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect. Each of the Acquired Companies has all requisite power and authority to own, lease and operate its respective assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except where the failure to do so would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect. Each of the Acquired Companies is duly qualified to do business as a foreign corporation and, where such concept is applicable, is in good standing in all jurisdictions in which it is required to be so qualified or in good standing, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect. The Maverick TopCos have delivered to Parent true, correct and complete copies of the Organizational Documents of the Maverick TopCos as of the date hereof and as currently in effect, and none of the Maverick TopCos is in material violation of such Organizational Documents.

(b)               As of the date of this Agreement, the authorized capital stock of Maverick OpCo consists of 400,000 shares of stock, of which (1) 200,000 shares are designated as General Business Common Stock, par value $0.01 per share (the “Maverick OpCo General Stock”) and (2) 200,000 of which are designed as Licensed Business Common Stock, par value $0.01 per share (“Maverick OpCo Licensed Stock” and, together with the Maverick OpCo General Stock, the “Maverick OpCo Common Stock”). As of the date of this Agreement, there are 141,135.083 shares of Maverick OpCo Common Stock issued and outstanding, of which 79,934.557 shares are shares of Maverick OpCo General Stock and 61,200.526 shares are shares of Maverick OpCo Licensed Stock. As of the date of this Agreement, there are 12,511,587.831 Maverick PropCo Interests issued and outstanding, of which 202,987.831 interests are Class A Maverick PropCo Interests and 12,308,600 interests are Class B Maverick PropCo Interests. Section 3.1(b)(i) of the Maverick Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of (1) the holders of Maverick OpCo Common Stock and the number of shares of Maverick OpCo Common Stock held by each Maverick OpCo Holder and (2) the holders of the Maverick PropCo Interests and the number of Class A Maverick PropCo Interests and Class B Maverick PropCo Interests held by each Maverick PropCo Holder. The Maverick TopCos have made available to Parent prior to the date hereof a complete and correct list of each holder of EAUs, specifying, on a holder by holder basis (x) the employee ID of each holder, and (y) the value of each award based on fiscal year 2025 earnings.

(c)               All of the issued and outstanding Equity Interests of each of the Maverick TopCos are duly authorized, validly issued, and, to the extent applicable, fully paid and

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nonassessable. Such Equity Interests have been issued in compliance with all applicable state and federal Laws concerning the issuance of securities in all material respects. No Equity Interests of the Maverick TopCos are subject to or were issued in violation of the preemptive rights of any equityholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, the DLLCA, the Organizational Documents of either of the Maverick TopCos or any agreement to which either of the Maverick TopCos, as applicable, is a party or otherwise bound. Except as set forth in Section 3.1(c)(i) and Section 3.1(c)(ii) of the Maverick Disclosure Letter, as of the date of this Agreement, there are no (i) issued and outstanding Equity Interests in either of the Maverick TopCos, (ii) securities of either of the Maverick TopCos or any of their respective Subsidiaries convertible into or exercisable or exchangeable for Equity Interests in either of the Maverick TopCos, (iii) options, warrants or other rights or agreements to acquire from either of the Maverick TopCos, or other obligation of the either of the Maverick TopCos to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, any Equity Interests in either of the Maverick TopCos securities convertible into or exercisable or exchangeable for Equity Interests in the either of the Maverick TopCos, (iv) voting trusts, proxies or other similar agreements to which either of the Maverick TopCos or any of their respective Subsidiaries is a party or by which either of the Maverick TopCos or any of their respective Subsidiaries is bound with respect to the voting of any Equity interests in either of the Maverick TopCos or any of their respective Subsidiaries, (v) obligations restricting the transfer of, or requiring the registration for sale of, Equity Interests in either of the Maverick TopCos or any of their respective Subsidiaries, or (vi) outstanding or authorized appreciation rights, rights of first offer, performance shares, “phantom” stock rights or other agreements or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, or other attribute of either of the Maverick TopCos or any of their respective Subsidiaries or any of their businesses or assets are calculated in accordance therewith (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Maverick TopCo Securities”). There are no outstanding obligations of either of the Maverick TopCos or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any Maverick TopCo Securities. No Subsidiary of either of the Maverick TopCos owns any shares of capital stock in either of the Maverick TopCos.

(d)               All of the outstanding Equity Interests in each Subsidiary of the Maverick TopCos have been and are duly authorized and validly issued, and, to the extent applicable, fully paid and nonassessable, and are owned by the Acquired Companies, free and clear of any Liens other than Permitted Liens. Such Equity Interests have been issued in compliance with all applicable state and federal Laws concerning the issuance of securities in all material respects. No Equity Interests of any of the Maverick TopCos’ Subsidiaries are subject to or were issued in violation of the preemptive rights of any equityholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, the DLLCA, the Organizational Documents of any of the Maverick TopCos’ applicable Subsidiaries or any agreement to which the Acquired Companies is a party or otherwise bound. Except as set forth in Section 3.1(d)(i) of the Maverick Disclosure Letter, there are no outstanding (i) Equity Interests of any of the Acquired Companies convertible into or exercisable or exchangeable for Equity Interests in any Subsidiary of the Maverick TopCos or the Maverick TopCos or (ii) options or other rights or agreements to acquire from either of the Maverick TopCos or any of their respective Subsidiaries, or other obligation of either of the Maverick TopCos or any of their

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respective Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any Equity Interests in any of the Maverick TopCos’ Subsidiaries or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any of the Maverick TopCos’ Subsidiaries (the items in clauses (i)and (ii) being referred to collectively as the “Maverick Subsidiary Securities”). There are no outstanding obligations of either of the Maverick TopCos or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities. Section 3.1(d)(ii) of the Maverick Disclosure Letter sets forth a true, correct and complete list of all of the Subsidiaries of each of Maverick OpCo and Maverick PropCo and its jurisdiction of organization.

(e)               Neither of the Maverick TopCos nor any of their respective Subsidiaries has outstanding bonds, debentures, notes or, other than as referred to in this Section 3.1, other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of either of the Maverick TopCos on any matter.

(f)                Neither of the Maverick TopCos nor any of their respective Subsidiaries owns any Third Party Interests. Neither of the Maverick TopCos nor any of their respective Subsidiaries have any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in, or equity contribution or similar advance to, any Person.

(g)               Except for this Agreement and as set forth on Section 3.1(g) of the Maverick Disclosure Letter, none of the Maverick TopCos or any of their respective Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the Equity Interests of either of the Maverick TopCos or any of their respective Subsidiaries.

Section 3.2            Due Authorization.

(a)               Each of the Maverick TopCos has all requisite power and authority to enter into this Agreement each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and, subject to the approval of the holders of a majority of the issued and outstanding shares of Maverick OpCo Common Stock entitled to vote thereon in favor of the adoption of this Agreement, in accordance with applicable Law and Maverick OpCo’s Organizational Documents (the “Maverick OpCo Holder Approval”) to consummate the transactions contemplated hereby, and, except for the Maverick OpCo Holder Approval, no other corporate or limited liability company actions or proceedings on the part of either of the Maverick TopCos or any of its equityholders shall be necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. The board of directors of Maverick OpCo has unanimously authorized, approved and adopted in all respects this Agreement, the other Transaction Documents, and the Transactions. The board of managers of Maverick PropCo has unanimously, and each Maverick PropCo Holder has, authorized, approved and adopted in all respects this Agreement, the other Transaction Documents, and the Transactions (the “Maverick PropCo Holder Approval”, and together with the Maverick OpCo Holder Approval, the “Requisite Maverick Approvals”). Each of the Maverick TopCos has duly and validly executed and delivered this Agreement, and assuming the due authorization,

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execution and delivery by Parent and each of the Merger Subs, this Agreement constitutes a legal, valid and binding obligation of each of the Maverick TopCos enforceable against the Maverick TopCos in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws now or hereafter in effect which relate to or affect the enforcement of creditors’ rights generally and by rules of Law governing specific performance, injunctive relief and equitable principles (collectively, the “Creditor’s Rights”).

(b)               Prior to the date of this Agreement, each of the Maverick TopCos and its board of directors and board of managers, as applicable, have taken all action necessary to exempt under or make not subject to any applicable Takeover Law or any provision of the Organizational Documents of either of the Maverick TopCos that would require any approval other than that otherwise required by the DGCL, DLLCA or other applicable state Law, each of the execution of this Agreement, the other Transaction Documents, the Mergers and any of the other transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.3            Consents and Approvals; No Violations. Except for (a) filings under Section 2.3, (b) filings under the HSR Act and (c) as set forth in Section 3.3 of the Maverick Disclosure Letter, the execution, delivery and performance by the Maverick TopCos of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law applicable to the Maverick TopCos or any of their respective Subsidiaries or by which any of their respective properties or assets are bound, (ii) require any notification to or filing by the Maverick TopCos or any of their respective Subsidiaries with, or consent or approval of, any Governmental Authority, (iii) violate or conflict with any provision of the Organizational Documents of either of the Maverick TopCos, (iv) require any consent of or any other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancelation, acceleration, other change of any right or obligation or the loss of any benefit under, any Maverick Material Contract or material Lease to which a Maverick TopCo or any of its respective Subsidiaries is a party or by which any of their respective assets or properties is bound or any material Permit affecting the assets or business of the Acquired Companies or (v) result in the creation or imposition of any Lien other than Permitted Liens on any material properties or assets of the Maverick TopCos or any of their respective Subsidiaries, except, in each case of clauses (i), (ii), (iv) and (v) of this Section 3.3, to the extent the occurrence of any of the foregoing would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of either of the Maverick TopCos to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.4            Financial Statements; No Undisclosed Liabilities.

(a)               There are no liabilities, debts, claims or obligations of any nature of Acquired Companies, whether known, unknown, accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due (“Liabilities”), in each case, that are required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Acquired Companies (or disclosed in the notes to such balance sheet), except (i) Liabilities disclosed in

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Section 3.4(a) of the Maverick Disclosure Letter, (ii) Liabilities to the extent specifically and adequately reserved against in the Latest Maverick Balance Sheet of Holdings, (iii) Liabilities incurred in the ordinary course of business or pursuant to this Agreement (other than any such liability or obligation resulting from a breach of or a default under any Contract of or Law applicable to either of the Maverick TopCos or any of their respective Subsidiaries), (iv) Liabilities arising out of or in connection with this Agreement or the transactions contemplated by this Agreement, (v) Liabilities incurred since the Balance Sheet Date, or (vi) Liabilities that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole.

(b)               The Maverick TopCos have made available to Parent copies of (i) (A) the audited combined statements of financial position (the “Audited Combined Statements of Financial Position of Holdings”), combined statements of operations, combined statements of comprehensive income, combined statements of members’ deficit and combined statements of cash flows of JRD Holdings and Affiliates as of and for the fiscal years ended December 28, 2024, December 30, 2023, and December 31, 2022, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements of Holdings”), and (B) the unaudited combined statements of financial position (the “Combined Statements of Financial Position of Unico”), combined statements of operations, combined statements of comprehensive income, combined statements of members’ deficit, and combined statements of cash flows of JRD Unico, Inc. and its Affiliates as of and for the fiscal years ended December 28, 2024, December 30, 2023 and December 31, 2022 (collectively, the “Annual Financial Statements of Unico”, and collectively with the Audited Financial Statements of Holdings, the “Annual Financial Statements”) and (ii) the unaudited combined statements of financial position (the “Latest Maverick Balance Sheet of Holdings”), combined statements of operations, combined statements of comprehensive income, combined statements of members’ deficit, and combined statements of cash flows of JRD Holdings and Affiliates as of September 27, 2025 and for the nine (9) month period ended September 27, 2025 (the “Interim Financial Statements of Holdings”), and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared (A) in a manner consistent with the books and records of the Acquired Companies and (B) present fairly, in all material respects, the consolidated financial position and results of operations of the Maverick TopCos and their respective Subsidiaries and Affiliates as of the dates and for the periods indicated in such Financial Statements and in accordance with GAAP (except as may be indicated in the notes thereto and other presentation items and for normal year-end adjustments).

(c)               Since December 31, 2024, the Acquired Companies have maintained systems of internal accounting controls with respect to their businesses sufficient to provide reasonable assurances that (i) transactions are executed in accordance with the general or specific authorization of management, (ii) transactions are recorded as necessary to permit the preparation of financial statements that fairly present in all material respects the financial position and results of operations of the Acquired Companies and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2024, the Acquired Companies have maintained disclosure controls and procedures designed to ensure that material information is made known to the management of the Acquired Companies by others within the Acquired Companies. None of the Acquired Companies nor any of their executive

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officers or auditors has, since December 31, 2024, identified (i) any material weakness or significant deficiency in the system of internal control over financial reporting utilized by any of the Acquired Companies that have or are reasonably likely to materially and adversely affect the Acquired Companies’ ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves the Acquired Companies’ management’s role or other employees of the Acquired Companies who have a significant role in in the preparation of the Financial Statements or the internal accounting controls utilized by any of the Acquired Companies.

(d)               None of the Acquired Companies is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among any of the Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(e)               None of the Acquired Companies is, or has at any time since January 1, 2020 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.5            Title to Assets, etc. Except as disclosed in Section 3.5 of the Maverick Disclosure Letter and except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole, (i) each of the Acquired Companies has good and valid title to, or a valid leasehold interest in or valid license to, all of the assets and properties owned or used by the Acquired Companies and necessary for the conduct of the business of the Acquired Companies as of the date of this Agreement (the “Assets”), except for inventory sold in the ordinary course of business, in each case, free and clear of any Lien, except for Permitted Liens (ii) any Permitted Liens on the Assets, individually or in the aggregate, do not interfere with the current use of any such Asset by any of the Acquired Companies, and (iii) the Assets are in good operating condition and repair, subject to wear and tear in the ordinary course.

Section 3.6            Intellectual Property; Data Privacy.

(a)               Section 3.6(a) of the Maverick Disclosure Letter contains a true and complete list (in all material respects) as of the date of this Agreement of all Intellectual Property that is owned or purported to be owned by the Acquired Companies that constitutes a patent, registered copyright, registered trademark, domain name, or application for one of the foregoing (“Owned Intellectual Property”). Except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, one of the Acquired Companies is the sole and exclusive owner (including, as applicable, record owner) of all Owned Intellectual Property and, subject to validly licensed third-party components that may be embedded therein, all Owned Software, free and clear of all Liens other than Permitted Liens, and each item of Owned Intellectual Property is subsisting and, to the Knowledge of Maverick, valid and (other than applications) enforceable.

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(b)               Except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, the Acquired Companies have the valid legal right to use all Intellectual Property (including in or with respect to software) used in the operation of the business of the Acquired Companies (“Maverick Intellectual Property”). The Acquired Companies have taken reasonable steps to maintain and protect the Intellectual Property owned or purported to be owned by, and material to, them, and to protect the confidentiality of their trade secrets (including source code constituting Owned Software and material to their business). Except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, the Maverick Intellectual Property constitutes all of Intellectual Property used in or necessary to operate the business of the Acquired Companies in the same manner it is conducted as of the date of this Agreement.

(c)               Except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, the conduct of the business of the Acquired Companies does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person. There are no material claims, proceedings or litigation pending or, to the Knowledge of Maverick, threatened in writing, alleging infringement or misappropriation of any third party Intellectual Property rights by the Acquired Companies, and since January 1, 2023, no third party has asserted any claim in writing or otherwise against the Acquired Companies (A) challenging or seeking to deny or restrict in any material respect the rights of the Acquired Companies in the Owned Software or Owned Intellectual Property or (B) alleging that the Acquired Companies have infringed, misappropriated or otherwise violated in any material respect any Intellectual Property of any third party. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, to the Knowledge of Maverick, no Person is infringing or otherwise violating any Owned Intellectual Property.

(d)               Except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, each present or past employee, officer, consultant or any other Person who developed any Owned Software or Owned Intellectual Property for or on behalf of the Acquired Companies (an “IP Contributor”) has executed a valid and enforceable Contract with the applicable Acquired Company that (i) conveys to the Acquired Companies any and all right, title and interest in and to all Intellectual Property developed by such Person for the Acquired Companies within the scope of such Person’s employment or engagement by the applicable Acquired Company, or such Intellectual Property has vested in the applicable Acquired Company as a matter of Law, and (ii) obligates such Person to keep any confidential information, including trade secrets, of the Acquired Companies confidential both during and after the term of employment or Contract.

(e)               Except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, the Owned Software and to the Knowledge of Maverick, all other Software used directly by and material to the business of the Acquired Companies (i) performs in conformance with its documentation, and (ii) is free from any Software defect. Except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, their operations or their IT Systems, the Owned Software and to the Knowledge of Maverick, all other Software material to the business of the Acquired Companies does not contain any virus, Software routine or hardware component designed to

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permit unauthorized access or to disable or otherwise harm any computer, systems or Software, or any Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software.

(f)                None of the Acquired Companies have disclosed any source code for Owned Software material to the business of the Acquired Companies to a third party outside of the scope of a written agreement that reasonably protects the confidentiality of and the Acquired Companies’ rights in such source code, which agreements have not been breached in a manner material to the Acquired Companies, taken as a whole. To the Knowledge of Maverick, no Person other than the Acquired Companies or their service providers providing services on their behalf has been granted any rights to any proprietary source code for material Owned Software, including pursuant to any escrow or similar arrangement.

(g)               Except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, or their proprietary rights in the Owned Software, taken as a whole, the Acquired Companies have not distributed, embedded or combined with, linked to, or otherwise included or incorporated any Open Source Software in a manner that requires the Owned Software (other than the Open Source Software itself) to be (i) disclosed or distributed in source code form, (ii) licensed under terms that permit other Persons to make derivative works or (iii) redistributed at no charge to subsequent licensees or subject to any restriction on the consideration to be charged for the distribution thereof.

(h)               Except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, the Acquired Companies have not used any data sets, information, or data provided by or obtained or collected from any third party in developing, building, instructing, or training any artificial intelligence or machine learning algorithm, program, product, or technology, including those simulating human intelligent thought processes, in each case, in violation of applicable Law.

(i)                 Except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, each of the Acquired Companies currently complies, and since January 1, 2023 has complied, with (i) applicable Laws, (ii) published privacy policies and (iii) contractual obligations and industry standards to which the Acquired Companies are bound, in each case of clauses (i), (ii) and (iii) relating to the processing, data protection, privacy and security of Personal Data (collectively, the “Privacy Requirements”). The Acquired Companies have not, since January 1, 2023, received any notices of any complaints, claims, charges, investigations, regulatory inquiries, or other litigation from any Person or Governmental Authority alleging non-compliance by the Acquired Companies, or any other third party to the extent applicable to their processing of Personal Data on behalf of the Acquired Companies, with any Privacy Requirements. To the Knowledge of Maverick, there are no facts or circumstances that would give rise to any such claims or events.

(j)                 Each of the Acquired Companies maintains and has implemented reasonable measures to protect the confidentiality, integrity, privacy and security of the IT Systems within the Acquired Companies’ control, confidential information and Personal Data in its possession, including by employing technical and organizational safeguards designed to

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protect against Security Breaches or loss, theft, misuse or unauthorized access, modification, alteration, destruction or disclosure. Since January 1, 2023, there have been no failures, breakdowns or continued substandard performance of any IT Systems, in each case, which have caused material disruption or interruption to or of the operation of the businesses of the Acquired Companies.

(k)               Except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, (i) none of the Acquired Companies, nor to the Knowledge of Maverick any third party processing Personal Data on behalf of the Acquired Companies, have, since January 1, 2023, experienced an unauthorized or unlawful acquisition of, unauthorized access to, or unauthorized disclosure, use or loss of, Personal Data (a “Security Breach”). To the Knowledge of Maverick, there are no vulnerabilities in the Acquired Companies’ IT Systems, or facts or circumstances specific to the Acquired Companies, in each case, that are likely to give rise to any such material Security Breaches.

Section 3.7            Contracts.

(a)               Section 3.7(a) of the Maverick Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of all written contracts, agreements, commitments and arrangements (other than Benefit Plans) (each, a “Contract”), in effect as of the date hereof, of the following types to which any Acquired Company is a party or bound or to which any of the Assets is subject (the “Maverick Material Contracts”):

(i)              any collective bargaining agreement;

(ii)             any Affiliate Agreement;

(iii)            any Contract that (A) prohibits any Acquired Company (or the Surviving PropCo Company or Surviving OpCo Company after the Closing) in any material respect from (1) competing or engaging in any material line of business or (2) competing with another Person or in any geographic area or that would otherwise materially limit the freedom of the Surviving Maverick Companies from engaging in any material line of business after the Parent Merger Effective Time or (B) contains exclusivity obligations or restrictions binding on any of the Acquired Companies (or the Surviving PropCo Company or Surviving OpCo Company after the Closing) (I) obligating any of the Acquired Companies to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (II) under which any Person has been granted the right to manufacture, sell, market or distribute any product or service of the Acquired Companies on an exclusive basis to any Person or group of Persons or in any geographical area;

(iv)             other than with respect to the purchase and sale of inventory in the ordinary course of business, any Contract or series of related Contracts, including any option agreement, providing for the acquisition or disposition, directly or indirectly, of any business, capital stock or material assets or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case, (A) that have ongoing indemnification, earnout or payment obligations or any other material outstanding obligation or (B) that the Acquired Companies entered into on or after January 1, 2023;

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(v)             any Contract relating to any interest rate, foreign exchange, derivatives or hedging transaction, in each case, having an outstanding notional amount in excess of $10,000,000;

(vi)            any Contract relating to Indebtedness for borrowed money of the Acquired Companies with an outstanding principal amount in excess of $100,000,000;

(vii)          any agreements (A) pursuant to which Acquired Companies are granted a license, covenant not to sue or similar right in or to any Intellectual Property material to the business of the Acquired Companies, taken as a whole, (B) pursuant to which the Acquired Companies have granted to a third party a material license, covenant not to sue or similar right in or to any Owned Intellectual Property, or (C) that are co-existence agreements or similar covenants not to use or settlement agreements restricting the Acquired Companies’ exploitation of Owned Intellectual Property, in each case, other than non-exclusive licenses and rights granted (x) for Software or information technology services granted on open source or commercially available non-discriminatory terms, (y) to or by employees, contractors or service providers in connection with their provision of goods or services to or on behalf of, or employment with, the Acquired Companies, or (z) to or by customers of the Acquired Companies in connection with their receipt or use of goods or services provided by or on behalf of the Acquired Companies;

(viii)        all Contracts that prohibit the payment of dividends or distributions in respect of the Equity Interests of the Acquired Companies, prohibit the pledging of the Equity Interests of either of the Acquired Companies or prohibit the issuance of guarantees by either of the Acquired Companies, in each case that will not be terminated at or prior to the PropCo Merger Effective Time;

(ix)             any (A) Contract that is (1) a non deminmis settlement or similar agreement with the FTC, DOJ or SEC or (2) a material settlement or similar agreement (x) with any other Governmental Authority, (y) that binds any of the Acquired Companies to any conduct or equitable relief or (z) that requires any of the Acquired Companies to pay an amount of money in excess of $5,000,000 that has not been completely paid as of the date of this Agreement, and was not entered into in the ordinary course of business or (B) Order of a Governmental Authority to which any of the Acquired Companies is subject, involving material performance by any Acquired Company after the date of this Agreement;

(x)               any Contract pursuant to which any Acquired Company has an obligation to make an investment in or loan to any other Person (other than another Acquired Company);

(xi)             any Contract or series of related Contracts (other than purchase orders, quotes, sales orders or invoices) with each of the fifteen (15) most significant suppliers from which the Acquired Companies, taken as a whole, purchased materials, supplies, services and other goods (measured by dollar volume of purchases from such suppliers) for the twelve-month period ended December 31, 2025);

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(xii)          any Contract (other than purchase orders, quotes, sales orders or invoices) containing most favored nation pricing provisions involving payments to or from the Acquired Companies in excess of $20,000,000 annually; and

(xiii)        any material partnership, joint venture, limited liability company or other similar Contract or arrangements (including any material agreement providing for joint research, development or marketing) with third parties.

(b)               Each Maverick Material Contract is a valid and binding agreement of an Acquired Company, on the one hand, and to the Knowledge of Maverick, each other party thereto, on the other hand, and is in full force and effect, and none of the Acquired Companies or, to the Knowledge of Maverick, any other party thereto, is in default or breach under (or is alleged to be in default or breach under) the terms of, or since the Balance Sheet Date, has provided or received any written notice of any intention to terminate, any such Maverick Material Contract, except for any of the foregoing as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect. The Maverick TopCos have made available to Parent and the Merger Subs a true and complete copy of each Maverick Material Contract (including all material modifications and amendments thereto as of the date hereof) or, if applicable, form of Maverick Material Contract and (y) all form vendor contracts material to the businesses of Acquired Companies.

Section 3.8            Insurance. Section 3.8 of the Maverick Disclosure Letter sets forth a list of each material insurance policy maintained by or for the benefit of the Acquired Companies. With respect to each such material insurance policy, except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole: (a) such policy is in full force and effect in accordance with its terms, (b) to the Knowledge of Maverick, no notice of cancelation or non-renewal of such policies has been received, and (c) there is no existing breach or, default by the Acquired Companies which, with or without notice or the lapse of time or both, would constitute a material breach or default or permit termination or modification of any such policies. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole, the material insurance policies of the Acquired Companies provide, in the reasonable judgment of the Maverick TopCos, adequate coverage for normal risks incident to the business of the Acquired Companies and their Assets.

Section 3.9            Employee Benefit Plans.

(a)               General. Section 3.9(a) of the Maverick Disclosure Letter lists each material “Benefit Plan.” For purposes of this Agreement, “Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other equity incentive, stock option, compensation, severance, employment, consulting, executive compensation, retention, change-in-control, retention, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, termination, gross-up, pension, savings, disability, sick leave, death benefit, group insurance, hospitalization, medical, dental, life insurance, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, relocation, repatriation, salary continuation, vacation or paid-time-off, phantom stock or other equity-based or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including

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any related funding mechanism), under which any Service Provider has any present or future right to compensation or benefits and which has been entered into, contributed to, sponsored by or maintained by Acquired Companies, or with respect to which the Acquired Companies has any present or future liability.

(b)               Plan Documents and Reports. With respect to each material Benefit Plan, a true and correct copy of each of the following documents, and all amendments and modifications to such documents, has been made available to Parent: (i) the written document evidencing such Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to such Benefit Plan, (ii) the most recent annual report (Form 5500), if any, filed with the IRS, (iii) the most recently received IRS determination letter, if any, relating to such Benefit Plan, (iv) the most recent actuarial reports and/or financial statements, if any, relating to such Benefit Plan, (v) all material correspondence with a Governmental Authority in respect of such Benefit Plan during the past year, and (vi) any related trust agreements, annuity contracts, insurance contracts or documents of any other funding arrangements. No Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c)               Compliance with Laws; Liabilities. Except as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect: (i) each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or opinion letter from the IRS, and there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of each such Benefit Plan; (ii) all Benefit Plans comply and have been operated in all material respects in accordance with their terms and the requirements of Law applicable thereto; (iii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Maverick, threatened, involving any Benefit Plan; (iv) the Acquired Companies have not engaged in, and to the Knowledge of Maverick, there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any Benefit Plan or their related trusts; (v) no Benefit Plan is under audit or is the subject of an audit, investigation or other administrative proceeding by the IRS, the Department of Labor, or any other Governmental Authority, nor is any such audit, investigation or other administrative proceeding, to the Knowledge of Maverick, threatened; and (vi) all contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Benefit Plan as of or prior to the date hereof have been made or accrued (as applicable) on a timely basis in accordance with applicable Law.

(d)               Post-Retirement Benefits. Except as set forth on Section 3.9(d) of the Maverick Disclosure Letter, none of the Acquired Companies have any material liability under any Benefit Plan or otherwise for providing post-retirement health, medical and life insurance benefits for retired, former or current employees, other than statutory liability for providing group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable Law.

(e)               Multiemployer Plans. Except as set forth on Section 3.9(e) of the Maverick Disclosure Letter or as would not have, individually or in the aggregate, an Acquired

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Companies Material Adverse Effect, none of the Acquired Companies nor any of their ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or a Multiple Employer Plan. Except as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect, none of the Acquired Companies nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from any such plan, and the Acquired Companies and their ERISA Affiliates have timely satisfied all of their respective contribution obligations with respect to any such Multiemployer Plan and Multiple Employer Plan under any such plan, applicable collective bargaining agreement or applicable Law.

(f)                Section 409A. Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has, in all material respects, (i) been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and, as to any such Benefit Plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004 or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

(g)               Title IV Plans. Section 3.9(g) of the Maverick Disclosure Letter sets forth each Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code other than any Multiemployer Plan or Multiple Employer Plan (each, a “Title IV Plan”). Except as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect, with respect to each Title IV Plan: (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, (iv) all premiums due to the Pension Benefit Guaranty Corporation (the “PBGC”) prior to the date hereof have been timely paid in full, and (v) as of the date of this Agreement, the PBGC has not instituted proceedings to terminate any such Title IV Plan and, to the Knowledge of Maverick, no circumstances exist that would reasonably be expected to serve as a basis for the institution of such proceedings.

(h)               Controlled Group Liability. Except as would not reasonably be expected to result in, individually or in the aggregate, an Acquired Companies Material Adverse Effect: (i) there does not now exist any Controlled Group Liability that would be a liability following the Closing of any of the Acquired Companies or any of their respective ERISA Affiliates and (ii) without limiting the generality of the foregoing, none of the Acquired Companies or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, Section 4204 or Section 4212(c) of ERISA. For the purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (x) under Title IV of ERISA, (y) under Section 302 of ERISA, and (z) under Sections 412, 430 and 4971 of the Code.

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(i)                 Change-in-Control Benefits. Except as expressly provided under this Agreement or as set forth in the Maverick Disclosure Letter or as required by applicable Law, the execution, delivery and performance of this Agreement by the Maverick TopCos and the consummation by the Maverick TopCos of the Transactions will not (alone or in combination with any other event): (i) entitle any Service Provider to severance pay or any other termination-related payment, (ii) result in any compensatory payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such Service Provider, (iii) trigger any funding obligation under any Benefit Plan or impose any restrictions or limitations on the Maverick TopCos’ rights to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 3.10        Taxes.

(a)               All income and other material Tax Returns required to be filed by or on behalf of the Acquired Companies have been timely filed (taking into account applicable extensions) and all such Tax Returns are true, complete and correct in all material respects.

(b)               All material amounts of Taxes required to be paid by or on behalf of the Acquired Companies (whether or not shown to be due and payable on any Tax Return) have been timely paid to the appropriate Governmental Authority, and there are no Liens for Taxes upon any assets of the Acquired Companies other than Permitted Liens.

(c)               Each of the Acquired Companies has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to any employee, independent contractor, creditor, stockholder or other third party, and has timely collected, deducted or withheld and paid over to the appropriate Taxing Authority all material amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Laws.

(d)               Each of the Acquired Companies has properly collected and remitted all material sales and similar Taxes with respect to sales made to its customers or has properly received and retained any required tax exemption certificate and other documentation for all material sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

(e)               (i) There are no waivers or extensions of any statute of limitations for assessment or collection currently in effect with respect to any income or other material Taxes or Tax Returns of the Acquired Companies (other than automatic or automatically granted extensions or extensions that do not extend past the Closing Date); (ii) there are no Tax Proceedings with respect to income or other material Taxes or Tax Returns of or with respect to the Acquired Companies pending or threatened in writing; (iii) no Taxing Authority has asserted in writing any deficiency, claim or issue with respect to income or other material Taxes or any

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adjustment to Taxes against the Acquired Companies with respect to any taxable period for which the period of assessment or collection remains open or that has not been finally settled; (iv) no jurisdiction (whether within or without the United States) in which any Acquired Companies have not filed a particular type of Tax Return has asserted in writing that any Acquired Companies are required to file such Tax Return in such jurisdiction, which assertion has not been resolved; and (v) none of the Acquired Companies has a permanent establishment or fixed place of business, in each case, other than in the jurisdiction in which it currently files Tax Returns.

(f)                None of the Acquired Companies (i) has received or applied for a Tax ruling or entered into a “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), in each case, that would be binding upon the Acquired Companies after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was a Maverick TopCo), (iii) is a party to, bound by, or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than (x) any such agreement or arrangement that is solely between or among the Acquired Companies, or (y) customary provisions in commercial arrangements entered into in the ordinary course of its business and the primary purpose of which is not Taxes), or (iv) has any liability for material amounts of Taxes of any Person (other than the Acquired Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract.

(g)               None of the Acquired Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481(c) of the Code (or any similar provision of state, local or foreign Law) made prior to the Closing, (ii) installment sale or open transaction disposition made on or entered into prior to the Closing Date, (iii) intercompany transaction entered into prior to the Closing or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) existing as of immediately prior to the Closing, (iv) deferred revenue or prepaid or deposit amount received prior to the Closing outside the ordinary course of business or (v) “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign Law).

(h)               None of the Acquired Companies has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law). None of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)                 None of the Maverick OpCo Acquired Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(j)                The Acquired Companies are in compliance with all terms and conditions of any Tax exemption, Tax holiday, Tax abatement or other Tax reduction agreement or order, and to the Knowledge of the Acquired Companies the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness thereof, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole.

(k)               Maverick OpCo is classified as a corporation for U.S. federal income tax purposes.

(l)                 Maverick PropCo is classified, and has been classified since its formation, as a partnership for U.S. federal income tax purposes.

(m)             None of the Acquired Companies is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Parent Merger and the OpCo Merger, taken together, from qualifying as a transaction described in Section 351(a) of the Code.

Section 3.11        Litigation. Except as set forth on Section 3.11 of the Maverick Disclosure Letter or as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole, as of the date hereof, (a) none of the Acquired Companies or the Assets is subject to any outstanding or unsatisfied Order relating to the Acquired Companies, (b) there is no charge, complaint, claim, action, suit, arbitration, prosecution, proceeding, hearing or investigation (“Litigation”) by or before any Governmental Authority or arbitrator or mediator, pending, or, to the Knowledge of Maverick, threatened against the Acquired Companies or the Assets and (c) there is no Litigation involving Acquired Companies or the Assets, pending or, to the Knowledge of Maverick, threatened in writing, which questions or challenges the validity of this Agreement.

Section 3.12        Compliance with Laws; Regulatory Matters.

(a)               Except, as set forth in Section 3.12(a) of the Maverick Disclosure Letter, or as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole, (i) each of the Acquired Companies is, and since January 1, 2023 has been, in compliance in all material respects with all applicable laws, statutes, rules, and regulations (collectively, “Laws”) and applicable Orders and (ii) since January 1, 2023, none of the Acquired Companies has received written notice from any Governmental Authority alleging that the Acquired Companies are not in compliance with any applicable Law or Order.

(b)               Except as set forth in Section 3.12(b) of the Maverick Disclosure Letter, or as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole, none of the Acquired Companies nor, to the Knowledge of Maverick, any of their respective officers, directors, or employees, nor , any of their agents or representatives, in each case, acting for or on behalf of the Acquired Companies, have made, offered, promised or authorized any payment, gratuity or other thing of value that is prohibited by any Law, whether directly or indirectly, to any personnel of any Governmental Authority.

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(c)               Since January 1, 2021, none of the Acquired Companies nor, to the Knowledge of Maverick, any of their respective officers, directors, or employees, nor any of their agents or representatives, in each case, acting for or on behalf of the Acquired Companies, has violated, in any material respect, any Anti-Corruption Law or Trade Controls.

(d)               The Acquired Companies and, to the Knowledge of Maverick, their respective officers, directors, and employees, and to the Knowledge of Maverick, their agents and representatives, in each case, acting for or on behalf of the Acquired Companies, (i) are and since January 1, 2021 have been in material compliance with applicable economic sanctions Laws, including Laws administered and enforced by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, and the Department of State), the United Nations Security Council, His Majesty’s Treasury, the European Union or any of its member countries or other relevant sanctions authority (collectively, “Economic Sanctions”).

(e)               The Acquired Companies have not, since January 1, 2021, (i) been convicted of violating any Anti-Corruption Laws, Trade Controls, or Economic Sanctions or to the Knowledge of Maverick, been subject to any investigation by a Governmental Authority for any potential violation of Anti-Corruption Laws, Trade Controls, or Economic Sanctions, (ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under any Anti-Corruption Law, Trade Controls, or Economic Sanctions, or (iii) received any written notice of any actual or, to the Knowledge of Maverick, alleged, non-compliance with any Anti-Corruption Laws, Trade Controls, or Economic Sanctions.

(f)                Except as set forth in Section 3.12(f) of the Maverick Disclosure Letter or as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole, (i) all material approvals, permits, franchises, licenses, consents, exemptions and similar authorizations (collectively, “Permits”) of all Governmental Authorities that are required to permit each of the Acquired Companies to carry on their businesses have been obtained and are in full force and effect, (ii) there has been no violation, default, cancellation, revocation, or, to the Knowledge of Maverick, threatened cancellation or revocation, of any Permit and (iii) since January 1, 2023, the operations of the Acquired Companies are in compliance with all material Permits applicable to such Acquired Company.

Section 3.13        Product Regulatory Matters; Alcohol Regulatory Matters. Except as described in Section 3.13 of the Maverick Disclosure Letter or as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole:

(a)               since January 1, 2023, (i) the Acquired Companies have not initiated, conducted or issued, voluntarily or involuntarily, any recall or market withdrawal of any products marketed or sold by the Acquired Companies, (ii) the Acquired Companies have not received any FDA Form 483, notice of adverse finding, warning letter, or other similar correspondence from the FDA, the USDA or the FTC alleging or asserting noncompliance with any Laws applicable to the Acquired Companies or their products or any Permits or supplements or amendments thereto, in each case, related to the regulation of food products or the

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manufacture, production, packaging, labeling, transportation, distribution, sale or marketing thereof, and to the Knowledge of Maverick, no such FDA Form 483, notice of adverse finding, warning letter or other similar written notice is pending or threatened in writing; and

(b)               since January 1, 2023, the operations and products of the Acquired Companies have been in compliance with (i) all applicable requirements of the Federal Food, Drug, and Cosmetic Act, as amended, (ii) implementing all material regulations and requirements adopted by the FDA and similar Governmental Authorities, including in Title 21 of the Code of Federal Regulations (including prohibitions against adulteration and misbranding of food; applicable requirements of the Food Safety Modernization Act, 21 C.F.R. pt. 1 Subpart H (Registration of Food Facilities), 21 C.F.R. pt. 101 (Food Labeling) and 21 C.F.R. pt. 110 (Current Good Manufacturing Practice In Manufacturing, Packing, Or Holding Human Food)); and (iii) all applicable Laws related to the regulation of food products or the manufacture, production, packaging, labeling, transportation, distribution, sale or marketing thereof enforced by any Governmental Authority (including the USDA and the FTC), with jurisdiction over foods, food labeling, and any of the operations, products or activities of the Acquired Companies, including all Laws applicable to the ownership, testing, development, manufacturing, packaging, processing, use, distribution, transportation, commercialization, sale, offer for sale, storage, import, export, disposal, marketing, promotion, labeling, and advertising of its products.

(c)               Since January 1, 2023, to the Knowledge of Maverick, the operations and products of the Acquired Companies have been in compliance with all applicable requirements of the Alcohol and Tobacco Tax & Trade Bureau (“TTB”) and any applicable state or local alcohol licensing authority (“ABC”) implementing all regulations and requirements adopted by the TTB or ABC and similar Governmental Authorities, including in Title 27 of the Code of Federal Regulations. Since January 1, 2023, to the Knowledge of Maverick, no notice of citation, notice of adverse finding or warning letter is pending or threatened by the TTB or any ABC.

Section 3.14        Environmental Matters. Except as described in Section 3.14 of the Maverick Disclosure Letter or except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole:

(a)               the Acquired Companies are in compliance and, since January 1, 2023, have complied with, all applicable Environmental Laws, including the possession of all Permits required under applicable Environmental Laws to operate all facilities owned, operated or leased and the business as currently conducted;

(b)               none of the Acquired Companies has received written notice of a civil, criminal or administrative suit, claim, action, proceeding or investigation under any Environmental Law relating to the operation of its facilities or to the business;

(c)               there has been no Release of, or exposure of any Person to, any Hazardous Substances at, to or from any Maverick Real Property, or to the Knowledge of Maverick, any other location, in each case, for which the Acquired Companies are or would be liable under Environmental Laws; and

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(d)               none of the Acquired Companies has received a claim for indemnification that has resulted in the Acquired Companies becoming subject to, any liability of any Person arising under any Environmental Law.

Section 3.15        Absence of Changes.

(a)               Except as disclosed in Section 3.15(a) of the Maverick Disclosure Letter, since the Balance Sheet Date through the date of this Agreement, the businesses of the Acquired Companies have, in all material respects, been conducted in the ordinary course of business (except for discussions, negotiations, and transactions related to this Agreement or other potential strategic transactions), and the Acquired Companies have not taken any action that, if taken on or after the date of this Agreement (without Parent’s prior written consent), would have constituted a breach of Section 5.2(i), Section 5.2(l), Section 5.2(g), Section 5.2(h) or Section 5.2(o).

(b)               Since January 1, 2025, there has not been any change, event, fact, effect or occurrence that has had, or would have, either individually or in the aggregate, an Acquired Companies Material Adverse Effect.

Section 3.16        Labor Relations; Compliance.

(a)               Collective Bargaining Agreements and Labor Relations. Except as set forth in Section 3.16(a)(i) of the Maverick Disclosure Letter, none of the Acquired Companies nor any of their Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other labor contract. Except as set forth in Section 3.16(a)(ii) of the Maverick Disclosure Letter or as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect, (a) since January 1, 2023, there has not occurred and, to the Knowledge of Maverick, there is not threatened, any (i) strike, slowdown, picketing, work stoppage, employee grievance, concerted refusal to work overtime by, or lockout of, or union organizing campaign with respect to, any employees of the Acquired Companies, (ii) proceeding or suit against or materially affecting the Acquired Companies relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, or (iii) application for certification of a collective bargaining agent seeking to represent any employees of the Acquired Companies, and (b) each individual who renders services to the Acquired Companies who is classified by the Maverick TopCos or such of their Subsidiaries, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Benefit Plans) is properly so characterized.

(b)               Except as set forth in Section 3.16(b) of the Maverick Disclosure Letter, no labor union or group of employees of the Acquired Companies or any of their Subsidiaries has made a pending demand for recognition or certification of a bargaining representative of any such employees in respect of their employment with the Acquired Companies, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Maverick, threatened to be brought or filed with or before the National Labor Relations Board or any other labor relations Governmental Authority

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with respect to representation of any such employees in respect of their employment with the Acquired Companies. Since January 1, 2023, (i) there have been no organizing activities, union election activity or attempts to bargain collectively relating to any employees of the Acquired Companies in respect of their employment with the Acquired Companies, and (ii) there have been no material strikes, work stoppages, slowdowns, picketing, concerted refusal to work overtime, demonstrations, leafletting, lockouts, arbitrations or grievances (in each case involving labor matters) or other material labor disputes pending or, threatened against the Acquired Companies.

(c)               Except as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect, the Acquired Companies are, and have been since January 1, 2023, in compliance with all applicable Labor Laws, including that (i) each Service Provider has all work permits, immigration permits, visas or other authorizations required by applicable Law for such Service Provider to provide the services he or she provides to the Acquired Companies given the duties and nature of such services, and (ii) the Acquired Companies have met all requirements under applicable Laws relating to the employment of foreign citizens and residents, including all requirements of Form I-9, and the Acquired Companies do not currently employ, or have ever employed, any person who was not permitted under applicable Law to work in the jurisdiction in which such person was employed.

(d)               Except as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect, since January 1, 2023, all individuals who perform or have performed services for the Acquired Companies have been properly classified under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and the Acquired Companies do not have notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(e)               The Maverick TopCos have made available to Parent prior to the date hereof a complete and correct list of all employees of the Acquired Companies, indicating each employee’s: (i) name or identification number, (ii) title or position, (iii) full time, part time or temporary status, (iv) hire date, (v) work location, (vi) classification as exempt or non-exempt, (vii) hourly rate of pay or base annual salary, (viii) commission, incentive or discretionary bonus amounts for the prior fiscal year, and (ix) status if on leave.

(f)                To the Knowledge of Maverick, except as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect, (x) no Service Provider with a job title of Vice President or above has given notice to the Acquired Companies that such Service Provider intends to terminate his or her employment or service and (y) no Service Provider with a job title of Vice President or above is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or other restrictive covenant agreement in effect as of the date hereof.

(g)               Since January 1, 2023, except as set forth on Section 3.16(g) of the Maverick Disclosure Letter, (i) no allegations of sexual harassment, misconduct, discrimination or retaliation have been made against any Service Provider with a job title of Vice President or above and (ii) there are no Actions or, to the Knowledge of Maverick, investigations by any

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Governmental Authority or proceedings before any Governmental Authority, pending or, to the Knowledge of Maverick, threatened, related to any allegations of sexual harassment, misconduct, discrimination or retaliation by any Service Provider with a job title of Vice President or above.

(h)               Compliance with Law. Except as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect, the Acquired Companies are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, applicant and employee background checking, immigration and required documentation, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, worker classification, withholding of Taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters.

(i)                 WARN Act. None of the Acquired Companies has effectuated a “plant closing” or “mass layoff” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Acquired Companies, in each case without complying with all provisions of the WARN Act within the twenty-four (24) months prior to the date of this Agreement, nor, as of the date of this Agreement, have the Acquired Companies announced any such action or program for the future.

Section 3.17        Real Property.

(a)               Leased Real Property. Section 3.17(a) of the Maverick Disclosure Letter contains a complete and correct list in all material respects of all Leases pursuant to which any Acquired Company, as of the date of this Agreement, leases or subleases any Leased Real Property. Section 3.17(a) of the Maverick Disclosure Letter sets forth the address, landlord and tenant for each Lease. The Maverick TopCos have made available to Parent true, complete and correct copies of the material Leases (including all distribution centers and stores). Except as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect, (i) the applicable Acquired Company party to the respective Leases has good and valid title to the leasehold estate under the Leases free and clear of any Liens other than Permitted Liens, (ii) none of the Acquired Companies has received written notice from a counterparty to any Lease that such Acquired Company is in default (that has not been cured) under any Lease, (iii) to the Knowledge of Maverick, no lessor, sublessor or grantor thereunder is (or is alleged to be) in default in any material respect under any Lease, (iv) each Lease is in full force and effect, and since January 1, 2023, none of the Acquired Companies has given or received any notice of termination with respect to a Lease, (v) to the knowledge of Maverick, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Lease by any of the Acquired Companies or (to the Knowledge of Maverick) any other party thereto and (vi) none of the Leased Real Property or any portion thereof or interest therein is subject to any right of first refusal, purchase option, right of first offer or other similar right in favor of a Person that is not an Acquired Company or an Affiliate thereof that is not a Permitted Lien. Except as set forth in Section 3.17(a) of the Maverick Disclosure Letter, none of the Acquired Companies is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any material right to the possession, lease, occupancy or enjoyment of the Leased Real Property or the Owned Real Property.

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(b)               Owned Real Property. Section 3.17(b) of the Maverick Disclosure Letter contains a complete and correct list, in all material respects, as of the date hereof, of all Owned Real Property (together with the Leased Real Property, the “Maverick Real Property”). Except as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect, (i) the Acquired Companies have good, valid and marketable fee simple title to all of the Owned Real Property, free and clear of any Lien other than Permitted Liens, (ii) there are issued and in effect with respect to all of the Owned Real Property valid and enforceable owner’s title insurance policies and (iii) none of the Owned Real Property or any portion thereof or interest therein is subject to any right of first refusal, purchase option, right of first offer or other similar right in favor of a Person that is not an Acquired Company or an Affiliate that is not a Permitted Lien.

(c)               Except as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect, to the Knowledge of Maverick, there are no threatened condemnation or eminent domain proceedings by a Governmental Authority that materially interfere with the use of any Maverick Real Property or any part thereof.

(d)               The Maverick Real Property constitutes all of the material real property owned, leased or occupied by the Acquired Companies. Except as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect, the Maverick Real Property and the current use and operation thereof comply in all material respects with all applicable zoning, entitlement, conservation, land use, building and similar Laws. Except as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect, (i) the Maverick Real Property is in good operating condition and repair, ordinary wear and tear excepted, and suitable for the use of the applicable Maverick Real Property as currently used, (ii) each parcel of Maverick Real Property enjoys parking and access (directly, across other parcels of Maverick Real Property, or across valid and perpetual easements benefitting such parcel) to utilities (including water, sewer and electricity) and public streets, that are suitable for the use of the applicable Maverick Real Property as currently used, (iii) all certificates of occupancy, certificates of authority, authorizations, permits, licenses, approvals, registrations, and other similar consents issued by or obtained from any Governmental Authority necessary for the current ownership, use and operation of the Maverick Real Property are in full force and effect and (iv) no Acquired Company has received any written notice with respect to any of the Maverick Real Property requiring the performance of any structural or other material alterations thereto that have not been completed.

Section 3.18        Brokers and Finders. Except as set forth on Section 3.18 of the Maverick Disclosure Letter, there is no investment banker, broker or other Person retained by or authorized to act on behalf of any of the Acquired Companies or any of either of the Maverick TopCos’ equityholders, or any of their respective Affiliates who might be entitled to any finders’ fee, brokerage commission or similar compensation from the Acquired Companies in connection with the transactions contemplated hereby.

Section 3.19        Affiliate Agreements. Section 3.19 of the Maverick Disclosure Letter lists all agreements and transactions to which any of the Acquired Companies, on the one hand, and any senior officer, director, manager or Affiliate (including the Maverick OpCo Holders and

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Class A Maverick PropCo Holders, but not including the Acquired Companies) of any of the Acquired Companies, any Related Party of any Maverick OpCo Holder or Maverick PropCo Holder, or any holder of more than 5% of the Equity Interests of either of the Maverick TopCos on the other hand, are parties (each, an “Affiliate Agreement”), other than any employee agreements, agreements entered into under any Benefit Plan and agreements providing for indemnification in respect of such Person’s position as a director, officer, manager or employee of an Acquired Company (and such agreements and transactions shall not be deemed to be Affiliate Agreements). No Affiliate of the Acquired Companies (other than Acquired Companies) or Related Party of any Maverick OpCo Holder or Maverick PropCo Holder owns any non deminmis Asset of the Acquired Companies.

Section 3.20        Form S-4. None of the information supplied or to be supplied by or on behalf of the Acquired Companies for inclusion in the Form S-4 or any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.21        No Additional Representations.

(a)               Except as otherwise expressly set forth in this Article III, none of the Acquired Companies, nor any other Person acting on their behalf, makes any representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents, including, without limitation, any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of any of the Acquired Companies.

(b)               Notwithstanding anything to the contrary in this Agreement, the Maverick TopCos acknowledge and agree that: (i) except for the representations and warranties of Parent, New Slider HoldCo and Merger Subs expressly set forth in Article IV, (x) neither Parent, New Slider HoldCo nor any of the Merger Subs makes, or has made, any representation or warranty (including regarding the accuracy or completeness of any information, including any information provided to the Acquired Companies or their representatives) and (y) the Maverick TopCos are not relying on, and have not relied on, any representation or warranty made, or information provided, by or on behalf of Parent or Merger Subs, in each case, regarding Parent, the Merger Subs, its or their business, this Agreement, the Mergers, any information provided to the Acquired Companies in connection with this Agreement or the Mergers or any other related matter; (ii) except for the representations and warranties of New Slider HoldCo, Parent and the Merger Subs expressly set forth in Article IV, the Maverick TopCos disclaim any other representations or warranties and (iii) the Maverick TopCos (on behalf of the Maverick OpCo Holders and the Maverick PropCo Holders who are sophisticated purchasers) have made their own independent investigation, review, and analysis regarding Parent, the Merger Subs, and the Mergers, which investigation, review, and analysis were conducted by the Maverick TopCos together with expert advisors, including legal counsel, that they have engaged for such purpose. None of the Parent Parties or any other Person will have or be subject to any liability to the

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Maverick TopCos or any other Person resulting from the distribution to the Acquired Companies, or the Acquired Companies’ use of, any such information, including any information, documents, projections, forecasts or other material made available to the Acquired Companies in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT, NEW SLIDER HOLDCO AND MERGER SUBS

Except (a) as disclosed in and reasonably apparent from the Parent SEC Documents filed on or after January 1, 2023 and at least two (2) Business Days prior to the date hereof (excluding any disclosures in any such Parent SEC Document in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, forward-looking, predictive or cautionary in nature other than any description of historical facts included therein) (other than with respect to Section 4.2 or Section 4.4 (other than clause (iv)) or (b) as disclosed in the disclosure schedule delivered by Parent to the Maverick TopCos immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (each fact or item disclosed in any section or subsection of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and any such other representations, warranties or covenants where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation, warranty or covenant is reasonably apparent on its face, in accordance with Section 9.17), New Slider HoldCo, Parent and the Merger Subs severally, and not jointly and severally, represent and warrant to the Maverick TopCos as follows:

Section 4.1            Due Incorporation. Parent is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. Each of Parent’s Subsidiaries is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, except where the failure to be in good standing, would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries has all requisite power and authority to own, lease and operate its respective assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified to do business as a foreign corporation and, where such concept is applicable, is in good standing in all jurisdictions in which it is required to be so qualified or in good standing, except, with respect to Parent’s Subsidiaries other than New Slider HoldCo and the Merger Subs, where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available true, correct and complete copies of the Organizational Documents of Parent as of the date hereof and as currently in effect, and Parent is not in material violation of such Organizational Documents. All of the issued and outstanding Equity Interests of New Slider HoldCo and each Merger Sub are owned directly by Parent free and clear of Liens of any kind.

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Section 4.2            Capitalization.

(a)               The entire authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 1,500,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”). At the close of business on March 27, 2026, (i) 478,178,260 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 286,996,640 shares of Parent Common Stock were held by Parent in its treasury, and (iv) 5,472,660 shares of Parent Common Stock were subject to outstanding options to purchase Parent Common Stock, (v) 1,923,528 shares of Parent Common Stock were subject to outstanding time-based restricted stock units in respect of Parent Common Stock, (vi) 1,227,213 shares (assuming satisfaction of performance goals at the target level) or 2,454,426 shares (assuming satisfaction of performance goals at the maximum level) of Parent Common Stock were subject to outstanding performance-based restricted stock awards in respect of Parent Common Stock and (vii) 35,010,273 shares of Parent Common Stock remained available for issuance under the Parent Equity Plans.

(b)               No shares of Parent Common Stock are subject to or were issued in violation of the preemptive rights of any shareholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, the Organizational Documents of Parent or any agreement to which Parent or any of its Subsidiaries is a party or otherwise bound. Except as set forth in this Section 4.2 and in Section 4.2 of the Parent Disclosure Letter, as of the date of this Agreement, there are no (i) issued and outstanding shares of capital stock of or other voting or Equity Interests in Parent, (ii) Equity Interests of Parent that are convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Parent, (iii) options, warrants or other rights or agreements to acquire from Parent, or other obligation of Parent to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, any shares of capital stock of or other voting or Equity Interests in Parent or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or Equity Interests in Parent, (iv) voting trusts, proxies or other similar agreements to which Parent is a party or by which Parent is bound with respect to the voting of any shares of capital stock of or other voting or Equity Interests in Parent, (v) obligations to which Parent or any of its Subsidiaries is a party restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or Equity Interests in Parent, or (vi) outstanding or authorized Parent appreciation rights, rights of first offer, performance shares, “phantom” stock rights or other agreements or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive from Parent or any of its Subsidiaries any payment or other value based on the revenues, earnings or financial performance, or stock price performance or other attribute of Parent or any of its businesses or assets are calculated in accordance therewith (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities. Other than pursuant to this Agreement in connection with the Transactions, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to

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the issued or unissued capital stock of New Slider HoldCo or obligating New Slider HoldCo to issue or sell any shares of capital stock of, or other equity interests in, New Slider HoldCo.

(c)               All of the shares of Parent Common Stock are, and the shares of HoldCo Common Stock constituting the Maverick OpCo Common Stock Consideration when issued will be, duly authorized, validly issued, fully paid and, to the extent applicable, nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Organizational Documents of Parent or New Slider HoldCo, as applicable, or any agreement to which Parent, New Slider HoldCo or any of their respective Subsidiaries is a party or otherwise bound. Such Equity Interests have been issued in compliance with all applicable state and federal Laws concerning the issuance of securities in all material respects. Parent owns, beneficially and of record, directly or indirectly, all of the Equity Interests in New Slider Holdco and New Slider HoldCo owns, beneficially and of record, directly or indirectly, all of the Equity Interests in the Merger Subs, in each case, free and clear of any Liens. Such outstanding Equity Interests in New Slider Holdco and each of the Merger Subs, as applicable, are the sole outstanding securities of such Subsidiaries.

(d)               Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or, other than as referred to in this Section 4.2, other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Parent Common Stock on any matter.

(e)               Except for this Agreement, the Stockholders Agreement and the Letter Agreements, neither Parent nor any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the Equity Interests of Parent.

Section 4.3            Due Authorization. Each of New Slider HoldCo, Parent and the Merger Subs has all requisite power and authority to enter into this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of New Slider HoldCo, Parent and the Merger Subs of this Agreement and the consummation by New Slider HoldCo, Parent and the Merger Subs of the applicable transactions contemplated hereby, including the Mergers, have been duly and validly approved by the unanimous vote of the boards of directors or board of managers, as applicable, of New Slider HoldCo, Parent and each Merger Sub and no other corporate actions or proceedings on the part of New Slider HoldCo, Parent or any Merger Sub or their respective stockholders shall be necessary to authorize this Agreement and the transactions contemplated hereby. Each of New Slider HoldCo, Parent and the Merger Subs has duly and validly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by each of the Maverick TopCos and Holder Representative, this Agreement constitutes a legal, valid and binding obligation of each of New Slider HoldCo, Parent and the Merger Subs, enforceable against them in accordance with its terms, except as such enforceability may be limited by Creditor’s Rights. Prior to the date of this Agreement, the Parent Board has taken all action necessary to exempt under or make not subject to any applicable Takeover Law or any provision of the Organizational Documents of Parent that would require any approval other than that otherwise required by the DGCL other applicable state Law, each of the execution of this Agreement, the

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other Transaction Documents, the Mergers and any of the other transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.4            Consents and Approvals; No Violations. Except for (a) filings under Section 2.3, (b) filings under the HSR Act, (c) the filing with the SEC of the Form S-4, if required, and (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, the execution, delivery and performance by New Slider HoldCo, Parent and the Merger Subs of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law applicable to New Slider HoldCo, Parent or any of their respective Subsidiaries or by which any of their respective properties or assets are bound; (ii) require any notification to or filing by New Slider HoldCo, Parent or any of their respective Subsidiaries with, or consent or approval of, any Governmental Authority; (iii) violate or conflict with any provision of the Organizational Documents of Parent, New Slider HoldCo or a Merger Sub; (iv) require any consent of or any other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancelation, acceleration, other change of any right or obligation or the loss of any benefit under, any material contract to which New Slider HoldCo, Parent, a Merger Sub or any of Parent’s other Subsidiaries is a party or by which New Slider HoldCo, Parent, a Merger Sub, any of Parent’s Subsidiaries or any of their respective assets or properties is bound or any material Permit affecting the assets or business of New Slider HoldCo, Parent or a Merger Sub; or (v) result in the creation or imposition of any Lien other than Permitted Liens on any material properties or assets of New Slider HoldCo, Parent or any of their respective Subsidiaries, except, in the case of each of clauses (i), (ii) (iv) and (v) of this Section 4.4 to the extent the occurrence of any of the foregoing would not reasonably be expected to, individually or in the aggregate, be material to New Slider HoldCo, Parent their respective Subsidiaries, taken as a whole, or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of New Slider HoldCo, Parent or the Merger Subs to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.5            Brokers and Finders. There is no investment banker, broker other Person retained by or authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any finders’ fee, brokerage commission or similar compensation from Parent or any of its Subsidiaries in connection with the transactions contemplated hereby, other than Goldman Sachs & Co. LLC and TD Securities (USA) LLC.

Section 4.6            Operations of New Slider HoldCo and Merger Subs. New Slider HoldCo and each Merger Sub was formed specifically for the transactions contemplated by this Agreement and has conducted no operations and incurred no obligations other than those incident to its formation and in connection with the transactions contemplated by this Agreement.

Section 4.7            Parent SEC Filings.

(a)               Each report, schedule, form, statement and other document (including exhibits and other information incorporated therein and any amendments or supplements thereto) required to be furnished or filed by Parent and its Subsidiaries with the SEC since January 1,

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2023 (such documents, together with any documents filed with the SEC by Parent and its Subsidiaries during such period, including all exhibits and other information incorporated therein and any amendments or supplements thereto, collectively referred to as the “Parent SEC Documents”) (i) at the time filed (and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement), complied in all material respects with the applicable requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the Parent SEC Documents (i) complied at the time they were filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (except that the unaudited statements may not contain footnotes and are subject to normal year-end audit adjustments).

(b)               Since June 28, 2025, Parent and its Subsidiaries have maintained systems of internal accounting controls with respect to their businesses sufficient to provide reasonable assurances that (i) transactions are executed in accordance with the general or specific authorization of the management of Parent, (ii) transactions are recorded as necessary to permit the preparation of financial statements that fairly present in all material respects the financial position and results of operations of Parent and its Subsidiaries, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Parent ensure that material information required to be disclosed by Parent and its Subsidiaries in the reports that they file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports. None of Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any of their executive officers or auditors has, since June 28, 2025, identified (i) any material weakness or significant deficiency in the system of internal control over financial reporting utilized by Parent or any of its Subsidiaries that would reasonably be expected to materially and adversely affect the ability of Parent and its Subsidiaries to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves the role of Parent’s management or other employees of Parent who have a significant role in the preparation of Parent’s financial statements or the internal accounting controls utilized by Parent of any of its Subsidiaries.

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(c)               Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s financial statements.

(d)               Other than Parent, none of Parent or any of its Subsidiaries is, or has at any time since January 1, 2020 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(e)               There are no Liabilities, in each case, that are required by GAAP to be reflected or reserved against in the consolidated balance sheet of Parent (or disclosed in the notes to such balance sheet), except (i) Liabilities disclosed in Section 4.7(f) of the Parent Disclosure Letter, (ii) Liabilities to the extent specifically and adequately reserved against in Parent’s most recent balance sheet for the quarter ended December 27, 2025, (iii) Liabilities incurred in the ordinary course of business or pursuant to this Agreement (other than any such liability or obligation resulting from a breach of or a default under any Contract of or Law applicable to Parent or any of its Subsidiaries), (iv) Liabilities arising out of or in connection with this Agreement or the transactions contemplated by this Agreement, (v) Liabilities incurred since December 27, 2025 or (vi) Liabilities that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8            Litigation. Except as set forth on Section 4.8 of the Parent Disclosure Letter or as would not have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, (a) none of the Parent or its Subsidiaries is subject to any outstanding or unsatisfied Order relating to Parent or any of its Subsidiaries, (b) there is no Litigation by or before any Governmental Authority or arbitrator or mediator, pending, or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries and (c) there is no Litigation involving Parent or its Subsidiaries, pending or, to the Knowledge of Parent, threatened in writing, which questions or challenges the validity of this Agreement.

Section 4.9            Compliance with Laws.

(a)               Except as set forth in Section 4.9(a) of the Parent Disclosure Letter or as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries is, and since January 1, 2023 has been, in compliance in all material respects with all applicable Laws and applicable Orders and (ii) since January 1, 2023, none of Parent or any of its Subsidiaries has received written notice from any Governmental Authority alleging that Parent or any of its Subsidiaries is not in compliance with any applicable Law or Order.

(b)               Except as set forth in Section 4.9(b) of the Parent Disclosure Letter or as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all

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material Permits of all Governmental Authorities that are required to permit Parent and its Subsidiaries to carry on their businesses have been obtained and are in full force and effect, (ii) there has been no violation, default, cancelation or revocation of any Permit and (iii) since January 1, 2023, each of Parent and its Subsidiaries are in compliance with all material Permits applicable to Parent or such Subsidiary.

(c)               Except as set forth in Section 4.9(c) of the Parent Disclosure Letter, or as would not have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2021, neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective officers, directors or employees, nor any of their agents or representatives, in each case, acting for or on behalf or Parent or any of its Subsidiaries, have made, offered, promised or authorized any payment, gratuity or other thing of value that is prohibited by any Law, whether directly or indirectly, to any personnel of any Governmental Authority.

(d)               Since January 1, 2021, neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, director or employee, nor any agent or representative of the Acquired Companies, in each case, acting for or on behalf of Parent or any of its Subsidiaries, has violated, in any material respect, any applicable Anti-Corruption Law or Trade Controls.

(e)               Parent and each of its Subsidiaries, and, to the Knowledge of Parent, their respective officers, directors, employees, and their agents or representatives, in each case, acting for or on behalf of Parent or any of its Subsidiaries are and since January 1, 2021 have been in material compliance with applicable economic sanctions Laws, including Economic Sanctions.

(f)                Since January 1, 2021, neither Parent nor any of its Subsidiaries have (A) been convicted of violating any Anti-Corruption Laws, Trade Controls, or Economic Sanctions, (B) made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under any Anti-Corruption Law, Trade Controls, or Economic Sanctions, or (C) received any written notice of any actual non-compliance with Anti-Corruption Laws, Trade Controls, or Economic Sanctions.

Section 4.10        Absence of Changes.

(a)               Except as disclosed in Section 4.10 of the Parent Disclosure Letter, since June 28, 2025 through the date of this Agreement, the businesses of Parent and its Subsidiaries have, in all material respects, been conducted in the ordinary course of business.

(b)               Since June 28, 2025, there has not been any change, event, fact, effect or occurrence that has had, or would have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11        Financing. As of the date hereof, Parent has delivered to the Maverick TopCos true, complete and correct copies of an executed debt commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto, as may be amended, modified, waived or replaced in accordance with the terms hereof, together with the Debt Financing Fee Letter, the “Debt Commitment Letter”) and the fee letter related to the Debt Commitment Letter (as may be amended, modified, waived or replaced in accordance with the terms hereof, the

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“Debt Financing Fee Letter”), pursuant to which the Debt Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to provide to Parent, the Merger Subs or an Affiliate thereof the amount of debt financing described therein, the proceeds of which shall be used to, among other things, fund the Transactions (the “Debt Financing”); provided that the copy of the Debt Financing Fee Letter delivered to the Maverick TopCos may be redacted to omit solely the fee amounts and “market flex” provisions and economic terms that do not impact the amount (other than through the operation of original issue discount or upfront fees), or adversely affect the availability, enforceability or termination of the Debt Financing or expand the conditions to obtaining the Debt Financing on the Closing Date. Except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent or other contingencies (including any “market flex” provisions applicable thereto) to the obligations of the parties thereto to fund the full amounts contemplated by the Debt Financing. As of the date hereof, the Debt Commitment Letter has been duly executed and delivered by, and is a legal, valid, binding and enforceable obligation of, Parent and the Merger Subs and, to the Knowledge of Parent, each other party thereto. As of the date hereof, the Debt Commitment Letter is in full force and effect against Parent and the Merger Subs and, to the Knowledge of Parent, against each other party thereto, except as enforceability may be limited by Creditor’s Rights. The Debt Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the commitments contained in the Debt Commitment Letter have not been terminated, withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement by Parent or the Merger Subs, or, to the Knowledge of Parent, the other parties thereto, and, as of the date of this Agreement, other than as permitted by Section 5.13(a), no such termination, withdrawal, rescission, amendment, restatement or modification is currently contemplated by Parent, and, to the Knowledge of Parent, the other parties thereto. All commitment and other fees required to be paid under the Debt Commitment Letter on or prior to the date hereof have been timely paid. As of the date hereof, assuming the satisfaction of the conditions set forth in Article VI, Parent is not aware of any fact, occurrence or condition that may cause the financing commitments in the Debt Commitment Letter to terminate or be ineffective or any term or condition of closing required to be satisfied by it or the Merger Subs pursuant to the Debt Commitment Letter not to be met. The aggregate cash proceeds of the Debt Financing, if and when funded, will be sufficient for Parent to fund payment of the Aggregate Estimated Cash Merger Consideration and all other amounts required to be paid in cash by Parent pursuant to this Agreement, including as contemplated by Section 5.13 and all fees and expenses, and to consummate the transactions contemplated by this Agreement and the Debt Commitment Letter (such amount, the “Required Funding Amount”). As of the date hereof, assuming the satisfaction of the conditions set forth in Article VI, no event has occurred that would result in a breach of or a default (or an event that, with or without notice or lapse of time, or both, would be a breach or default) under the Debt Commitment Letter by Parent or the Merger Subs or, to the Knowledge of Parent, each other party thereto. As of the date hereof, other than as set forth in the Debt Commitment Letter, there are no side letters or other agreements that impose conditions or contingencies to the funding of the Required Funding Amount or that could otherwise affect the availability, enforceability or amount of the Debt Financing. As of the date hereof, assuming the satisfaction of the conditions set forth in Article VI, Parent has no reason to believe that any of the terms and conditions in the Debt Commitment Letter will not be satisfied by Parent and the Merger Subs on a timely basis, nor to the Knowledge of Parent, will any of the other parties

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thereto fail to perform their respective obligations thereunder, or that the full amount under the Debt Commitment Letter will not be available to Parent or the Merger Subs on the Closing Date. Notwithstanding anything to the contrary herein, the obligations of Parent and Merger Subs hereunder are not subject to any condition regarding Parent’s, any Merger Sub’s or any other Person’s ability to obtain financing (including the Debt Financing) for the Transactions.

Section 4.12        Taxes. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)               All Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries have been timely filed (taking into account applicable extensions) and all such Tax Returns are true, complete and correct.

(b)               All Taxes required to be paid by or with respect to Parent or any of its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid to the appropriate Governmental Authority, and there are no Liens for Taxes upon any assets of Parent or any of its Subsidiaries other than Permitted Liens.

(c)               There are no Tax Proceedings with respect to Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries pending or threatened in writing. No Taxing Authority has asserted in writing any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against Parent or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open or that has not been finally settled.

(d)               Neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(e)               Neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or the Parent Merger and OpCo Merger from together qualifying as a transaction described in Section 351(a) of the Code.

Section 4.13        No Vote Required. No vote of the holders of any class or series of capital stock of Parent or New Slider HoldCo is necessary in connection with the consummation of the Transactions.

Section 4.14        Form S-4. None of the information supplied or to be supplied by or on behalf of Parent or New Slider HoldCo for inclusion in the Form S-4 or any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.15        No Additional Representations.

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(a)               Except as otherwise expressly set forth in this Article IV, neither Parent nor any of its Subsidiaries, nor any other Person acting on their behalf, makes any representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents, including, without limitation, any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of any of Parent or any of its Subsidiaries.

(b)               Notwithstanding anything to the contrary in this Agreement, Parent, New Slider HoldCo and the Merger Subs acknowledge and agree that: (i) except for the representations and warranties of the Maverick TopCos expressly set forth in Article III, (x) the Maverick TopCos do not make, and have not made, any representation or warranty (including regarding the accuracy or completeness of any information, including any information provided to Parent or its representatives) and (y) the Parent Parties are not relying on, and have not relied on, any representation or warranty made, or information provided, by or on behalf of the Maverick TopCos, in each case, the Maverick TopCos regarding the Acquired Companies, or their respective businesses, this Agreement, the Mergers, any information provided to the Parent Parties in connection with this Agreement or the Mergers or any other related matter; (ii) except for the representations and warranties of the Maverick TopCos expressly set forth in Article III, the Parent Parties disclaim any other representations or warranties and (iii) Parent Parties (on behalf of Parent and each of its Subsidiaries) have made their own independent investigation, review, and analysis regarding the Acquired Companies and the Mergers, which investigation, review, and analysis were conducted by the Parent Parties together with expert advisors, including legal counsel, that they have engaged for such purpose. None of the Acquired Companies or any other Person will have or be subject to any liability to the Parent Parties or any other Person resulting from the distribution to Parent Parties, or the Parent Parties’ use of, any such information, including any information, documents, projections, forecasts or other material made available to the Parent Parties in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers.

Article V

COVENANTS

Section 5.1            Access to Information and Facilities.

(a)               From the date of this Agreement until the earlier of the Parent Merger Effective Time or the date this Agreement is terminated (the “Interim Period”), the Maverick TopCos shall, and shall cause their respective Subsidiaries to, give Parent, New Slider HoldCo and the Merger Subs and Parent’s, New Slider HoldCo’s and the Merger Subs’ representatives, upon reasonable notice, reasonable access during normal business hours to their respective offices, properties, facilities, books and records, officers and key personnel, in each case, as reasonably requested by Parent for the purpose of furthering consummation of the transactions contemplated by this Agreement or integration planning relating thereto; provided that such access and disclosure would not obligate the Acquired Companies to take any actions that would unreasonably interfere with the normal course of its businesses or otherwise result in any significant interference with the prompt and timely discharge by their employees of their normal

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duties or violate any applicable Law; provided, however, that this Section 5.1 does not authorize any environmental testing, monitoring or sampling at any of the properties owned, operated or leased by the Maverick TopCos or their respective Subsidiaries absent the prior consent of Holder Representative; provided, further, that nothing herein shall require an Acquired Company to provide access or to disclose any information to the other parties if such access or disclosure would (i) be in violation of applicable Laws or confidentiality agreements entered into by such party prior to the date of this Agreement, (ii) result in the disclosure of any valuations of a party hereto in connection with the transactions contemplated by this Agreement, (iii) result in the disclosure of competitively sensitive information, (iv) result in the disclosure of any information that is reasonably pertinent to a litigation where Parent or any of its Affiliates, on the one hand, and the Maverick TopCos or any of their respective Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties, or (v) cause a loss of privilege to a party or any of its Subsidiaries; provided, in each case, that each Maverick TopCo shall use its commercially reasonable efforts to make alternative arrangements to provide such access or disclosure in a way that does not cause such loss, constitute such violation or breach or result in such disclosure or exposure, including through the utilization of customary “clean room” or other similar procedures. If any of the information or material furnished pursuant to this Section 5.1 includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Litigation or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the parties that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine.

(b)               The parties hereby agree that all information provided to them or their respective representatives (as defined in the Confidentiality Agreement) in connection with this Agreement and the consummation of the transactions contemplated hereby, including the information provided pursuant to Section 5.1(a), shall be deemed to be Evaluation Material, as such term is defined in, and shall be treated in accordance with, the Confidentiality Agreement and the Clean Team Agreement.

(c)               During the Interim Period, the Maverick TopCos shall promptly provide, or cause to be provided, to Parent a copy of financial information and reports provided to Maverick OpCo Holders pursuant to Section 4.3(a)-(c) of the Third Amended and Restated Stockholders Agreement of Maverick OpCo, dated June 30, 2023, by and among the parties thereto (as may be amended), to the extent provided to such Maverick OpCo Holders, and a copy of the financial information and reports provided to Maverick PropCo Holders pursuant to Section 7.02(a)-(c) of the Third Amended and Restated Limited Liability Company Agreement of Maverick PropCo, dated June 30, 2023, by and among the parties thereto (as may be amended), to the extent provided to the applicable Maverick PropCo Holders.

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(d)               The parties agree to take the actions set forth on Section 5.1(d) of the Maverick Disclosure Letter.

Section 5.2            Interim Operation of Maverick Business. During the Interim Period, other than as required or expressly contemplated by this Agreement, with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), as required by applicable Law or as set forth in Section 5.2 of the Maverick Disclosure Letter, the Maverick TopCos shall, and shall cause their Subsidiaries to, use commercially reasonable efforts to (A) operate in the ordinary course of business in all material respects (including to incur and spend Capex and to continue to make maintenance capital expenditures relating to the business and Assets of the Acquired Companies in the ordinary course of business) (provided that no action or failure to take any action by any Acquired Company with respect to matters addressed by Section 5.2(q) shall be deemed to be a breach of this sentence) and (B) preserve intact their businesses in all material respects, maintain and preserve in all material respects the business operations, organization and goodwill of the Acquired Companies and preserve its and their relationships with customers, suppliers and vendors that have significant business relationships with the Acquired Companies in all material respects; provided, that no action or failure to take any action by any Acquired Company permitted by an exception to any of clauses (a)-(w) of the next sentence shall be deemed a breach of this sentence. Without limiting the generality of the foregoing, the Maverick TopCos shall not, and shall cause their Subsidiaries not to, other than as otherwise required or expressly contemplated by this Agreement, with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), as required by applicable Law or as set forth in Section 5.2 of the Maverick Disclosure Letter:

(a)               amend or otherwise change in any material respect their respective Organizational Documents, other than immaterial amendments to the Organizational Documents of Subsidiaries of the Maverick TopCos;

(b)               sell, lease, transfer, exclusively license, assign or otherwise dispose of, or incur or create any Lien (other than any Permitted Lien) on (i) any Asset having a value in excess of $10,000,000 or in the aggregate in excess of $20,000,000, other than the disposition of inventory in the ordinary course of business or (ii) any real property;

(c)               except as required by applicable Law or as required under the terms of any collective bargaining agreement or Benefit Plan as in effect on the date hereof, (i) increase or agree to increase the compensation or employee benefits payable or to become payable to any Service Provider with an annual base salary exceeding $250,000, (ii) grant, accelerate or modify the period of exercisability or vesting of any compensation awards, (iii) establish, adopt, enter into or materially amend any collective bargaining agreement or similar labor agreement with any labor union, labor organization, works council or employee representative group, (iv) hire, promote or terminate (other than for cause) any employee with an annual base salary exceeding $250,000, (v) establish, adopt, enter into, materially amend or terminate any material Benefit Plan or any plan, contract, policy or program that would be a material Benefit Plan if in effect as of the date hereof, or (vi) fund (or agree to fund) any compensation or benefits under any material Benefit Plan;

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(d)               except in the ordinary course of business, in each case, in accordance with the terms thereof, issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to the issuance or sale of or, in effect as of the date of this Agreement, redeem, repurchase or otherwise acquire, any Maverick TopCo Securities or any Maverick Subsidiary Securities or make any changes (by split, combination, reorganization, reclassification or otherwise) in the capital structure of the Acquired Companies;

(e)               incur any Indebtedness for borrowed money, other than (i) borrowings and other extensions of credit under existing credit facilities and other financing arrangements of the Acquired Companies to fund working capital expenses of the Acquired Companies in the ordinary course of business or other expenditures permitted under this Section 5.2, (ii) additional Indebtedness in a principal amount not in excess of $100,000,000; provided, that any such additional Indebtedness does not include any premiums, breakage costs, make-wholes, prepayment penalties, fees or other similar payment obligations that will become payable as a result of the Transactions, (iii) Indebtedness incurred by a Subsidiary of either Maverick TopCo to a Maverick TopCo or to another wholly owned Subsidiary of either Maverick TopCo or (iv) Liabilities for Taxes incurred in the ordinary course of business;

(f)                 materially restructure or materially change its derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable Laws;

(g)               declare, set aside or pay any dividend or other distribution (whether in cash, assets, capital stock or otherwise) with respect to the Equity Interests of either of the Maverick TopCos, other than (1) cash dividends or distributions from any Acquired Company that are paid prior to the Closing, including cash dividends or distributions paid by the Maverick TopCos to their respective equityholders paid prior to the Closing Date or (2) dividends or distributions by a Subsidiary of the Maverick TopCos to the applicable Maverick TopCo or to another wholly owned Subsidiary of the Maverick TopCos;

(h)               split, combine, subdivide or reclassify any of the capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, in each case of either of the Maverick TopCos or any of their Subsidiaries, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the capital stock, other equity interests or voting securities of the Maverick TopCos of any of their Subsidiaries;

(i)                 repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or other equity interests or voting securities of any of the Acquired Companies, or any securities convertible into or exchangeable or exercisable for any such capital stock, equity interests or voting securities, or any warrants, calls, options or other rights to acquire any such capital stock, equity interests or voting securities, other than in the ordinary course of business pursuant to management equity agreements in effect as of the date of this Agreement;

(j)                 merge or consolidate (A) with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination,

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recapitalization or similar transaction (other than the Mergers), other than (x) any such action solely between or among the Maverick TopCos and their wholly owned Subsidiaries or (y) purchases of inventory or other assets in the ordinary course of business or pursuant to agreements existing as of the date hereof, or (B) with any other Person or acquire a material amount of the stock or assets of any other Person or effect any business combination, recapitalization or similar transaction (other than the Mergers) if such action would reasonably be expected to materially delay or prevent the satisfaction of the conditions set forth in Section 6.3 or Section 7.3 or materially increase the risk of any Governmental Authority entering, or materially increase the risk of not being able to successfully challenge, any Order that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Mergers and the other transactions contemplated by this Agreement;

(k)               except as expressly contemplated by this Section 5.2, (i) enter into or terminate (except for any termination upon expiration of a term in accordance with the terms and conditions thereof or any extensions at the end of a term), or materially modify or amend, or (ii) assign, or waive any material right under, any Maverick Material Contract (or any Contract that would constitute a Maverick Material Contract if entered into as of the date of this Agreement), in the case of each of clause (i) and (ii), other than in the ordinary course of business with respect to Maverick Material Contracts of the type described in Section 3.7(a)(i) and (iii)(B) (provided such Contracts do not include any material terms or conditions that would be applicable to Affiliates (other than Controlled Affiliates) of the applicable Acquired Company party to such Contract), (vii) and (xi));

(l)                 enter into any Affiliate Agreements that are not terminated prior to the Parent Merger Effective Time without any further liability to any Acquired Company;

(m)             make any material loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to or investments in or among their Subsidiaries in the ordinary course of business;

(n)               (i) acquire any real property or any direct or indirect interest in any real property (A) for an amount in excess of $100,000,000 individually or (B) on terms that are not arm’s-length market terms, or (ii) enter into, terminate, or materially modify or amend, any Lease (other than a lease between one or more Acquired Companies) pursuant to which the total lease payments payable under the terms of all such Leases exceeds $150,000,000 in the aggregate, other than Leases that are on arm’s-length, market terms;

(o)               make any material change to its financial accounting methods, policies or practices with respect to the maintenance of books of account and records, except as required by GAAP or applicable Law;

(p)               (i) make (other than in the ordinary course of business), change or revoke any material Tax election, (ii) change any Tax accounting period or any material method of Tax accounting, (iii) amend any material Tax Return, (iv) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign Law) or other material agreement with any Taxing Authority or request any ruling from any Taxing Authority that would have binding effect on the Acquired Companies after the Closing,

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(v) settle or compromise any material Tax Proceeding or surrender any right to claim a material Tax refund, (vi) enter into any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than customary provisions in commercial arrangements entered into in the ordinary course of its business and the primary purpose of which is not Taxes) or (vii) other than in the ordinary course of business or any automatic or automatically granted extensions, consent to any extension or waiver of any statute of limitations or period for assessment or collections of any material Taxes;

(q)               (1) for calendar year 2026, make any capital expenditures or commitments for capital expenditures that are in excess of $190,000,000 in the aggregate, (2) for calendar year 2027, make any capital expenditures or commitments for capital expenditures in excess of 125% of the amounts that are permitted pursuant to clause (1) for calendar year 2026, and (3) for calendar year 2028, make any capital expenditures or commitments for capital expenditures in excess of 125% of the amounts that are permitted pursuant to clause (2) for calendar year 2027, in each case of (1), (2) and (3), other than (i) in the ordinary course of business or (ii) to the extent reasonably necessary to protect human health and safety;

(r)                forgive, cancel or compromise any material debt or claim, or waive, release or assign any right or claim of material value, other than in the ordinary course of business;

(s)                enter into any settlement, compromise or release for which any Acquired Company would have any Liability or obligation, except for settlements, compromises or releases that (x) do not involve the payment of money by the Acquired Companies in excess of $5,000,000 individually (net of any insurance proceeds) and that do not involve injunctive relief or any other material restriction on the part of any Acquired Company, and (y) are not a non deminimis settlement or similar agreement with the FTC, DOJ or SEC;

(t)                 adopt or enter into a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, recapitalization or other reorganization of any of the Acquired Companies (other than the Mergers);

(u)               omit to take any commercially reasonable action necessary to maintain or renew any Owned Intellectual Property, other than in the ordinary course of business consistent with past practice;

(v)               enter into any material new line of business; or

(w)              authorize any of, or agree or commit to do any of, the foregoing actions.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (1) restrict the Acquired Companies from dividending or distributing any Cash to the Maverick OpCo Holders and the Class A Maverick PropCo Holders prior to the Closing or (2) give Parent, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Closing. Prior to the Closing, the Maverick TopCos shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Acquired Companies.

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Section 5.3            Interim Operation of Parent Business. During the Interim Period, Parent shall not, and shall cause its Subsidiaries not to, other than as otherwise required or expressly contemplated by this Agreement, with the prior written consent of Holder Representative, as required by applicable Law or as set forth in Section 5.3 of the Parent Disclosure Letter:

(a)               amend or otherwise change the Organizational Documents of New Slider HoldCo or Parent (i) in a manner that would adversely affect in any material respect the Maverick TopCos or their respective equityholders in a manner disproportionate to Parent and its stockholders or in a manner that would adversely affect the ability of any of Parent, New Slider Holdco or any Merger Sub to consummate the transactions contemplated hereby or (ii) such that any of the Significant Stockholders’ rights under the Stockholders Agreement would not be given full effect;

(b)               declare or pay any dividend on or make any distributions with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities), except for (1) the authorization and payment by Parent of its ordinary course quarterly dividend on shares of Parent Common Stock (including increases in the amount thereof), consistent with past practice, or (2) dividends and distributions paid by wholly owned Subsidiaries of Parent to Parent or to any of its wholly owned Subsidiaries;

(c)               split, combine, subdivide or reclassify any of the capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, in each case of Parent;

(d)               adopt or enter into a plan or agreement of complete or partial liquidation or dissolution of Parent;

(e)               engage in any action or activity that would require Parent to obtain the approval of its stockholders in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing; or

(f)                authorize any of, or agree or commit to do any of, the foregoing actions.

Section 5.4            Certain Actions. During the Interim Period, Holder Representative shall not, and the Maverick TopCos shall not, and each of the foregoing shall cause their Subsidiaries and their respective Representatives not to, directly or indirectly, solicit, initiate, knowingly encourage or assist, discuss or respond to, or accept, approve, authorize or recommend the submission of any proposal, inquiry or offer from any Person relating, with respect to the Maverick TopCos or any of their Subsidiaries, to (or which could reasonably be expected to lead to) any (i) liquidation, dissolution or recapitalization, (ii) merger, consolidation, combination, joint venture, partnership, recapitalization or share exchange, (iii) acquisition or purchase of all or a significant portion of the business, assets or properties of, or any equity interest in, the Acquired Companies or (iv) similar business combination transaction (in each case, whether in one transaction or a series of related transactions by operation of law or otherwise) (in each case of clauses (i) – (iv), a “Competing Transaction”), nor participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or knowingly assist or participate in, or

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knowingly facilitate or encourage, any effort or attempt by any Person to pursue or effect a Competing Transaction or enter into any agreement, arrangement, understanding, letter of intent, term sheet, agreement in principle or similar instrument or arrangement with respect to a Competing Transaction. Holder Representative shall, and the Maverick TopCos shall, and shall instruct all Representatives acting on its and its Affiliates’ behalf to, immediately cease any existing activities, discussions and negotiations with any Persons (other than Parent and its Representatives) with respect to any Competing Transaction. As soon as reasonably practicable after the date hereof, the Maverick TopCos shall instruct each Person (other than Parent, New Slider HoldCo and the Merger Subs and their representatives) in possession of confidential information about the Maverick TopCos that was furnished pursuant to a confidentiality agreement within the prior twelve (12) months in connection with any actual or potential proposal by such Person to acquire all or a significant portion of the equity interests or a majority of the consolidated assets of the Maverick TopCos to promptly return or destroy all such information, subject to the terms of such confidentiality agreement.

Section 5.5            Efforts.

(a)               Subject to the terms and conditions hereof, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereby as promptly as practicable, including using its reasonable best efforts to obtain or make all necessary or appropriate filings required under applicable Law and to lift any injunction or other legal bar to the consummation of the Transactions as promptly as practicable after the date of this Agreement.

(b)               Following the date of this Agreement, during the Interim Period, the Maverick TopCos shall use their respective commercially reasonable efforts to obtain any consents required pursuant to the Maverick Material Contracts identified on Section 5.5(b) of the Maverick Disclosure Letter in connection with the consummation of the transactions contemplated by this Agreement, and Parent shall use its commercially reasonable efforts to cooperate with the Maverick TopCos in such efforts. Notwithstanding anything to the contrary in this Agreement, nothing in herein shall obligate or be construed to obligate the Maverick TopCos or any of their Subsidiaries or Affiliates to (i) make, or to cause to be made, any payment to any third party in order to obtain the consent or approval of such third party under any Maverick Material Contract or otherwise, (ii) amend, supplement or otherwise modify any such Maverick Material Contract, or (iii) otherwise make any accommodation or provide any benefit to the counterparty to such Maverick Material Contract (it being understood and agreed that no breach of this Section 5.5(b) shall have any effect on, or be considered with respect to, whether the condition set forth in Section 6.2 has been satisfied).

(c)               Each of the Maverick TopCos and Parent will, at the time determined by the Parent (but in any event no later than twenty (20) Business Days from the date of this Agreement), file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) the notification and report forms required for the transactions contemplated hereby, and subsequent to such filings, Parent and the Maverick TopCos will provide any supplemental information or documents that may be requested in connection therewith pursuant to the HSR Act, which notification and report forms

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and supplemental information will comply in all material respects with the requirements of the HSR Act. Each of Parent and the Maverick TopCos will promptly furnish to the other (x) all necessary information as the other may reasonably request in connection with the preparation of any filing or submission pursuant to the HSR Act and (y) copies of all written communications (and memoranda setting forth the substance of any oral communication) with any Governmental Authority in connection with the transactions contemplated by this Agreement, and shall further provide the other party with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any advocacy, analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of a party) with a Governmental Authority in connection with the Transactions and regarding the Competition Laws; provided, however, that Parent or the Maverick TopCos may redact discussions of the transaction value and reasonably designate applicable materials as for review by the other’s outside counsel only. Parent and the Maverick TopCos will consult with one another prior to any communications or meetings, whether by telephone, videoconference or in person, with the staff of a Governmental Authority in connection with the transactions contemplated by this Agreement, and Parent and the Maverick TopCos will have the right to have a representative present at any such meeting to the extent permitted by such Governmental Authority and reasonably practicable. Notwithstanding anything to the contrary herein, Parent shall, subject to this Section 5.5, have control and lead (subject to consultation with the Maverick TopCos in good faith) all communications, negotiations, timing decisions, and strategy on behalf of the parties relating to any necessary clearance, consents, approvals, or waiting period expirations or terminations pursuant to any Competition Laws and any litigation matters pertaining to Competition Laws, including taking the lead in connection with any filings, submissions and communications with or to any Governmental Authority in connection therewith; provided, however, that no party shall stay, toll, or extend any applicable waiting period under the HSR Act (other than pulling and refiling a notification and report form once) or any other applicable Competition Law or enter into a timing agreement (or any other agreement not to consummate the transactions contemplated hereby) with any Governmental Authority without consulting with and obtaining the prior written consent (email being sufficient, and which consent shall not be unreasonably withheld, conditioned, or delayed) of the other parties hereto.

(d)               The parties shall (i) respond as promptly as practicable (after consultation with the other party) to any inquiries or requests for documentation or information or any request for additional information or documentary material pursuant to the HSR Act received from the FTC or the DOJ and to all inquiries and requests received from any other Governmental Authority in connection with Competition Law matters, and (ii) use their reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any Competition Laws and to cause any applicable waiting periods, approvals or other requirements under the HSR Act and all other Competition Laws to terminate or expire or be obtained as promptly as possible, and in any event prior to the Termination Date, in each case subject to the limitations set forth in this Section 5.5.

(e)               Without limiting the generality of the foregoing, in connection with the efforts referenced in this Section 5.5, each party to this Agreement shall: (i) cooperate fully with the other parties hereto, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by

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any other party hereto to evidence or reflect the Mergers (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) use reasonable best efforts to give all notices (if any) required to be made and given by such party to any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement; (iii) use reasonable best efforts to obtain each approval, consent, ratification, permission, expiration or termination of any waiting period, waiver or authorization required to be obtained by such party in connection with the Mergers or any of the other transactions contemplated by this Agreement; and (iv) use reasonable best efforts to contest and lift any restraint, injunction or other legal bar to the Mergers. Parent and the Maverick TopCos acknowledge and agree that their obligation to use reasonable best efforts includes (A) negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture, hold separate, license or other disposition of any assets, products, product lines, properties or services or businesses of Parent or the Acquired Companies necessary to eliminate each and every impediment to close the transactions contemplated hereby as promptly as possible, and in any event prior to the Termination Date or (B) negotiating, committing to and effecting (by consent decree, hold separate order or otherwise) any limitation on Parent’s or the Acquired Companies’ freedom of action with respect to, and otherwise proposing, proffering and agreeing to any other requirement, obligation, condition, limitation or restriction on, any of the businesses, product lines or assets of any Acquired Company (such actions, the “Remedy Actions”); provided, however, that notwithstanding anything in this Agreement to the contrary neither Parent, nor any Merger Sub nor any of their Affiliates shall be required to proffer, offer, commit to, consent to or agree to or effect any Remedy Action with respect to (x) any assets, products, product lines, properties, services or businesses or portions thereof of Parent or any of its Subsidiaries prior to the Closing (other than the businesses or assets of Parent and its Subsidiaries set forth on Section 5.5(e)(x) of the Maverick Disclosure Letter) or (y) any assets, products, product lines, properties, services or businesses or portions thereof of the Acquired Companies if, in the case of this clause (y), any such Remedy Action would, individually or in the aggregate, reasonably be expected to result in a Burdensome Condition. For the purposes of this Agreement, “Burdensome Condition” has the meaning set forth in Section 5.5(e) of the Maverick Disclosure Letter. If requested by Parent, the Maverick TopCos will agree (and will cause their respective Subsidiaries to agree) to any action contemplated by this Section 5.5, provided that any such agreement or action is conditioned on the consummation of the Mergers. The foregoing agreement in this section is made solely to facilitate the closing of the Mergers and does not constitute a representation or admission that the Mergers, if consummated without any modification, would violate any Competition Laws or that agreeing to the divestitures, hold separate conditions or other restrictions permitted herein or suggested by any Person or authority acting under any Competition Law would not be harmful to the parties.

(f)                Parent’s and the Maverick TopCos’ obligations under this Section 5.5 shall include the obligation to cooperate and use their respective reasonable best efforts to defend any actions, whether judicial or administrative, challenging the consummation of the Mergers or the other Transactions, including any Litigation under the HSR Act or pursuant to federal or state antitrust laws, whether by a Governmental Authority or a private party. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

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(g)               Without limiting the foregoing, during the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Parent Merger Effective Time, Parent shall not (and shall cause its Affiliates not to) merge or consolidate with any other Person or acquire any stock or assets of any other Person or effect any business combination, recapitalization or other transaction (other than the Mergers) or agree or propose to do any of the foregoing if such action would reasonably be expected to (i) materially delay or prevent the satisfaction of the conditions set forth in Section 6.3 or Section 7.3 or (ii) materially increase the risk of any Governmental Authority entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Mergers and the other transactions contemplated by this Agreement.

Section 5.6            Certain Tax Matters.

(a)               Intended Tax Treatment.

(i)                 For U.S. federal income Tax purposes and applicable state and local income Tax purposes, it is intended that (i) the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) the Parent Merger and OpCo Merger will together qualify as a transaction described in Section 351(a) of the Code, (iii) the PropCo Merger will be treated as a sale of the Class A Maverick PropCo Interests in a transaction described in Section 741 of the Code, (iv) the tax year of Maverick PropCo will not close as a result of the PropCo Merger and (v) Maverick PropCo will not terminate pursuant to Section 708 of the Code ((i) through (v), the “Intended Tax Treatment”). Neither Holder Representative nor the Parent Parties (or their Affiliates) shall take any position (whether in audits, on Tax Returns or otherwise) that is inconsistent with the Intended Tax Treatment, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable Tax Law).

(ii)            This Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Parent Merger.

(iii)            Neither the Parent Parties nor the Acquired Companies shall, nor shall they permit their respective Subsidiaries to, take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or the Parent Merger and the OpCo Merger from together qualifying as a transaction described in Section 351(a) of the Code, and each of the Parent Parties and the Acquired Companies shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to cause the Parent Merger and the OpCo Merger to so qualify.

(iv)             Each of the parties shall reasonably cooperate and use its reasonable best efforts in connection with the issuance of any tax opinions, including the Maverick Tax Opinion and the Slider Tax Opinion, by their respective tax counsel in connection

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with (A) the consummation of the Parent Merger and the OpCo Merger and (B) the preparation, filing, and delivery of the Form S-4 (if required), in each case (as applicable) with respect to the qualification of the Parent Merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Parent Merger and the OpCo Merger, taken together, as a transaction described in Section 351(a) of the Code. In connection with the issuance of any such tax opinion(s) by either party’s tax counsel, (i) Maverick OpCo shall, if requested, use reasonable best efforts to deliver to the relevant counsel one or more duly authorized and executed officer’s certificates, dated as of the Closing Date, and/or such other dates as may be reasonably necessary in connection with the preparation, filing and delivery of the Form S-4 (if required), containing such customary representations as shall be reasonably necessary or appropriate to enable such counsel to render such opinion(s), and (ii) Parent and New Slider HoldCo shall, if requested, use reasonable best efforts to deliver to the relevant counsel one or more duly authorized and executed officer’s certificates, dated as of the Closing Date and/or such other dates as may be reasonably necessary in connection with the preparation, filing and delivery of the Form S-4 (if required), containing such customary representations as shall be reasonably necessary or appropriate to enable such counsel to render such opinion(s), and Parent, New Slider HoldCo and Maverick OpCo shall provide such other information as reasonably requested by the relevant counsel for purposes of rendering such tax opinion(s).

(b)               Maverick PropCo Closing of the Books. The parties shall give effect to the PropCo Merger and the conversion of the Class A Maverick PropCo Interests to the Maverick PropCo Merger Consideration pursuant to this Agreement as the Closing Date and shall cause Maverick PropCo (and any of Maverick PropCo’s Subsidiaries that are treated as a partnership for U.S. federal income tax purposes) to allocate all items of income, gain, loss deduction and credit for the taxable year of such Acquired Company in which the Closing Date occurs to its applicable members in accordance with Section 706 of the Code based on an interim closing of the books as of the close of business on the Closing Date.

(c)               Tax Returns.

(i)               The Maverick TopCos shall prepare, or cause to be prepared, and file or cause to be filed all Tax Returns of the Acquired Companies that are due on or prior to the Closing Date. All such Tax Returns shall be prepared and filed in accordance with the past practice of the relevant Acquired Companies, except to the extent otherwise required by applicable Law (determined at a “more-likely-than-not” or higher level of comfort). The Maverick TopCos shall deliver (or cause to be delivered) such Tax Returns (other than any Pass-Through Tax Returns) to Parent not later than thirty (30) days prior to the due date (taking into account any validly obtained extensions) of such Tax Returns for Parent’s review and comment and shall incorporate any reasonable comments provided by Parent; provided, it is agreed that any comment provided by Parent that is inconsistent with the past practice of the relevant Acquired Company (except to the extent such past practice is not supported by applicable Law at a “more-likely-than-not” or higher level of comfort) shall not be deemed reasonable for this purpose.

(ii)              Holder Representative shall cause to be prepared, at the Class A Maverick PropCo Holders’ expense, all Pass-Through Tax Returns that relate solely to taxable periods ending on or prior to the Closing Date or the day after the Closing Date that are due after

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the Closing Date (taking into account applicable extensions) (the “Holder Returns”). New Slider HoldCo shall prepare or cause to be prepared, all Pass-Through Tax Returns that relate to a Pre-Closing Tax Period or Straddle Period other than any Holder Returns that are due after the Closing Date (taking into account applicable extensions) (the “Parent Returns”, and together with the Holder Returns, the “Pre-Closing Returns”). All Pre-Closing Returns shall be prepared and filed in accordance with the past practice of Maverick PropCo, the Intended Tax Treatment and the Final Allocation, except to the extent otherwise required by applicable Law (determined at a “more-likely-than-not” or higher level of comfort) or as expressly provided herein. The party required to prepare any Pre-Closing Returns pursuant to this Section 5.6(c)(ii) (the “Preparing Party”) shall deliver (or cause to be delivered) such Pre-Closing Returns to the other party (the “Reviewing Party”) not later than thirty (30) days prior to the due date (taking into account any validly obtained extensions) of such Pre-Closing Return for the Reviewing Party’s review and comment and shall (x) with respect to the portion of any Parent Return that relates to a Pre-Closing Tax Period, incorporate any reasonable comments provided by Holder Representative or (y) with respect to any other Pre-Closing Tax Return, consider in good faith reasonable comments provided by such Reviewing Party. Parent and Holder Representative shall use good faith efforts to resolve any dispute regarding the preparation of any Pre-Closing Returns.

(iii)            Notwithstanding anything in this Agreement to the contrary, no PTET Election shall be made with respect to any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period, except to the extent any Taxes of the Acquired Companies as a result of such PTET Election (to the extent such Taxes remain unpaid as of the Closing Date) are included in the Tax Liability Amount.

(d)               Post-Closing Actions. From and after the Closing, except (A) as expressly contemplated by this Agreement, (B) as required by a change in applicable Law, or as a result of a Tax Proceeding, (C) with respect to any changes in tax accounting methods that are reasonably necessary as a result of the Transactions or (D) with the express written consent of Holder Representative (such consent not to be unreasonably withheld, conditioned, or delayed), neither New Slider HoldCo nor any of its Affiliates (including the Acquired Companies following the Closing) shall, with respect to Maverick PropCo, (i) take any action on the Closing Date after the Closing other than in the ordinary course of business and as expressly contemplated by this Agreement, (ii) amend any Pass-Through Tax Return with respect to a Pre-Closing Tax Period or Straddle Period, (iii) make, change or revoke any Tax election relating to income Taxes with respect to a Pass-Through Tax Return that has retroactive effect to a Pre-Closing Tax Period, (iv) extend or waive, or cause to be extended or waived, any statutory period of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period in respect of Pass-Through Tax Returns (other than with respect to automatic extensions reasonably made in the ordinary course of business), or (v) engage in any voluntary disclosure or similar process with any Taxing Authority with respect to Taxes attributable to a Pre-Closing Tax Period or Straddle Period, in each case of clauses (i) through (v) to the extent doing so could reasonably be expected to result in increased Taxes to the Class A Maverick PropCo Holders. From and after the Closing until the later of (i) thirty (30) days following the Closing and (ii) the earlier of (A) the first day of the taxable year of Maverick PropCo following the taxable year in which the Closing occurs and (B) and first day of the taxable year of New Slider HoldCo following the taxable year in which the Closing occurs, New Slider HoldCo shall, and shall cause its Affiliates

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to, maintain the classification of Maverick PropCo as a partnership for U.S. federal, and applicable state and local, income Tax purposes.

(e)               Tax Proceedings. After the Closing Date, if New Slider HoldCo or any of its Affiliates receives notice of a Tax Proceeding with respect to any Pass-Through Tax Return for any Pre-Closing Tax Period (a “Pre-Closing Audit”), New Slider HoldCo shall promptly notify Holder Representative of such Pre-Closing Audit. Holder Representative shall, at their own expense, have the right to control any Pre-Closing Audit (including any disposition thereof) that relates solely to taxable periods ending on or prior to the Closing Date; provided, that if such Pre-Closing Audit would reasonably be expected to have an adverse impact on the liability for Taxes of New Slider HoldCo (or any of its Affiliates) or the Surviving PropCo Company, Holder Representative (i) shall diligently pursue such Pre-Closing Audit in good faith as if it were the sole party in interest, (ii) shall permit New Slider HoldCo to, at its own expense, fully participate in such Holder Audit and, (iii) shall not settle or compromise such Pre-Closing Audit without New Slider HoldCo’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If Holder Representative does not elect to control any such Pre-Closing Audit within a reasonable period following the receipt by Holder Representative of notice of such Pre-Closing Audit, or in the case of a Pre-Closing Audit that does not relate solely to a taxable period ending on or prior to the Closing Date, New Slider HoldCo shall control any such Pre-Closing Audit; provided, that to the extent such Pre-Closing Audit could reasonably be expected to result in increased Taxes to the Class A Maverick PropCo Holders, New Slider HoldCo (i) shall diligently pursue such Pre-Closing Audit in good faith as if it were the sole party in interest, (ii) shall permit Holder Representative to, at its own expense, fully participate in such Pre-Closing Audit and, (iii) shall not settle or compromise such Pre-Closing Audit without Holder Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The parties shall reasonably cooperate to make any election under Section 6226(a) of the Code (or similar provisions of state and local Law) that is available with respect to any Pre-Closing Tax Period.

(f)                Cooperation. Parent and its Affiliates (including Maverick PropCo and Maverick OpCo following the Closing) and Holder Representative shall cooperate as and to the extent reasonably requested by the other party in connection with (i) the preparation and filing of Tax Returns, (ii) determining a Liability for Taxes or a right to refund of Taxes, and (iii) the conduct of any Tax Proceedings, in each case of or with respect to the Acquired Companies or in connection with the transactions contemplated by this Agreement. Such cooperation shall include the retention and (upon request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything in this Agreement to the contrary, Holder Representative and its Affiliates shall comply with the covenant contained in Section 5.6(f) of the Maverick Disclosure Letter.

(g)               PropCo Tax Allocations. The parties agree to allocate the Maverick PropCo Cash Consideration (and all other relevant items, including Maverick PropCo’s liabilities, that are properly taken into account in determining recognized gain for U.S. federal income tax purposes) (the “Maverick PropCo Tax Consideration”) among the assets of Maverick PropCo and any of Maverick PropCo’s Subsidiaries that is treated as (i) a disregarded entity for U.S. federal income tax purposes or (ii) a partnership for U.S. federal income tax purposes that

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has a Section 754 election in effect for the taxable year that includes the Closing Date, in accordance with Sections 751, 755 and 1060 of the Code (and any similar provision of state, local, or non-U.S. Law, as appropriate) (the “Allocations”). Maverick PropCo shall prepare a first draft of the Allocations and such draft Allocations shall be delivered by Maverick PropCo to Holder Representative within thirty (30) days after the Maverick PropCo Merger Consideration has been finally determined pursuant to Section 2.12. Holder Representative will propose to Maverick PropCo any changes to such Allocations in writing within thirty (30) days after the date of delivery of such draft Allocations to Holder Representative in accordance with the preceding sentence, and the parties will use commercially reasonable efforts to agree upon a final binding Allocations within thirty (30) days after the date of any requested changes by Holder Representative. In the event that the parties cannot agree on any disputed items or amounts in order to determine the allocation of the applicable Maverick PropCo Tax Consideration, following such thirty (30)-day period, Holder Representative and Maverick PropCo will select an independent accounting or financial consulting firm of recognized national standing who shall act as an expert and not an arbiter, to resolve such dispute and shall adjust the Allocations in accordance with such resolution (as so adjusted or otherwise mutually agreed upon by the parties hereto under this Section 5.6(g), the “Final Allocation”). All fees and expenses relating to the work, if any, to be performed by such accounting or financial consulting firm shall be borne equally by the parties. To the extent any amounts treated as Maverick PropCo Tax Consideration are payable under this Agreement after the Final Allocation has been determined, the Final Allocation shall be revised by the parties in a manner consistent with the Final Allocation. New Slider HoldCo, Maverick PropCo, the Maverick PropCo Holders, and their respective Affiliates shall report and file Tax Returns (including, to the extent applicable, Internal Revenue Service Form 8594 or 8308, as applicable), consistent with the Final Allocation; provided, however, that neither party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Final Allocation.

(h)               754 Election. The parties agree that Maverick PropCo (and any of Maverick PropCo’s Subsidiaries that are treated as a partnership for U.S. federal income tax purposes) shall have a valid election under Section 754 of the Code in effect for the taxable year of Maverick PropCo (or such Subsidiary) that includes the Closing Date.

(i)                 Straddle Periods. For purposes of this Agreement, in the case of any Tax imposed on any Acquired Company with respect to a Straddle Period, the portion of such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any ad valorem, property or other similar Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transactionally based or otherwise not described in clause (i), be determined based on an interim closing of the books as of the end of the Closing Date and in the case of any such Taxes attributable to an equity interest in any partnership, or other “flowthrough” entity or a “controlled foreign corporation” (as defined in Section 957 of the Code), as if the taxable period of such partnership, other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the day on the Closing Date; provided, that all permitted allowances, credits, exemptions and deductions that are normally computed on the basis of an entire year period

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(such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date in proportion to the number of days in each such period.

(j)                 Tax Sharing Agreements. All Tax sharing agreements or similar agreements to which any Acquired Company, on the one hand, and any of the Maverick Opco Holders, the Class A Maverick PropCo Holders or any of their respective Affiliates, on the other hand, are parties (other than any commercial agreements the principal purpose of which is not Taxes) shall be terminated as of the Closing, and, after the Closing, such parties shall not be bound thereby or have any rights or liability thereunder.

Section 5.7            Maintenance of Insurance. The Acquired Companies shall use commercially reasonable efforts to continue to carry their existing insurance through the Closing in all material respects.

Section 5.8            Employment Matters.

(a)               Compensation and Benefits. Until the twelve (12)-month anniversary of the Closing, Parent shall provide each employee of the Acquired Companies as of the Closing, for so long as they remain employed with Parent or any of its Affiliates (including the Surviving PropCo Company and the Surviving OpCo Company) after the Closing (any such employee, a “Continuing Employee”) with: (i) an annual rate of base salary or hourly wages, as applicable, that is the same as the annual rate of base salary or hourly wages, as applicable provided to such Continuing Employee immediately prior to the Closing; (ii) annual target cash bonus opportunities (excluding any long-term incentive opportunities) that are at least equal to the annual target cash bonus opportunities provided by the Maverick TopCos and their Subsidiaries to each such Continuing Employee immediately prior to the Closing; and (iii) employee benefits (excluding any defined benefit pension, equity or equity-based compensation arrangements and any sale, retention or change in control payments) that are no less favorable in the aggregate than the employee benefits (excluding any defined benefit pension, equity or equity-based compensation arrangements and any sale, retention or change in control payments) provided by the Maverick TopCos and their Subsidiaries to each such Continuing Employee immediately prior to the Closing.

(b)               Recognition of Service; Pre-existing Conditions. Parent shall take into account periods of employment with the Acquired Companies or any of their current or former Affiliates, to the extent previously recognized under any analogous Benefit Plan of either Maverick TopCo and its Affiliates, for all purposes, including, as applicable, eligibility for participation, vesting, level of benefits, and benefit accrual of any Continuing Employee under the corresponding employee benefit plan offered by Parent or an Affiliate of Parent to the Continuing Employees, including vacation plans or arrangements, defined contribution, and any severance and welfare plans; provided, however, that Parent and its Affiliates shall not be required to recognize such service (w) for purposes of determining whether recipients of Parent equity awards granted under the Parent Retention Program are retirement eligible for purposes of such retention awards, (x) for purposes of benefit accrual under defined benefit pension plans, (y) for purposes of plans which are frozen to new participants, or (z) to the extent such credit

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would result in duplication of benefits. Additionally, Parent shall (i) waive any limitation on health insurance coverage of the Continuing Employees and their eligible dependents due to pre-existing conditions under all applicable medical plans of Parent or an Affiliate of Parent to the extent such condition was satisfied or waived under the comparable Benefit Plan prior to the Closing Date, but unless otherwise required by applicable Law, only to the extent recognized by the Acquired Companies prior to the Closing Date and (ii) credit all Continuing Employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such Person, in each case, under the comparable Benefit Plan prior to the Closing Date during the plan year in which the Closing Date occurs for the purpose of determining the extent to which any such Person has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health insurance plans of Parent or an Affiliate of Parent for such year.

(c)               From and after the Closing Date, (i) Parent shall retain any right it would have otherwise had to amend, modify or terminate, and nothing in this Agreement shall prohibit Parent or any of its Affiliates from amending, modifying or terminating, any or all compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by Parent and its Affiliates (including, for the avoidance of doubt, the Acquired Companies), including each Benefit Plan and (ii) nothing in this Agreement shall require Parent or any of its Affiliates to continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement.

(d)               EAUs. The parties agree that the Maverick TopCos may make payments in respect of the EAUs and settle and terminate the EAU agreements prior to or at the Closing.

(e)               Union Matters. Notwithstanding the foregoing, with respect to any employee of the Acquired Companies who is covered by a collective bargaining agreement as of the Closing Date (“Union Employee”), Parent shall, or cause its Affiliates (including, for the avoidance of doubt, the Acquired Companies) to, provide for compensation and benefits no less than as are required to be provided to such Union Employee pursuant to the terms of any applicable collective bargaining agreement. Following the date of this Agreement and following reasonable and good faith consultation with Parent, the Acquired Companies shall carry out applicable notifications to, and, subject to Section 5.2(c), consultations, discussions or negotiations with, applicable unions, works councils or other employee representative groups in connection with the transactions contemplated by this Agreement, in each case to the extent required by applicable Law or the terms of the applicable collective bargaining agreement.

(f)                If requested by Parent in writing delivered to Holder Representative not less than ten (10) Business Days prior to the Closing Date, the Maverick TopCos shall take any actions necessary to terminate the Maverick TopCos’ 401(k) Plan (the “401(k) Plan”), with such termination to be effective immediately as of the day prior to the Closing Date and contingent upon the occurrence of the Parent Merger Effective Time, and shall provide Parent with the form and substance of resolutions effectuating the termination for reasonable review and comment by Parent. To the extent the 401(k) Plan is terminated pursuant to Parent’s request, Continuing Employees shall be eligible to participate in a 401(k) plan maintained by Parent or any of its Subsidiaries as soon as reasonably practicable following the Closing Date, and shall be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of

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the Code), including any outstanding loans, to such 401(k) plan maintained by Parent or its Subsidiaries.

(g)               Third Party Beneficiaries. Nothing in this Section 5.8 shall (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan or (ii) prohibit Parent or any of its Affiliates from amending or terminating any employee benefit plan or from terminating the employment of any Continuing Employee or Union Employee. The provisions of this Section 5.8 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.8, express or implied, shall confer upon any Continuing Employee or Union Employee, or legal representative, labor representative or beneficiary thereof or other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such employee or other Person under an employee benefit plan that such employee or beneficiary or other Person would not otherwise have under the terms of that employee benefit plan without regard to this Agreement.

Section 5.9            Section 280G. No later than three (3) Business Days prior to the Closing Date, the Maverick TopCos shall have submitted to a vote of the shareholders of the Maverick TopCos for their determination all payments or benefits that in the absence of such a vote would reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), made to any individuals that are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) and who have waived such payments and benefits in the event such vote is not obtained in accordance with Treas. Reg. Section 1.280G-1 Q/A-7; provided that in no event shall this Section 5.9 be construed to require the Acquired Companies to actually obtain shareholder approval. Such shareholder vote shall be carried out pursuant to the procedures and requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and at least five (5) Business Days prior to the date the Maverick TopCos submit all relevant arrangements for such shareholder approval, Holder Representative shall provide Parent, for its review and reasonable comment, a copy of the documentation proposed to be submitted (including any waivers necessary to validly hold the vote referenced above, the “Waived Benefits”) and the calculations prepared under Section 280G of the Code, upon which the shareholder vote is being sought. Each disqualified individual’s right to receive the Waived Benefits shall be conditioned upon receipt of the requisite approval by the holders of Maverick OpCo Common Stock in a manner that complies with Section 280G(b)(5)(B) of the Code. No later than one (1) Business Day prior to the Closing, Holder Representative shall deliver to Parent (and Parent’s legal counsel) written certification that either (A) the requisite vote was obtained with respect to the Waived Benefits (the “280G Approval”) or (B) the 280G Approval was not obtained and, as a consequence, the Waived Benefits have not been and shall not be made or provided, and any previously paid or provided Waived Benefits shall be returned or recovered.

Section 5.10        Public Announcements. The Maverick TopCos and Parent shall agree on a press release announcing the entering into of this Agreement and the Transactions. Thereafter, each party hereto will, and will cause its Affiliates and Representatives to, consult with the other party before issuing, and give each other a reasonable opportunity to review and comment upon, any other press release or public communication or otherwise making any public statements or disclosures with respect to the transactions contemplated by this Agreement, including the terms

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hereof, and each party shall not, and shall cause their respective Representatives not to, without the prior written consent of the other party (which consent will not be unreasonably withheld, delayed or conditioned) issue any such press release or make any such public statement with respect to the transactions contemplated by this Agreement; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any press release, public announcement or public statement (a) solely to the extent that such disclosure is required by Law or Order or by the rules of any relevant securities exchange, upon advice of outside counsel, in which case the party seeking to issue or cause the publication of any press release or other public announcement will, if permitted by Law, use reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance or publication or (b) if the press release, public announcement or statement contains only information that is consistent with any press release, public announcement or statement previously issued or made in accordance with this Section 5.10 and do not reference any of the direct or indirect equityholders of the Acquired Companies in a manner that is inconsistent with previous references approved pursuant to this Section 5.10 and does not identify any such Persons by name.  Parent or its Affiliates may, at any time, (x) respond to questions or provide a summary or update relating to, or discuss the benefits of, the transactions contemplated by this Agreement in calls or meetings with Parent or its Affiliates’ analysts, investors or attendees of any industry conference, and make other statements and disclosures in connection with its ordinary investor relations and marketing activities, if such responses, summaries, updates or discussions are consistent with a press release, public announcement or statement previously issued or made in accordance with this Section 5.10 and do not reference any of the direct or indirect equityholders of the Acquired Companies in a manner that is inconsistent with previous references approved pursuant to this Section 5.10 and does not identify any such Persons by name and (y) upon written notice to Holder Representative, communicate with and disclose information to lenders or potential lenders of Parent or its Affiliates who have a reasonable need to know the information or to whom there is an obligation to disclose such information and, in each case, who are bound by confidentiality obligations to Parent with respect to such information.

Section 5.11        Indemnification of Directors and Officers.

(a)               Without limiting any additional rights that any Person may have under any agreement or Benefit Plan, from and after the Parent Merger Effective Time, New Slider HoldCo and Parent shall cause the Surviving OpCo Company and the Surviving PropCo Company to, as applicable, severally, and not jointly, indemnify and hold harmless all past and present employees, agents, managers, officers and directors of Maverick OpCo and its Subsidiaries (in the case of the Surviving OpCo Company) and Maverick PropCo and its Subsidiaries (in the case of the Surviving PropCo Company) (the “Indemnified Parties”) to the fullest extent permitted by Law against any and all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Party as an employee, agent, manager, officer or director of Maverick OpCo or its Subsidiaries (in the case of the Surviving OpCo Company), or Maverick PropCo or its Subsidiaries (in the case of the Surviving PropCo Company), in connection with any pending or threatened Litigation to the extent based on or arising out of the fact that such Indemnified Party is or was an employee, agent, manager, officer or director of the applicable Acquired Company at or prior to the Parent Merger Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Parent Merger Effective Time, whether

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asserted or claimed at any point prior to, at or after the Parent Merger Effective Time, including any such matter arising under any claim with respect to the transactions contemplated hereby, and New Slider HoldCo and Parent shall cause the Surviving OpCo Company and the Surviving PropCo Company to, also advance expenses as incurred to the fullest extent permitted to do so under applicable Law or the Organizational Documents of the applicable Acquired Company in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification. Notwithstanding anything to the contrary in this Agreement, none of Parent, New Slider HoldCo, the Surviving Maverick Companies nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Litigation for which indemnification may be sought by an Indemnified Party pursuant to this Section 5.11 unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from any and all liability arising out of such Litigation.

(b)               For a period of six (6) years following the Parent Merger Effective Time, Parent shall, and shall cause the Surviving PropCo Company, the Surviving OpCo Company and their respective Subsidiaries to, cause (i) any rights to indemnification, advancement of expenses or exculpation now existing in favor of the Indemnified Parties as provided in their respective organizational documents or indemnification agreements, in effect as of the date of this Agreement and that have been made available to Parent prior to the date hereof, with respect to any matter occurring at or prior to the Parent Merger Effective Time (including the Mergers) and (ii) any indemnification or other similar agreements of Acquired Companies in effect as of the date of this Agreement that have been made available to Parent prior to the date hereof to survive the Mergers and continue in full force and effect. During such period, Parent will not, and will not permit the Surviving Maverick Companies or any of their Subsidiaries to, amend, repeal or modify any provision in the Surviving PropCo Company’s, Surviving OpCo Company’s or any of their Subsidiaries’ Organizational Documents relating to the exculpation or indemnification of the Indemnified Parties as in effect in the Maverick TopCos or any of their Subsidiaries’ Organizational Documents immediately prior to the Parent Merger Effective Time. If the Surviving PropCo Company, the Surviving OpCo Company or any of their successors or assigns shall: (x) consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving OpCo Company or entity of such consolidation or merger; or (y) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, to the extent necessary, proper provisions shall be made so that the successors and assigns of the Surviving PropCo Company or Surviving OpCo Company, as applicable shall assume all of the obligations set forth in this Section 5.11.

(c)               Parent shall cause the Surviving PropCo Company or Surviving OpCo Company and their Subsidiaries to maintain in effect for six (6) years from the Closing Date directors’ and officers’ liability insurance covering those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance for events occurring at or prior to the Parent Merger Effective Time (“D&O Insurance”) on terms not less favorable than such existing insurance coverage; provided that the Surviving PropCo Company, the Surviving OpCo Company and their respective Subsidiaries shall not be required, and Parent shall not be required to cause the Surviving PropCo Company, the Surviving OpCo Company and their respective Subsidiaries, to pay for the D&O Insurance in an annual amount in excess of three

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hundred percent (300%) of the annual premium currently paid as of the date hereof by the Acquired Companies for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving PropCo Company or the Surviving OpCo Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such maximum amount. The Acquired Companies shall cause to be put in place “tail” insurance policies (“Runoff D&O Insurance”), the cost of which shall be borne equally by Parent, on the one hand, and the Maverick TopCos, on the other hand, with a claims reporting or discovery period of at least six (6) years from the Parent Merger Effective Time from an insurance carrier with the same or better credit rating as the Acquired Companies’ current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable in the aggregate as the Acquired Companies’ existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Parent Merger Effective Time; provided that payment for such insurance coverage provided by such Runoff D&O Insurance shall not exceed three hundred percent (300%) of the current aggregate annual premium currently paid as of the date hereof by the Acquired Companies for such insurance. If the cost of the Runoff D&O Insurance would require an expenditure that exceeds such amount, Parent shall cause the Surviving PropCo Company or Surviving OpCo Company to, obtain policies with the greatest coverage available for a cost not exceeding such maximum amount. Any such Runoff D&O Insurance policies will satisfy Parent’s obligation under this Section 5.11(c) to provide D&O Insurance; provided that in the event that any claim is brought under such D&O Insurance, the policy shall be maintained until final disposition thereof.

(d)               Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Maverick TopCos or any of their Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.

(e)               The provisions of this Section 5.11 shall survive consummation of the Mergers, and are intended to be for the benefit of, and shall be enforceable by, each of Indemnified Parties and their respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which such a Person is entitled, whether pursuant to applicable Law, contract or otherwise.

(f)                Unless required by applicable Law, this Section 5.11 may not be amended, altered or repealed after the Parent Merger Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Party.

Section 5.12        Termination of Affiliate Agreements. Effective upon the Parent Merger Effective Time, unless mutually agreed upon by the parties, the Acquired Companies shall cause all Affiliate Agreements to be terminated, without any Liability to the Parent Parties, or on or after the Closing, the Acquired Companies.

Section 5.13        Financing.

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(a)               Prior to the Closing, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) arrange, obtain and consummate the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter (subject to replacement thereof in accordance with this Section 5.13(a)), (ii) enter into definitive written agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter (subject to replacement thereof in accordance with this Section 5.13(a)) (including any “market flex” provisions applicable thereto) or, in Parent’s sole discretion, on other terms and conditions than those contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto), in each case, which such other terms and conditions shall not affect any Prohibited Financing Amendment (as defined below) (with such agreements to be in effect no later than the Closing Date) (such definitive agreements governing the Debt Financing, the “Debt Financing Agreements”), (iii) satisfy on a timely basis all obligations applicable to Parent or the Merger Subs under the Debt Commitment Letter and the Debt Financing Agreements and consummate the Debt Financing no later than at the Closing and (iv) enforce its rights under the Debt Commitment Letter. Without the prior written consent of Holder Representative, Parent shall not permit any amendment, replacement or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the Debt Financing Agreements, if such amendment, replacement, modification or waiver (A) reduces the aggregate amount of the Debt Financing below the amount, taking into account all other sources of proceeds readily available on the Closing Date, necessary to fund the Required Funding Amount; (B) imposes new or additional conditions, or expands or adversely amends or modifies any of the existing conditions, to the receipt of the Debt Financing; (C) would reasonably be expected to: (I) prevent or materially delay the Closing or (II) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing on or prior to the Closing Date less likely to occur; or (D) materially adversely impacts the ability of Parent and the Merger Subs to enforce their respective rights against the Debt Financing Sources or any other parties to the Debt Commitment Letter or the Debt Financing Agreements (the limitations set forth in clauses (A) through (D), collectively, the “Prohibited Financing Amendments”). In the event that any portion of the Debt Financing becomes unavailable to Parent or the Merger Subs in the manner or from the sources set forth in the Debt Commitment Letter, Parent will promptly notify Holder Representative and will use its reasonable best efforts to obtain alternative financing on terms and conditions no less favorable to Parent and the Merger Subs, taken as a whole, than the terms and conditions as set forth in the Debt Commitment Letter (including any “market flex” provisions thereof) or, in Parent’s sole discretion, on other terms and conditions, in each case, from the same or alternative sources in an amount sufficient, when added to any portion of the Debt Financing still available, to fund the Required Funding Amount as promptly as practicable (the “Alternative Financing”, with any such Alternative Financing being deemed to constitute “Debt Financing”, the debt commitment letter with respect thereto being deemed to constitute a “Debt Commitment Letter”, the fee letter with respect thereto being deemed to constitute a “Debt Financing Fee Letter” and the definitive documentation with respect thereto being deemed to constitute the “Debt Financing Agreements”); provided that, without the prior written consent of Holder Representative, such Alternative Financing shall not affect any Prohibited Financing Amendments. Parent shall deliver to Holder Representative true and correct copies of the executed debt commitment letter with respect to such Alternative Financing (and the related fee letter, which may be redacted in the manner set forth in Section 4.11) promptly following the

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execution thereof. Parent shall give Holder Representative prompt written notice of (1) any breach or default (or any event or circumstance that with or without the lapse of time, or both, would give rise to any breach or default) by any party to the Debt Commitment Letter of any material provision thereof of which Parent has become aware, (2) the expiration or termination in writing (or attempted or purported termination in writing, whether or not valid) of the Debt Commitment Letter of which Parent has become aware, (3) any material dispute or disagreement between or among any parties to the Debt Commitment Letter or the Debt Financing Agreements with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing and/or the Debt Financing Agreements) and (4) if for any reason Parent has determined in good faith that it may no longer be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions contemplated therein and Parent shall otherwise keep Holder Representative reasonably informed on a timely basis of the status of Parent’s efforts to arrange the Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the reasonable best efforts of Parent require or be deemed or construed to require Parent to (I) pay aggregate fees in excess of those contemplated by the Debt Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise) or (II) cause any term, covenant, representation or warranty in this Agreement to be breached by Parent, the Merger Subs or any of their or their Affiliates in a manner that would cause any condition to the Closing to fail to be satisfied.

(b)               Prior to the Closing, Holder Representative and the Maverick TopCos shall each use its reasonable best efforts to provide, and shall cause each of the Acquired Companies to use its reasonable best efforts to provide, and shall use reasonable best efforts to cause its and their respective officers, directors, employees, accountants, consultants, legal counsel, affiliates, advisors, agents and other representatives (collectively, “Representatives”) to provide, such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested in writing by Parent other than with respect to the following clauses (i), (iii) and (v), which shall not be subject to any such reasonable best efforts qualifiers, including using reasonable best efforts to:

(i)               make available to Parent, its advisors and its Debt Financing Sources the Required Financial Information;

(ii)              assist Parent with its preparation of lender and investor presentations, rating agency presentations, offering memoranda, registration statements, prospectuses, bank information memoranda, marketing materials and other similar documents and materials in connection with the Debt Financing and participate (at reasonable times and with reasonable advance notice) in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions (in each case, including via video conference) with providers or potential providers of the Debt Financing and ratings agencies;

(iii)            deliver, at least three (3) Business Days prior to the Closing, all documentation and other information as is reasonably requested in writing by Parent at least nine (9) Business Days prior to the Closing with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and beneficial

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ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230);

(iv)             assist with Parent’s preparation and execution of definitive written financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, hedging arrangements, customary officer’s certificates and corporate resolutions, as applicable) as may reasonably be requested by Parent and subject to the occurrence of the Closing; and

(v)               supplement the Required Financial Information on a reasonably current basis to the extent that any Required Financial Information, to the Knowledge of Maverick, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.

(c)               Notwithstanding the foregoing, nothing in this Section 5.13 or Section 5.14(b) will require any such cooperation to the extent that it would (A) require (1) the Holder Representative or any of its Affiliates (other than the Acquired Companies and their respective Subsidiaries) to pay any fees or reimburse any expenses or (2) require the Acquired Companies or any of their respective Subsidiaries to pay any fees or reimburse any expenses prior to the Closing, (B) require (1) the Holder Representative or any of its Affiliates (other than the Acquired Companies and their respective Subsidiaries) to give or agree to give to any other Person any indemnities in connection with the Debt Financing or (2) the Acquired Companies or their respective Subsidiaries to give or agree to give to any other Person any indemnities in connection with the Debt Financing that are effective prior to the Closing, (C) provide access to or disclose any information that Holder Representative reasonably determines is prohibited or restricted under applicable Law or that would reasonably be expected to jeopardize any legal privilege of, or conflict with any confidentiality obligations binding on, the Maverick TopCos (not entered in contemplation hereof), in each case, so long as the Maverick TopCos and Holder Representative have used their reasonable best efforts to provide access to or disclose such information by alternative means not restricted by this clause and have informed Parent that information is being withheld in reliance on this clause, (D) take any action which would result in the Holder Representative, the Acquired Companies or any of their respective Affiliates or Representatives incurring any liability with respect to matters relating to the Debt Financing or reasonably be expected to cause any director, officer, employee or stockholder of the Holder Representative, the Acquired Companies or any of their respective Affiliates or Representatives to incur any personal liability, (E) cause any term, covenant, representation or warranty in this Agreement to be breached by the Holder Representative, Maverick TopCos or any of their Affiliates, (F) conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, the Acquired Companies’ respective Organizational Documents (not entered in contemplation hereof), any applicable Law or any applicable contract (not entered in contemplation hereof) to which the Acquired Companies or any of their respective Affiliates is a party, (G) require the Holder Representative or the Acquired Companies to prepare or deliver any Excluded Information, (H) unreasonably interfere with the ongoing business operations of the Holder Representative or the Acquired Companies, (I) require the Holder Representative, the Acquired Companies or their respective Subsidiaries or any of their respective Affiliates or any persons who are officers, directors or managers of such entities to

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pass resolutions or consents or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (other than (1) those directors, officers or employees of the Acquired Companies continuing in such roles after the Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing and (2) customary authorization letters or representation letters (with respect to accuracy of information and material non-public information regarding the Acquired Companies) pursuant to the terms hereof) or (J) require any of the Holder Representative or the Acquired Companies’ respective Representatives to provide any legal opinions.

(d)               The Maverick TopCos hereby consent to the use of the logos of the Acquired Companies in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not reasonably likely to or intended to harm, disparage or otherwise adversely affect any of the Acquired Companies or their reputation or goodwill.

(e)               Upon the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent shall promptly reimburse the Acquired Companies and its and their respective Representatives for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by this Section 5.13 and Section 5.14(b).

(f)                Parent shall indemnify and hold harmless the Acquired Companies and its and their respective Representatives from and against any and all losses and other liabilities suffered or incurred by any of them in connection with the arrangement and preparation of the Debt Financing or any other financing of Parent, the Merger Subs or any of their respective Affiliates, any action taken by them or their Representatives in connection therewith or pursuant to this Section 5.13 and Section 5.14(b) and any information used in connection therewith, in each case (I) to the fullest extent permitted by Law and with appropriate contribution to the extent such indemnification is not available and (II) other than as a result of fraud, bad faith, gross negligence or willful misconduct by or on behalf of such Person or Representative as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(g)               All Evaluation Material (as defined in the Confidentiality Agreement) provided by the Acquired Companies or any of their Representatives pursuant to this Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent shall be permitted to disclose such information to the Debt Financing Sources and ratings agencies in connection with obtaining the Debt Financing, subject to the recipient thereof entering into customary confidentiality undertakings with respect to such information (including in the form of a customary click-through confidentiality undertaking).

(h)               The parties hereto understand and agree that all obligations of the Acquired Companies and their respective Subsidiaries and Affiliates relating to the Debt Financing shall be governed exclusively by this Section 5.13, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Debt Commitment Letter shall be deemed to expand or modify such obligations.

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(i)                 The Holder Representative, the Acquired Companies and their respective Representatives shall be deemed to have complied with this Section 5.13(b) for the purpose of the condition set forth in Section 6.2 unless (i) the Holder Representative, any Acquired Company or any of their respective Representatives has Willfully Breached its obligations under this Section 5.13(b), (ii) Parent has notified the Holder Representative or the applicable Acquired Company of such breach in good faith in writing in order to cure such breach, and (iii) the Holder Representative, such Acquired Company or the applicable Representative has not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the Termination Date to consummate the Debt Financing.

(j)                 Parent and its Representatives shall (A) reasonably cooperate with the Maverick TopCos and their Representatives in connection with the Maverick TopCos’ and their respective Representatives’ preparation of the information referred to in clause (x)(i) of the proviso to the first sentence in Section 2.2(a) and (B) promptly notify the Maverick TopCos and the Holder Representative in writing if it becomes aware that any of the information referred to in clause (x)(i) of the proviso to the first sentence in Section 2.2(a) that is provided by the Maverick TopCos to Parent does not comply with the requirements of Regulation S-X.

Section 5.14        Treatment of Certain Indebtedness.

(a)               If (and only if) requested in writing by Parent, Holder Representative or the Maverick TopCos shall, and shall cause their Subsidiaries to provide Parent with (i) at least three (3) Business Days prior to the Closing Date, drafts of customary payoff letters from the lenders (or a trustee or agent on behalf of such lenders) under the Maverick Credit Agreement and the Maverick Mortgages (collectively, the “Debt Payoff Letters”) and (ii) no later than one (1) Business day prior to the Closing Date, fully executed copies of the Debt Payoff Letters, which shall be in form and substance reasonably satisfactory to Parent and which shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, make-wholes, penalties, breakage costs or other similar obligations related to the Maverick Credit Agreement and the Maverick Mortgages, as applicable, which total amount shall be paid using funds provided by Parent, and (y) authorize the release of all Liens securing Indebtedness under the Maverick Credit Agreement and the Maverick Mortgages, as applicable, upon payment of the amounts referenced therein.

(b)               Subject to Section 5.13(c), the Maverick TopCos shall, and shall cause each of their respective Subsidiaries and their respective Representatives to, (A) reasonably cooperate with Parent with respect to the arrangement of an amendment, waiver, supplement, modification, refinancing or replacement, in form and substance reasonably satisfactory to Parent, to any or all of the applicable Maverick Notes Governing Agreements to (I) waive (or have the same effect as a waiver) any “Change in Control” (as defined in each Maverick Notes Governing Agreement) that will occur at the Closing, (II) to refinance, repurchase, redeem, repay, and/or amend the Maverick Private Placement Notes (the “Specified Debt Action”), and (III) further modify the Maverick Notes Governing Agreements as Parent may reasonably request (each, a “Specified Debt Amendment”), and (B) provide all reasonable assistance and cooperation in connection with each Specified Debt Action and each Specified Debt Amendment (including delivering or causing a Subsidiary to deliver any notices, agreements, documents or instruments necessary, proper or advisable to comply with the terms of the Maverick Notes

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Governing Agreements and taking such other actions as are necessary, proper or advisable thereunder in respect of the Transactions).

(c)               Parent shall provide the total amount (the “Shareholder Notes Payoff Amount”) required to prepay in full all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations outstanding under the Maverick Shareholder Notes on the Closing Date. If requested in writing by Parent, Holder Representative shall, and shall cause the Maverick TopCos and their Subsidiaries to, use reasonable best efforts to provide Parent (i) at least three (3) Business Days prior to the Closing Date, drafts of customary payoff letters with respect to the Maverick Shareholder Notes (the “Shareholder Notes Payoff Letters”) and (ii) no later than one (1) Business Day prior to the Closing Date, fully executed copies of the Shareholder Notes Payoff Letters, which shall indicate the Shareholder Notes Payoff Amount.

(d)               Notwithstanding anything to the contrary in this Agreement, the Acquired Companies shall not undertake any of the actions set forth in this Section 5.14 unless required by Parent or otherwise with Parent’s express consent.

Section 5.15        Preparation and Filing of the Form S-4.

(a)               As promptly as practicable after the date of this Agreement (and in any event by May 26, 2026, it being understood and agreed that Parent will require reasonably sufficient time after receipt from the Acquired Companies of the information required by this Section 5.15(a) in order to finalize the Form S-4 and that Parent will not be deemed in breach of this sentence to the extent its delay in filing the Form S-4 results from a delay by the Acquired Companies in providing to Parent the information required by this Section 5.15(a)), Parent shall prepare, and shall use its reasonable efforts to cause New Slider HoldCo to prepare, and Parent shall use its reasonable efforts to cause New Slider HoldCo to file, with the SEC, the Form S-4, if required. Parent and New Slider HoldCo shall give Holder Representative and its counsel a reasonable opportunity to review and comment on the Form S-4 before it is filed with the SEC and Parent and New Slider HoldCo will consider reasonable changes suggested by Holder Representative and its counsel in good faith. The Maverick TopCos and Parent and New Slider HoldCo shall each use their respective reasonable best efforts to provide all information related to themselves, their respective Subsidiaries and their equityholders as may be required or as requested by the staff of the SEC to be included in the Form S-4 (including, but not limited to, historical financial information with respect to the Acquired Companies required to be included in the Form S-4 pursuant to Regulation S-X, and information required from the Acquired Companies to the extent necessary to permit Parent or New Slider HoldCo to prepare all pro forma financial statements required to be included pursuant to Regulation S-X in the Form S-4), to cause the Form S-4 to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff.

(b)               Parent, and New Slider HoldCo shall each use its reasonable best efforts to obtain confirmation from the SEC or its staff, orally or in writing, that it does not have any comments (or it does not intend to review) the Form S-4 (“SEC Clearance”) as promptly as practicable after filing the Form S-4, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and to keep the Form S-4 effective through the Closing Date in order to permit the

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consummation of the Transactions. Parent and New Slider HoldCo shall also use commercially reasonable efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable federal securities law and applicable state securities or “blue sky” Laws in connection with the issuance and registration of HoldCo Common Stock to be issued in connection with the Transactions, and Holder Representative and the Maverick TopCos shall furnish all information concerning the Acquired Companies as may be required in connection with any such action. No filing of, or amendment or supplement to, the Form S-4, or any response to comments from or other communication to the SEC with respect to the Form S-4, will be made by Parent, New Slider HoldCo or the Maverick TopCos, as applicable, without providing the other party a reasonable opportunity to review and comment thereon (which comments shall be considered by the applicable party in good faith). Parent will advise Holder Representative promptly after it receives oral or written notice of SEC Clearance, the issuance of any stop order, the suspension of the qualification of the Holdco Common Stock or any oral or written request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide Holder Representative with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If, at any time prior to the Parent Merger Effective Time, any information relating to the Maverick TopCos or Parent or New Slider HoldCo, or any of their respective Affiliates, officers or directors, should be discovered by the Maverick TopCos or Parent that should be set forth in an amendment or supplement to the Form S-4, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party. The Parties further agree to the matters set forth on Section 5.15 of the Maverick Disclosure Letter.

Section 5.16        Requisite Maverick Approvals.

(a)               Promptly, and in any event, within twenty-four (24) hours following the execution of this Agreement, Maverick OpCo shall obtain the Maverick OpCo Holder Approval and deliver a copy of the Maverick OpCo Holder Approval to Parent. Maverick OpCo shall take all actions necessary or reasonably advisable to comply with Section 228 of the DGCL and Maverick OpCo’s Organizational Documents in connection with such Maverick OpCo Holder Approval.

(b)               Promptly, and in any event, within twenty-four (24) hours following the execution of this Agreement, Maverick PropCo shall obtain the Maverick PropCo Holder Approval and deliver a copy of the Maverick PropCo Holder Approval to Parent. Maverick PropCo shall take all actions necessary or reasonably advisable to comply, and shall comply in all respects with, the DLLCA and Maverick PropCo Organizational Documents in connection with such Maverick PropCo Holder Approval.

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Section 5.17        Real Property Matters. During the Interim Period:

(a)               Upon a written request by Parent, at Parent’s sole cost and expense, Holder Representative and the Maverick TopCos shall use commercially reasonable efforts to obtain, prior to the Closing, an estoppel certificate in a form reasonably acceptable to Parent with respect to each material Lease or recorded instrument encumbering the Maverick Real Property specified in such request, duly executed by each counterparty thereto.

(b)               Holder Representative and the Maverick TopCos shall cooperate reasonably with Parent, at Parent’s sole cost and expense, in using commercially reasonable efforts to, upon Parent’s written request, obtain, prior to the Closing, commitments, reports and/or policies of title insurance (in forms reasonably acceptable to Parent) with respect to any Maverick Real Property, including by, at Parent’s sole cost and expense, using commercially reasonable efforts to (i) provide affidavits, certifications and customary indemnities (including for purposes of obtaining non-imputation and other endorsements) reasonably requested by the applicable title insurance companies in connection therewith, (ii) remove from title any Liens which are not Permitted Liens and which, individually or in the aggregate, would have an Acquired Companies Material Adverse Effect and (iii) put Leases of record by providing customary memoranda in respect thereof that are duly executed by the parties thereto and in a form appropriate for recordation in the applicable jurisdiction.

(c)               Notwithstanding anything to the contrary set forth herein, it is agreed and understood that no breach of this Section 5.17 shall have any effect on, or be considered with respect to, whether the condition set forth in Section 6.2 has been satisfied.

Section 5.18        Resignations. Each of the Maverick TopCos shall use reasonable best efforts to cause to be delivered to Parent on the Closing Date the resignations of those managers, directors and executive officers of the Acquired Companies of whom Parent shall have notified the Maverick TopCos at least ten (10) Business Days prior to the Closing Date.

Section 5.19        NYSE Listing. New Slider HoldCo and Parent shall cause the shares of HoldCo Common Stock to be issued as the Maverick OpCo Common Stock Consideration to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the Parent Merger Effective Time.

Section 5.20        Transfer Taxes Paid. All transfer, documentary, sales, use, stamp, registration, deed Taxes, conveyance fees, recording fees and other similar Taxes, fees and charges, together with any interest, penalties or additions to such Taxes (“Transfer Taxes”) that are imposed on any of the Parties in connection with the transactions contemplated by this Agreement shall be borne equally by New Slider HoldCo, on the one hand, and the Acquired Companies (prior to Closing) and the Holder Representative (following the Closing), on the other hand. New Slider HoldCo shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the costs shall be borne equally by New Slider HoldCo, on the one hand, and the Acquired Companies, on the other hand. Holder Representative shall cooperate with and assist New Slider HoldCo, Parent and the Acquired Companies in connection with the preparation and filing of any such Tax Returns or other documentation with respect to such Transfer Taxes (including any claim for exemption or

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exclusion from the application or imposition thereof), including by supplying any information in its possession that is reasonably necessary to complete such Tax Returns and the payment of any such Tax Returns.

Section 5.21        Obligations of Parent, New Slider HoldCo and Merger Subs. Parent shall take all action necessary to cause New Slider HoldCo, the Merger Subs and the Surviving Maverick Companies to perform their respective obligations under this Agreement.

Section 5.22        Section 16 Matters. Prior to the Parent Merger Effective Time, Parent shall take all such steps as may be necessary or appropriate to cause the Mergers, acquisitions of equity securities of Parent and New Slider HoldCo (including derivative securities) resulting from the Mergers by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent and New Slider HoldCo or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.23        Maverick OpCo Licensed Stock. Immediately prior to the Closing, each of Maverick OpCo and Holder Representative shall take all action necessary to cause each Maverick OpCo Holder to transfer and surrender any shares of Maverick OpCo Licensed Stock held by any Maverick OpCo Holder to Maverick OpCo, and Maverick OpCo shall cancel such shares for no consideration.

Article VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, NEW SLIDER HOLDCO AND MERGER SUBS

The obligations of Parent, New Slider HoldCo and the Merger Subs to complete the Closing and effect the Mergers under Article II of this Agreement are subject to the satisfaction (or written waiver by Parent to the extent permitted by Law) of the following conditions:

Section 6.1            Accuracy of Warranties. (i) The representations and warranties of the Maverick TopCos set forth in the first sentence of Section 3.1(a), the fourth sentence of Section 3.1(b), the first sentence, the second sentence, clauses (iv)-(vi) of the fourth sentence and the second to last sentence of Section 3.1(c), the first sentence of Section 3.1(d), Section 3.1(e), Section 3.2, and Section 3.18 shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing with the same effect as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date (in which case, as of such earlier date)), (ii) the representations and warranties of the Maverick TopCos set forth in the first sentence, the second sentence and the third sentence of Section 3.1(b) and clauses (i)-(iii) of the fourth sentence of Section 3.1(c) shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the date hereof and at and as of the Closing with the same effect as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date (in which case, as of such earlier date)), (iii) the representations and warranties of the Maverick TopCos set forth in Section 3.15(b) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing with the same effect as though made as of the Closing and (iv) the other representations and warranties of the

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Maverick TopCos set forth in Article III (without giving effect to all materiality and Acquired Companies Material Adverse Effect qualifications therein) (other than the reference to “material weakness” in Section 3.4) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing with the same effect as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date (in which case, as of such earlier date)), except with respect this clause (iv) where such failures to be true and correct as would not have, individually or in the aggregate, an Acquired Companies Material Adverse Effect.

Section 6.2            Compliance with Agreements and Covenants. The Maverick TopCos shall have performed and complied with, in all material respects, all of the covenants, obligations and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Parent Merger Effective Time.

Section 6.3            HSR Clearance. The applicable waiting period under the HSR Act (or any extension thereof, including any timing agreement entered into with any Governmental Authority in accordance with the terms of this Agreement) shall have expired or been earlier terminated.

Section 6.4            No Prohibition. No applicable Law or Order shall have been adopted, promulgated or entered after the date of this Agreement by any Governmental Authority of competent jurisdiction in the United States which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

Section 6.5            Form S-4. The Form S-4, if required, shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or any proceedings by the SEC seeking a stop order.

Section 6.6            Listing Approval. The Maverick OpCo Common Stock Consideration shall have been approved for trading on the New York Stock Exchange, subject to official notice of issuance.

Section 6.7            Tax Opinion. The Parent Parties shall have received a written opinion from Paul, Weiss, Rifkind, Wharton & Garrison LLP or, if Paul, Weiss, Rifkind, Wharton & Garrison LLP is unable, or declines, to deliver such opinion, of such other tax counsel of nationally recognized standing as may be reasonably acceptable to the Parent Parties (it being understood and agreed that Wachtell, Lipton, Rosen & Katz is acceptable other tax counsel) (“Slider Tax Counsel”), in form and substance reasonably satisfactory to the Parent Parties, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (A) the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (B) the Parent Merger and OpCo Merger, taken together, will qualify as a transaction described in Section 351(a) of the Code (the “Slider Tax Opinion”). In rendering the Slider Tax Opinion, Slider Tax Counsel shall be entitled to receive and rely upon the certificates that shall be provided to it by each of Parent, New Slider HoldCo and Maverick OpCo pursuant to Section 5.6(a)(iv).

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Section 6.8            Frustration of Closing Condition. Parent, New Slider HoldCo and Merger Subs may not rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s material breach of any covenant or agreement of this Agreement.

Article VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MAVERICK TOPCOS

The obligations of the Maverick TopCos to complete the Closing and effect the Mergers under Article II of this Agreement are subject to the satisfaction (or written waiver by Holder Representative on behalf of the Maverick TopCos to the extent permitted by Law) of the following conditions:

Section 7.1            Accuracy of Warranties. (i) The representations and warranties of New Slider HoldCo, Parent and the Merger Subs set forth in the first sentence of Section 4.1, clauses (iv)-(vi) of the second sentence and the third sentence of Section 4.2(b), Section 4.2(c), Section 4.2(d), Section 4.2(e), Section 4.3, Section 4.5 and Section 4.13 shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing with the same effect as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date (in which case, as of such earlier date)), (ii) the representations and warranties of Parent and the Merger Subs set forth in Section 4.2(a) and clauses (i)-(iii) of the second sentence and the last sentence of Section 4.2(b) shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the date hereof and at and as of the Closing with the same effect as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date (in which case, as of such earlier date)), (iii) the representations and warranties of Parent and the Merger Subs set forth in Section 4.10(b) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing with the same effect as though made as of the Closing, and (iv) the other representations and warranties of Parent, New Slider HoldCo and the Merger Subs set forth in Article IV (without giving effect to all materiality and Parent Material Adverse Effect qualifications therein) (other than the reference to “material weakness” in Section 4.7) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing with the same effect as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date (in which case, as of such earlier date)), except with respect this clause (iv) where such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 7.2            Compliance with Agreements and Covenants. New Slider HoldCo, Parent and the Merger Subs shall have performed and complied with, in all material respects, all of the covenants, obligations and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Parent Merger Effective Time.

Section 7.3            HSR Clearance. The applicable waiting period under the HSR Act (or any extension thereof, including any timing agreement entered into with any Governmental

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Authority in accordance with the terms of this Agreement) shall have expired or been earlier terminated.

Section 7.4            No Prohibition. No applicable Law or Order shall have been adopted, promulgated or entered after the date of this Agreement by any Governmental Authority of competent jurisdiction in the United States which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

Section 7.5            Form S-4. The Form S-4, if required, shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or any proceedings by the SEC seeking a stop order.

Section 7.6            Listing Approval. The Maverick OpCo Common Stock Consideration shall have been approved for trading on the New York Stock Exchange, subject to official notice of issuance.

Section 7.7            Tax Opinion. Maverick OpCo shall have received a written opinion from Wachtell, Lipton, Rosen & Katz or, if Wachtell, Lipton, Rosen & Katz is unable, or declines, to deliver such opinion, of such other tax counsel of nationally recognized standing as may be reasonably acceptable to Maverick OpCo (it being understood and agreed that Paul, Weiss, Rifkind, Wharton & Garrison LLP is acceptable other tax counsel) (“Maverick Tax Counsel”), in form and substance reasonably satisfactory to Maverick OpCo, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Parent Merger and OpCo Merger, taken together, will qualify as a transaction described in Section 351(a) of the Code (the “Maverick Tax Opinion”). In rendering the Maverick Tax Opinion, Maverick Tax Counsel shall be entitled to receive and rely upon the certificates that shall be provided to it by each of Parent, New Slider HoldCo and Maverick OpCo pursuant to Section 5.6(a)(iv).

Section 7.8            Frustration of Closing Condition. The Maverick TopCos may not rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s material breach of any covenant or agreement of this Agreement.

Article VIII

TERMINATION

Section 8.1            Termination. This Agreement may be terminated at any time on or prior to the Closing Date, whether before or after the Requisite Maverick Approvals have been received:

(a)               With the mutual written consent of each of the Maverick TopCos, Holder Representative and Parent;

(b)               By either Holder Representative or Parent, if the Closing shall not have occurred on or before September 30, 2027 (as may be extended pursuant to the following

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proviso, the “Termination Date”); provided, however, that if as of the Termination Date all of the conditions to the Closing, other than the conditions set forth in Section 6.3 or Section 7.3, or Section 6.4 or Section 7.4 (solely to the extent that the applicable Law or Order arises under any Competition Law, including the HSR Act), shall have been satisfied or (to the extent permitted by Law) waived or shall be capable of being satisfied at such time, the Termination Date will be automatically extended to March 30, 2028; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach in any material respect of its obligations under this Agreement has principally caused the failure of the Closing to occur on or before the Termination Date;

(c)               By Holder Representative, if Parent shall have breached any of its representations or warranties or there is any inaccuracy in its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (A) would result in the failure of a condition set forth in Section 7.1 or Section 7.2 and (B) has not been or is incapable of being cured by Parent prior to the earlier of the (x) Termination Date and (y) forty-fifth (45th) calendar day after its receipt of written notice thereof from Holder Representative of such breach, inaccuracy or failure; provided, however, that Holder Representative may not terminate this Agreement pursuant to this Section 8.1(c) if any of the Maverick TopCos are then in breach of any representation, warranty, covenant or obligation hereunder that would result in the failure to be satisfied of the conditions set forth in Section 6.1 or Section 6.2;

(d)               By Parent, if either Maverick TopCo shall have breached any of its representations or warranties or there is any inaccuracy in its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) has not been or is incapable of being cured by the applicable Maverick TopCo prior to the earlier of the (x) Termination Date and (y) forty-fifth (45th) calendar day after the Maverick TopCo’s and Holder’s Representative’s receipt of written notice thereof from Parent of such breach, inaccuracy or failure; provided, however that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if any of the Parent Parties are then in breach of any representation, warranty, covenant or obligation hereunder that would result in the failure to be satisfied of the conditions set forth in Section 7.1 or Section 7.2;

(e)               By either Holder Representative or Parent, if any court (or United States federal Governmental Authority) of competent jurisdiction in the United States shall have issued an Order that has become final and non-appealable that has the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of such Order being issued and becoming final and non-appealable; or

(f)                By Parent, if the Requisite Maverick Approvals have not been obtained within 24 hours following the execution of this Agreement.

Section 8.2            Expenses. Whether or not the Mergers are consummated and except as otherwise provided in this Agreement or the other Transaction Documents, all expenses incurred

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in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided that Parent shall pay all filing fees for any notifications required to be made under the HSR Act in connection with the Transactions with respect to New Slider HoldCo, Parent, Maverick PropCo and Maverick OpCo, excluding, for the avoidance of doubt, any filing fees required to be paid under the HSR Act in relation to the acquisition of shares of HoldCo Common Stock by current Maverick PropCo Holders and Maverick OpCo Holders.

Section 8.3            Effect of Termination; Termination Fee.

(a)               Termination Fee. In the event that this Agreement is validly terminated (i) by Parent or Holder Representative pursuant to Section 8.1(b) (or at the time this Agreement is validly terminated, Holder Representative had the right to terminate this Agreement pursuant to Section 8.1(b)), and all conditions to the Closing set forth in Article VI have been satisfied or waived (other than (x) those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied and (y) any conditions the failure of which to be satisfied has been principally caused by a breach by Parent, New Slider HoldCo or any Merger Sub of their representations, warranties, covenants or agreements contained in this Agreement), other than the conditions set forth in Section 6.3 or Section 6.4 (solely to the extent that the applicable Law or Order arises under any Competition Law, including the HSR Act) or (ii) by Parent or Holder Representative pursuant to Section 8.1(e) (or at the time this Agreement is validly terminated, Parent or Holder Representative had the right to terminate this Agreement pursuant to Section 8.1(e)) (solely to the extent that the applicable Order arises under any Competition Law, including the HSR Act), then Parent shall pay to Holder Representative the Termination Fee, it being understood that in no event shall Parent be required to pay the Termination Fee on more than one occasion. The Termination Fee payable pursuant to this Section 8.3(a) shall be paid by wire transfer of immediately available funds to an account designated in writing by Holder Representative (1) in the case of any such termination by Parent, prior to or concurrently with, and as a condition to, such termination or (2) in the case of any such termination by Holder’s Representative, within two (2) Business Days of such termination.

(b)               If Parent fails to pay the Termination Fee or any portion thereof and Holder Representative or either of the Maverick TopCos commences a lawsuit or other legal action in connection therewith that results in an Order against Parent for the Termination Fee or any portion thereof, then Parent shall pay Holder Representative or the Maverick TopCos their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case, from and including the date payment of such amount was due to through the date of actual payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

(c)               If this Agreement is validly terminated and the Termination Fee is paid in full to Holder Representative pursuant to this Section 8.3, the parties agree that, subject to Section 8.3(f), (i) the payment of such Termination Fee shall be the sole and exclusive remedy of Holder Representative, each of the Maverick TopCos, its equityholders and all of their Affiliates against Parent, the Merger Subs or any of their directors, officers and other Affiliates for, and (ii)

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in no event will Holder Representative, either of the Maverick TopCos, its and their respective equityholders or any of their Affiliates be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the Mergers to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement or the other Transaction Documents, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Holder Representative in full of the Termination Fee in accordance with this Section 8.3, neither Parent, the Merger Subs nor any of their directors, officers or other Affiliates or the Debt Financing Sources shall have any further liability or obligation to Holder Representative, either of the Maverick TopCos, its and their respective equityholders or any of their Affiliates relating to or arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.3(f), in any circumstance in which the Termination Fee is paid in full, in no event will the Acquired Companies’ and Holder Representative or any other Person be entitled to any monetary recovery or award from Parent, the Merger Subs or any of their Affiliates, equityholders, controlling persons, stockholders, directors, officers, employees, agents or other representatives (the “Parent Related Parties”) or the Debt Financing Sources for any breach, loss or damage related to this Agreement, and upon payment in full of the Termination Fee, as applicable, no Person shall have any rights or claims against any of the Parent Related Parties or the Debt Financing Sources under this Agreement, in respect of any oral representations made or alleged to be made in connection herewith, in respect of the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, and none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or in respect of the transactions contemplated hereby or thereby. Nothing herein shall limit Holder Representatives’ or the Maverick TopCos’ rights under Section 8.4 prior to the termination of this Agreement or Holder Representatives’ or the Maverick TopCos’ rights to seek payment of and be paid the Termination Fee in accordance with this Agreement if Holder Representative or either of the Maverick TopCos has pursued alternative remedies hereunder in lieu of pursuing the Termination Fee and Holder Representative or either of the Maverick TopCos ceases to pursue such remedies without having obtained them, but in no event shall Holder Representative or the Maverick TopCos be entitled to both (i) specific performance to cause Parent to consummate the Transactions in accordance with Section 8.4 and (ii) the payment of the Termination Fee pursuant to this Section 8.3(c).

(d)               The parties hereto intend and shall use commercially reasonable efforts to ensure that the Termination Fee will not be treated as consideration for a supply for VAT purposes. If, however, the Termination Fee is determined by a Taxing Authority to be in whole or part consideration for a supply for VAT purposes, and VAT is chargeable thereon, then the Parent Parties shall use commercially reasonable efforts to recover such VAT, and the amount of the Termination Fee will be inclusive of any such VAT save and to the extent that such VAT is Recovered VAT in which case the Termination Fee will be increased to take into account that Recovered VAT such that the benefit of the recovery is passed to Holder Representative. Holder Representative shall provide such assistance to Parent, any Affiliate of Parent or any VAT group of which Parent forms part of (as applicable) as is reasonably necessary (including the making available of such invoices, information and assistance as may reasonably be required) to enable

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person (as the case may be) to obtain a refund of VAT, and Parent shall (and shall cause any relevant Affiliate to) use commercially reasonable efforts to obtain such refund of VAT.

(e)               Each of Holder Representative, the Maverick TopCos, Parent, New Slider HoldCo and each Merger Sub acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee are not a penalty, but is liquidated damages, in a reasonable amount that will, subject to Section 8.3(f), compensate Holder Representative, the Maverick TopCos and its Affiliates in the circumstances in which such fee is paid for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement.

(f)                In the event of termination of this Agreement by either Holder Representative or Parent as provided in Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any Liability (other than as set forth in Section 8.2 or this Section 8.3) on the part of Parent, New Slider HoldCo, any Merger Sub, Holder Representative, or the Maverick TopCos; provided that nothing herein shall relieve any party from Liability for a Willful Breach of its covenants or agreements set forth in this Agreement prior to such valid termination or for Fraud. The last sentence of Section 5.1(d)(i)(c) of the Maverick Disclosure Letter and the second to last sentence of Section 5.1(d)(i)(d) of the Maverick Disclosure Letter and the provisions of Section 8.2, this Section 8.3, Section 9.7, Section 9.11, Section 9.12, Section 9.15 and Section 9.16 and will survive any termination hereof.

Section 8.4            Specific Performance. The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable remedies to prevent and restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 9.15, including without limitation to enforce the parties’ obligations to close the transactions contemplated hereby upon satisfaction or waiver of the applicable conditions set forth in Article VI and VII, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the necessity of demonstrating damages or posting any bond or other security in connection therewith.

Article IX

MISCELLANEOUS

Section 9.1            Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Parent Merger Effective Time, except for covenants or agreements which by their terms contemplate performance after the Parent Merger

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Effective Time (including the obligations of Holder Representative pursuant to Section 5.20) or otherwise expressly by their terms survive the Parent Merger Effective Time.

Section 9.2            Amendment. Prior to the Parent Merger Effective Time, this Agreement may be amended, modified or supplemented, but only by written agreement of Parent, the Maverick TopCos and Holder Representative.

Section 9.3            Notices. Any notice, request, instruction or other document or other communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or a courier service (providing proof of delivery), (ii) on the next Business Day if sent by an overnight delivery service (providing proof of delivery), (iii) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid or (iv) on the date of delivery if by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto);

(a)               If to the Maverick TopCos prior to the Closing, addressed as follows:

JRD Unico, Inc./Warehouse Realty, LLC

Warehouse Realty, LLC

1710 Whitestone Expressway

Whitestone, NY 11357

Attention: Richard Kirschner
Email: [***]

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Andrew J. Nussbaum, Victor Goldfeld and Kyle M. Diamond
Email: AJNussbaum@wlrk.com; VGoldfeld@wlrk.com; KMDiamond@wlrk.com

(b)               If to Holder Representative:

Ki Atlantic Holdings Limited
[***]

Attention: Carl von Bratt; Marc Menashe
Email: [***]; [***]

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with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Andrew J. Nussbaum, Victor Goldfeld and Kyle M. Diamond
Email: AJNussbaum@wlrk.com; VGoldfeld@wlrk.com; KMDiamond@wlrk.com

(c)               If to New Slider HoldCo, Parent or a Merger Sub, or after the Closing, the Surviving OpCo Company or Surviving PropCo Company, addressed as follows:

Sysco Corporation
1390 Enclave Parkway
Houston, TX 77077-2099
Attention: Jennifer K. Schott, Executive Vice President, Chief Legal Officer and Secretary
Email: [***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: James E. Langston and Andrew D. Krause
Email: jlangston@paulweiss.com; akrause@paulweiss.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

Section 9.4            Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

Section 9.5            Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.

Section 9.6            Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Maverick Disclosure Letter and Parent Disclosure Letter are for convenience only and shall not be deemed part of this

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Agreement, the Maverick Disclosure Letter or the Parent Disclosure Letter or be given any effect in interpreting this Agreement, the Maverick Disclosure Letter or the Parent Disclosure Letter. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Articles, Sections or Exhibits shall refer to those portions of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term in this Agreement the singular. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic format) in a visible form. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. Any capitalized term used in any Exhibit, the Maverick Disclosure Letter or the Parent Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to dollars or to “$” shall be references to United States dollars.

Section 9.7            Applicable Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8            Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.9            Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the parties hereto. Any purported assignment in contravention of this Section 9.9 shall be null and void.

Section 9.10        Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, except for Section 5.11, Section 8.3, Section 9.11, Section 9.12 and Section 9.20, no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right; provided, that, following the OpCo Merger Effective Time and the PropCo Merger Effective Time, the Maverick OpCo Holders and the Class A Maverick PropCo Holders, as applicable, in each case, as of immediately prior to the OpCo Merger Effective Time and the PropCo Merger Effective Time, as applicable, shall be an express third-party beneficiary of and shall be entitled

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to rely on Article II and shall be entitled to obtain the Maverick OpCo Merger Consideration and the Maverick PropCo Merger Consideration to which it is entitled for its shares of Maverick OpCo General Stock or Maverick PropCo Interests, as applicable, pursuant to this Agreement. Notwithstanding the foregoing, the Maverick OpCo Holders and the Class A Maverick PropCo Holders, acting solely through the Maverick TopCos, acting as representative and agent, shall be express third party beneficiaries of this Agreement and, subject to the terms of this Agreement, the Maverick TopCos shall be entitled to pursue on their behalf specific performance as set forth in Section 8.4 or, subject to Section 8.3(f), damages (which, to the extent proven and awarded by a court of competent jurisdiction, shall include monetary damages based on a lost premium or the loss of the economic benefit of the Mergers, it being understood and agreed that any such damages award shall take account of the Termination Fee if paid in accordance with this Agreement); provided, however, that the rights granted pursuant to this sentence shall be enforceable only by the Maverick TopCos, on behalf of and as representative of and agent for the Maverick OpCo Holders and Class A Maverick PropCo Holders, in any Maverick TopCo’s sole discretion, and, subject to the preceding sentence, in no event shall the Maverick OpCo Holders or the Class A Maverick PropCo Holders be entitled to enforce any of their rights, or any of Parent’s or Merger Subs’ obligations, under this Agreement, but rather the Maverick TopCos shall have the sole and exclusive right to do so (and upon receipt of any payments as a result thereof, the Maverick TopCos shall be entitled to retain the amount of such payments so received).

Section 9.11        No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the other Transaction Documents or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 9.12        Release.

(a)               Effective upon the Closing, each of New Slider HoldCo and Parent, on its own behalf and on behalf of the Surviving PropCo Company, the Surviving OpCo Company and each of its former, present and future Subsidiaries (each of the foregoing, a “Parent Releasing Party”), hereby releases and forever discharges each former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the Acquired Companies or any former, current or

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future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the foregoing (or a fiduciary of any employee benefit plan of the Maverick TopCos or of any of its present or former Subsidiaries) (each of the foregoing, a “Maverick Released Party”) from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which any of the Parent Releasing Parties had, now has or may in the future have, at law or in equity, against any Maverick Released Party in any way arising out of, in connection with, related or pertaining to or by reason of the operation of the Acquired Companies prior to the Closing Date, or the accuracy of, omission or misstatement regarding the business conducted by the Acquired Companies prior to the Closing Date, the Acquired Companies or any of their respective ownership of their assets, liabilities or operations prior to the Closing Date (each, a “Parent Released Claim”); provided, however, that the Parent Releasing Parties expressly do not release their rights and interests (i) under (y) this Agreement, the Letter Agreements or the Stockholders Agreement or (z) the Confidentiality Agreement or the Clean Team Agreement or (ii) with respect to Fraud. Each of Parent and each Merger Sub covenants and agrees that it will honor such release and will not, and will cause the Surviving PropCo Company and the Surviving OpCo Company and their respective Subsidiaries not to, take any action inconsistent therewith (including commencing any Litigation with respect to, or directly or indirectly transferring to another Person, any Parent Released Claim). This Section 9.12(a) shall survive the Closing, is intended for the benefit of and may be enforced directly by each of the Maverick Released Parties, and shall be binding on all successors and permitted assigns of Parent, the Surviving PropCo Company, and the Surviving OpCo Company.

(b)               Effective upon the Closing, Holder Representative, on behalf of itself and each Maverick OpCo Holder and each Class A Maverick PropCo Holder and each of its former, present and future Subsidiaries, heirs, executors, successors, and assigns (each of the foregoing, a “Maverick Releasing Party”), hereby releases and forever discharges each former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of each of New Slider HoldCo and Parent and each of their respective Subsidiaries (including, after the Closing, the Surviving PropCo Company, Surviving OpCo Company and their respective Subsidiaries) or any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the foregoing (or a fiduciary of any employee benefit plan of the Maverick TopCos or of any of its present or former Subsidiaries) (each of the foregoing, a “Parent Released Party”) from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which any of the Maverick Releasing Parties had, now has or may in the future have, at law or in equity, against any Parent Released Party in any way arising out of, in connection with, pertaining to or by reason of the operation of the Acquired Companies prior to the Closing Date, or the accuracy of, omission or misstatement regarding Parent, the business conducted by the Acquired Companies prior to the Closing Date, or ownership any of their respective assets, liabilities or operations prior to the Closing Date (each, a “Maverick Released Claim”); provided, however, that the Maverick Releasing Parties expressly do not release their rights and interests (i) under (y) this Agreement, the Letter Agreements or the Stockholders Agreement or (z) the Confidentiality Agreement or the Clean Team Agreement or (ii) with respect to Fraud. Holder

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Representative, on behalf of itself and each Maverick OpCo Holder and Class A Maverick PropCo Holder, covenants and agrees that it will honor such release and will not, and will cause the each Maverick OpCo Holder, Class A Maverick PropCo Holder and their respective Subsidiaries and controlled Affiliates not to, take any action inconsistent therewith (including commencing any Litigation with respect to, or directly or indirectly transferring to another Person, any Maverick Released Claim). This Section 9.12(b) shall survive the Closing, is intended for the benefit of and may be enforced directly by each of the Parent Released Parties, and shall be binding on all successors and permitted assigns of Holder Representative, each Maverick OpCo Holder and each Class A Maverick PropCo Holder.

Section 9.13        Further Assurances. Upon the reasonable request of Parent, the Surviving PropCo Company or Holder Representative, each party will, on and after the Closing Date, execute and deliver to the other parties such other customary documents, assignments and other instruments as may be reasonably required to effectuate the Mergers and to effect the provisions of this Agreement and the transactions contemplated hereby.

Section 9.14        Entire Understanding. The Exhibits, the Maverick Disclosure Letter and the Parent Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement, the Confidentiality Agreement, the Clean Team Agreement and the confidentiality and joint defense agreement between the parties set forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements, arrangements and understandings among the parties with respect to the subject matter hereof.

Section 9.15        Jurisdiction of Disputes. In the event any party to this Agreement commences any Litigation, proceeding or other legal action in connection with or relating to the negotiation, exploration, due diligence with respect to or entering into of this Agreement or any matters described or contemplated herein, the parties to this Agreement hereby (A) agree that any such Litigation, proceeding or other legal action shall be instituted exclusively in the Chancery Court in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or U.S. federal court within the State of Delaware) and that a final, non-appealable judgment in any Litigation, proceeding or other legal action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law; (B) agree that in the event of any such Litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (A) of this Section 9.15 and to service of process upon then in accordance with the rules and statutes governing service of process; (C) agrees not to bring any such Litigation, proceeding or other legal action in any other court other than the court described in clause (A); (D) agree to waive to the full extent permitted by Law any objection that they may now or hereafter have to the venue of any such Litigation, proceeding or action in any such court or that any such Litigation, proceeding or action was brought in an inconvenient forum; (E) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth in Section 9.3 for communications to such party; (F) agree that any service made as provided herein shall be effective and binding service in every respect; and (G) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law.

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Section 9.16        WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES OF FACT AND LAW, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY OTHERWISE HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE NEGOTIATION, EXPLORATION, DUE DILIGENCE WITH RESPECT TO OR ENTERING INTO OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.

Section 9.17        Disclosure Letters. Disclosure of any fact or item in any section or subsection of the Maverick Disclosure Letter or the Parent Disclosure Letter with respect to the correspondingly numbered representation, warranty or covenant of the Maverick TopCos or Parent, as applicable, in this Agreement shall be deemed to have been disclosed with respect to every other representation, warranty or covenant of the Maverick TopCos or Parent, as applicable, in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The inclusion of information in the Maverick Disclosure Letter or the Parent Disclosure Letter shall not be construed as an admission that such information is material to any of the Acquired Companies or to any of Parent or its Subsidiaries, as applicable. In addition, matters reflected in the Maverick Disclosure Letter or the Parent Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Maverick Disclosure Letter or the Parent Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Maverick Disclosure Letter or the Parent Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and shall not be construed as an admission of liability or responsibility under any Law or in any dispute or controversy. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Maverick Disclosure Letter or the Parent Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business (except where expressly stated in the relevant representation, warranty or covenant), and shall not be construed as an admission of liability or responsibility under any Law or in any dispute or controversy.

Section 9.18        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the

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final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.19        Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 9.20        Waiver of Conflicts.

(a)               Parent waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Maverick Surviving Companies and their Subsidiaries, to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of each and any Maverick OpCo Holder, Class A Maverick PropCo Holder and any of their respective Affiliates, equityholders, officers, employees or directors (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby (including matters in which the interests of the Maverick OpCo Holders, the Class A Maverick PropCo Holders or any of their respective Affiliates may be directly adverse to Parent and its Affiliates), by any legal counsel currently representing any Designated Person in connection with this Agreement or the transactions contemplated hereby listed on Section 9.20(a) of the Maverick Disclosure Letter, including Wachtell, Lipton, Rosen & Katz (any such representation, the “Current Representation”).

(b)               Parent waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Maverick Surviving Companies and their Subsidiaries, to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Parent or its Affiliates (including, following the Closing, any Acquired Company or any of its Subsidiaries), it being the intention of the parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by the Maverick OpCo Holders, the Class A Maverick PropCo Holders and their respective Affiliates and that the Maverick OpCo Holders, the Class A Maverick PropCo Holders and their respective Affiliates, and not Parent or its Affiliates or the Maverick Surviving Companies and their Subsidiaries, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after the Closing, none of Parent or its Affiliates, including the Maverick

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Surviving Companies and their Subsidiaries, shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of the Maverick OpCo Holders and the Class A Maverick PropCo Holders and not of Parent or its Affiliates (including the Maverick Surviving Companies and their Subsidiaries) or to internal counsel relating to the Current Representation, and none of Parent or its Affiliates, including, following the Closing, the Maverick Surviving Companies and their Subsidiaries, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process. Notwithstanding the foregoing, in the event that a dispute arises between Parent or its Affiliates, including, following the Closing, the Acquired Companies, on the one hand, and a third party other than the Maverick OpCo Holders or the Class A Maverick PropCo Holders or their respective Affiliates, on the other hand, Parent or its Affiliates may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party;  provided, however, that neither Parent nor any of its Affiliates, nor, following the Closing, the Acquired Companies, may waive such privilege without the prior written consent of Holder Representative (which consent may be granted or withheld in the sole and absolute discretion of Holder Representative, for any reason or no reason).

Section 9.21        Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto on behalf of itself and each of its Affiliates hereby: (a) agrees that any legal action (whether in Law or in equity, whether in contract or in tort or otherwise) involving the Debt Financing Sources arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Fee Letter, the Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such Subject Courts and agrees that any such legal action shall be governed by, and construed in accordance with, the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, including with respect to (i) the interpretation of the definition of Acquired Companies Material Adverse Effect (and whether or not an Acquired Companies Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 8.1(d) or decline to consummate the Closing as a result thereof pursuant to Section 6.1 and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction, (b) agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or any of the transactions contemplated hereby or thereby

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or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Sources will have any liability to any of Holder Representative, the Acquired Companies or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of Holder Representative, the Acquired Companies or any of their respective Affiliates shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise), against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Debt Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (i) that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 9.21 (or the definitions of any terms used in this Section 9.21) and (ii) to the extent any amendments to any provision of this Section 9.21 (or, solely as they relate to such Section, the definitions of any terms used in this Section 9.21) are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources that have a consent right over such amendments pursuant to the Debt Commitment Letter. Notwithstanding anything contained herein to the contrary, nothing in this Section 9.21 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party, including the Debt Commitment Letter, or the rights of the Acquired Companies and their respective Subsidiaries against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

JRD UNICO, INC.

By:	/s/ Richard Kirschner
	Name:	Richard Kirschner
	Title:	Chief Executive Officer

WAREHOUSE REALTY, LLC

By:	/s/ Richard Kirschner
	Name:	Richard Kirschner
	Title:	Chief Executive Officer

KI ATLANTIC HOLDINGS LIMITED

By:	/s/ Marc Menashe
	Name:	Marc Menashe
	Title:	Authorized Signatory

By:	/s/ Greg Roediger
	Name:	Greg Roediger
	Title:	Authorized Signatory

SYSCO CORPORATION

By:	/s/ Kevin Hourican
	Name:	Kevin Hourican
	Title:	Chief Executive Officer

NEW SLIDER HOLDCO, INC.

By:	/s/ Andrew Wurdack
	Name:	Andrew Wurdack
	Title:	Secretary

SLIDER MERGER SUB 1, INC.

By:	/s/ Andrew Wurdack
	Name:	Andrew Wurdack
	Title:	Secretary

SLIDER MERGER SUB 2, INC.

By:	/s/ Andrew Wurdack
	Name:	Andrew Wurdack
	Title:	Secretary

SLIDER MERGER SUB 3, LLC

By:	/s/ Andrew Wurdack
	Name:	Andrew Wurdack
	Title:	Secretary